Exhibit 99(a)(1)

PROXY STATEMENT OF THE COMPANY

December 15, 2020

Shareholders of Acorn International, Inc.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Acorn International, Inc., a Cayman Islands exempted company (the “Company”), to be held on January 22, 2021 at 10:00 a.m. (Shanghai time). The meeting will be held at the offices of Hogan Lovells International LLP, Suite 1804-1808, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, People’s Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement (the “Proxy Statement”) provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On October 12, 2020, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with First Ostia Port Ltd., a Cayman Islands exempted company (“Parent”), and Second Actium Coin Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the execution, delivery and performance of the Merger Agreement and the plan of merger attached to the Merger Agreement that is required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”). Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the Proxy Statement.

Each of Parent and Merger Sub was formed solely for the purpose of the Merger. At the effective time of the Merger (the “Effective Time”), Parent will be owned by certain persons and entities affiliated with Robert W. Roche, our co-founder and Executive Chairman (“Mr. Roche”), including (a) his wife, Ritsuko Hattori-Roche (“Ms. Hattori-Roche”); (b) Catalonia Holdings, LLC (“Catalonia”); and (c) Bireme Limited (“Bireme”, together with Parent, Merger Sub, Mr. Roche, Ms. Hattori-Roche, and Catalonia, collectively, the “Buyer Group”).

As of the date of the Proxy Statement, Parent is the Company’s largest shareholder and owns in the aggregate 38,967,937 Shares (including Shares represented by the Company’s American Depositary Shares (“ADSs”), each ADS representing 20 Shares), which represent approximately 75.8% of the total issued and outstanding Shares of the Company.

If the Merger is completed, the Company, as the Surviving Corporation, will continue its operations under the name “Acorn International, Inc.” as a privately held company directly owned by Parent and beneficially owned by the Buyer Group (other than Merger Sub), and, as a result of the Merger, the Company’s ADSs will no longer be listed on the New York Stock Exchange (“NYSE”) and the ADS program for the Shares will terminate.

If the Merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$1.05 per Share (the “Per Share Merger Consideration”), and each ADS issued and outstanding immediately prior to the Effective Time will

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represent the right to receive US$21.00 per ADS (the “Per ADS Merger Consideration”) (less any applicable ADS Depositary fees (US$0.05 per ADS cash distribution fee) payable pursuant to the terms of the deposit agreement dated as of May 2, 2007, as amended by Amendment No.1 to Deposit Agreement, dated as of November 30, 2015, among the Company, Citibank, N.A. (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case in cash, without interest, and net of any applicable withholding taxes. Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs) will be cancelled and cease to exist but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)     Shares (the “Excluded Shares”) beneficially owned immediately prior to the Effective Time by any of Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of the Company, or Parent, and in each case not held on behalf of third parties;

(b)    Shares (the “Dissenting Shares”) owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights (the “Dissenting Shareholders”) pursuant to Section 238 of the Cayman Islands Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”); and

(c)     an aggregate of 2,797,644 Shares (the “Note Shares”) owned by our Lead Director, Pierre Cohade, our Chief Executive Officer, Jacob A. Fisch, and Harry Hill, will be exchanged for non-convertible promissory notes bearing interest at the rate of 6% per annum, and having face value equal to the merger consideration which these shareholders would otherwise have been entitled to receive in the form of cash, such notes being payable by Parent and having a term of six months (the “Notes”), renewable for an additional six-month term at the election of Parent.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), consisting of three members of the Board of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously:

•        determined that the execution of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders other than holders of Excluded Shares, i.e., the members of the Buyer Group, and the directors and officers of the Company (such shareholders and ADS holders, other than holders of Excluded Shares and the directors and officers of the Company, are referred herein as the “Unaffiliated Security Holders”);

•        recommended that the Board (A) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (B) authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of Transactions, including the Merger, and (C) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.

At a meeting on October 12, 2020, the Board, after carefully considering all relevant factors and, acting upon the unanimous recommendation of the Special Committee, unanimously (but with Mr. Roche abstaining) (a) determined the Merger is fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Merger and the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement to the holders of Shares and directed that the Merger Agreement be submitted to the holders of Shares for their authorization and approval.

After careful consideration and upon the unanimous recommendation of the Special Committee, the Board unanimously (but with Mr. Roche abstaining) authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Proxy Statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website at www.sec.gov.

Regardless of the number of Shares or ADSs that you own, your vote is very important. The Merger cannot be completed unless the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, are authorized and approved by a special resolution representing an affirmative vote of shareholders holding two-thirds or more of the votes represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting.

Voting at the extraordinary general meeting will take place by poll voting, as the Executive Chairman of the Board has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is January 21, 2021 at 9:00 a.m. (Shanghai time). Under our amended and restated memorandum and articles of association, holders of our Shares are entitled to one vote per Share.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

As the record holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs at the close of business in New York City on December 21, 2020 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on January 15, 2021. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. Notwithstanding the foregoing, pursuant to the Deposit Agreement, if the ADS Depositary timely receives voting instructions from a holder of ADSs that fail to specify the manner in which the ADS Depositary is to vote the Shares represented by such ADSs, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on January 18, 2021, (the “Share Record Date”). ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the certificates evidencing such ADSs) to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on January 11, 2021, together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS to be cancelled) and any applicable taxes payable pursuant to the Deposit Agreement and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of Shares, Suntera Corporate Services Limited, to issue and mail a certificate to your attention.

If the Merger is not completed, the Company would continue to be a public company in the United States. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the Company’s consent to the deposit of Shares into the Company’s ADS program, the physical movement of Shares to the custodian for the Company’s ADS program not being impeded by events or circumstances (e.g. civil unrest and pandemic restrictions), the ADS Depositary’s books not being closed to ADS issuances, the availability of ADSs for issuance under the existing ADS F-6 registration statement(s), and payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges payable pursuant to the Deposit Agreement.

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote for the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the Proxy Statement. The fair value of your Shares as determined under that statute could be more than, the same as or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JANUARY 11, 2021 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES

UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PAYABLE PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or Proxy Statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, you can contact Ms. Elaine Ketchmere of Compass Investor Relations at (310) 528-3031 or Eketchmere@compass-ir.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Urs P. Zimmerman	Robert W. Roche
Chairman of the Special Committee	Executive Chairman of the Board

The Proxy Statement is dated December 15, 2020, and is first being mailed to the Company’s shareholders and ADS holders on or about December 24, 2020.

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ACORN INTERNATIONAL, INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 22, 2021

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Acorn International, Inc. (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on January 22, 2021 at 10:00 a.m. (Shanghai time) at the offices of Hogan Lovells International LLP, Suite 1804-1808, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, People’s Republic of China.

Only registered holders of ordinary shares of the Company, par value US$0.01 per share (each, a “Share”), at the close of business in the Cayman Islands on January 18, 2020 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•        as special resolutions:

THAT the execution, delivery and performance of the agreement and plan of merger, dated October 12, 2020 (the “Merger Agreement”), among the Company, First Ostia Port Ltd., a Cayman Islands exempted company (“Parent”), and Second Actium Coin Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”) (the Merger Agreement being substantially in the form attached as Annex A to the accompanying proxy statement (the “Proxy Statement”) and to be produced and made available for inspection at the extraordinary general meeting) and the plan of merger (the “Plan of Merger”) that is required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached hereto as Annex B to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Parent (the “Merger”), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, be authorized and approved; and

THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

•        if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the Proxy Statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration and acting upon the unanimous recommendation of a special committee of the Board (the “Special Committee”), consisting of three members of the Board of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management, the Board unanimously (but with Mr. Roche abstaining) (a) determined the Merger is fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Merger and the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement to the holders of Shares and directed that the Merger Agreement be submitted to the holders of Shares for their approval and authorization. The Board unanimously (but with Mr. Roche abstaining) recommends that you vote:

•        FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger;

•        FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger; and

•        FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, are authorized and approved by a special resolution representing an affirmative vote of shareholders holding two-thirds or more of the votes represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting.

Each of Parent and Merger Sub was formed solely for the purpose of the Merger. At the Effective Time (as defined below) of the Merger, Parent will be owned by certain persons and entities affiliated with Robert W. Roche, our co-founder and Executive Chairman (“Mr. Roche”), including (a) Ritsuko Hattori-Roche, his wife (“Ms. Hattori-Roche”); (b) Catalonia Holdings, LLC (“Catalonia”); (c) Bireme Limited (“Bireme” and, together with Parent, Merger Sub, Mr. Roche, Ms. Hattori-Roche, and Catalonia, collectively, the “Buyer Group”).

As of the date of the Proxy Statement, Parent is Company’s largest shareholder and owns in the aggregate 38,967,937 Shares (including Shares represented by the Company’s American Depositary Shares (“ADSs”), each representing 20 Shares), which represent approximately 75.8% of the total issued and outstanding Shares of the Company.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China, Attention: Lei Li, no later than January 21, 2021 at 9:00 a.m. (Shanghai time). The proxy card is the “instrument of proxy” as referred to in the Company’s amended and restated articles of association. Voting at the extraordinary general meeting will take place by poll voting as the Executive Chairman of the Board has undertaken to demand poll voting at the meeting. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If, as a shareholder, you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted FOR the proposals described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on December 21, 2020 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly (whether in person or by proxy), but you may instruct Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on January 15, 2021 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on January 18, 2021, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on January 11, 2021 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such cancellation (US$0.05 per ADS to be cancelled) payable pursuant to the terms of the Deposit Agreement, dated as of May 2, 2007, as amended by Amendment No.1 to Deposit Agreement, dated as of November 30, 2015, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the Proxy Statement. The fair value of their Shares as determined under that statute could be more than, the same as or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 PM (NEW YORK CITY TIME) ON JANUARY 11, 2021 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS,

PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PAYABLE PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING ADSs AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE OR ADS CERTIFICATES.

If you have any questions or need assistance voting your Shares or ADSs, you can contact Ms. Elaine Ketchmere of Compass Investor Relations at (310) 528-3031 or Eketchmere@compass-ir.com.

The Merger Agreement, the Plan of Merger and the Merger are described in the Proxy Statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the Proxy Statement. We urge you to read the entire Proxy Statement carefully.

Notes:

(1)    In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

(2)    The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

(3)    A proxy need not be a member (registered shareholder) of the Company.

(4)    The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

(5)    Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at the principal executive offices of the Company at 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Urs P. Zimmerman
Chairman of the Special Committee

, 2020

PROXY STATEMENT

Dated December 15, 2020

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Acorn International, Inc. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible in accordance with the instructions printed on such card, so that the shares represented by your ADSs can be voted at the extraordinary general meeting by the ADS Depositary, as the registered holder of the shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the shares represented by your ADSs will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions or need assistance voting your Shares or ADSs, you can contact Ms. Elaine Ketchmere of Compass Investor Relations at (310) 528-3031 or Eketchmere@compass-ir.com.

x

FORM OF PROXY CARD

FORM OF DEPOSITARY’S NOTICE

FORM OF ADS VOTING INSTRUCTIONS CARD

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this Proxy Statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger (as defined below) and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 86. In this Proxy Statement, the terms the “Company,” “Acorn International,” “Acorn,” “us,” “we” or other terms correlative thereto refer to Acorn International, Inc. All references to “dollars” and “US$” in this Proxy Statement are to U.S. dollars, and all references to “RMB” in this Proxy Statement are to Renminbi, the lawful currency of the People’s Republic of China (the “PRC”).

The Parties Involved in the Merger

The Company

Acorn International is a leading marketing and branding company in China, leveraging a twenty-year direct marketing history to monetize brand IP, content creation and distribution, and product sales, through digital media in China. Previously the leading TV infomercial company in China, Acorn today has two divisions to support its growth: our (a) Proprietary Brand Division, and (b) Acorn Digital Services Division. In the Proprietary Brand Division, Acorn sells its own products primarily through e-commerce channels in China. In the Acorn Digital Services Division, Acorn helps third party brands in the Chinese digital and e-commerce market, Acorn continues to emphasize the e-commerce channel, and in 2019, the Babaka® posture correction products maintained strong growth via its e-commerce channel and Acorn Fresh also generated meaningful growth.

Acorn International, Inc. is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China. Our telephone number at this address is +86 21-5151-8888.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on June 3, 2020, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 86 for a description of how to obtain a copy of our Annual Report.

Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent was formed on October 29, 2019, solely for the purpose of entering into the Merger Agreement and consummating the Transactions. Its business address or principal office is located at Cricket Square, Hutchins Drive PO Box 2681 Grand Cayman, KY1-1111 Cayman Islands. Its telephone number at this address is +1 (708) 430-9337.

Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent. Merger Sub was formed on October 29, 2019, solely for the purpose of entering into the Merger Agreement and consummating the Transactions. Its business address or principal office is located at Cricket Square, Hutchins Drive PO Box 2681 Grand Cayman, KY1-1111 Cayman Islands. Its telephone number at this address is +1 (708) 430-9337.

Robert W. Roche

Robert W. Roche (“Mr. Roche”) is a United States citizen and is the co-founder and Executive Chairman of the Company. Mr. Roche’s business address or principal office is located at 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China. Mr. Roche’s telephone number at this address is +86 21-5151 8888.

Ritsuko Hattori-Roche

Ritsuko Hattori-Roche (“Ms. Hattori-Roche”) is a Japanese citizen and is the wife of Mr. Roche. Bireme (as defined below) is wholly-owned by Ms. Hattori-Roche. Ms. Hattori-Roche is also the grantor of Parador Trust, a New Hampshire Revocable Trust that directly owns Catalonia (as defined below). Ms. Hattori-Roche has sole voting and dispositive power over the Shares owned by Parent. Ms. Hattori-Roche’s business address or principal office is located at c/o OAR Management Inc., 9991 S. 78th Avenue, Hickory Hills, IL 60457. Ms. Hattori-Roche’s telephone number at this address is +1 (708) 430-9337.

Catalonia Holdings, LLC

Catalonia Holdings, LLC (“Catalonia”) is a Delaware limited liability company owned 100% by Parador Trust, a New Hampshire revocable trust of which Ms. Hattori-Roche is grantor and beneficiary. Its business address or principal office is located at 1209 Orange Street Wilmington, DE 19801. Its telephone number at this address is +1 (708) 430-9337.

Bireme Limited

Bireme Limited (“Bireme”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is wholly-owned by Ms. Hattori-Roche. Its business address or principal office is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Its telephone number at this address is +1 (708) 430-9337.

Buyer Group

Parent, Merger Sub, Mr. Roche, Ms. Hattori-Roche, Catalonia, and Bireme are collectively referred to as the “Buyer Group.”

The Merger Agreement (Page 65)

The Company, Parent and Merger Sub entered into an agreement and plan of merger, dated October 12, 2020 (the “Merger Agreement”). Pursuant to the Merger Agreement, once the Merger Agreement is approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement and the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) (the “Transactions”) are satisfied or waived in accordance with the terms thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Parent. You are being asked to vote upon a proposal to authorize and approve the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger.

If the Merger is completed, the Company, as the Surviving Corporation, will continue its operations under the name “Acorn International, Inc.” as a privately held company directly owned by Parent and beneficially owned by the Buyer Group (other than Merger Sub), and, as a result of the Merger, the Company’s ADSs will no longer be listed on the New York Stock Exchange (“NYSE”) and the ADS program for the Shares will terminate.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this Proxy Statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this Proxy Statement, are the legal documents that govern the Merger.

Merger Consideration (Page 65)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$1.05 per Share (the “Per Share Merger Consideration”). and each ADS issued and outstanding immediately prior to the Effective Time will represent the right to receive US$21.00 per ADS (the “Per ADS Merger

Consideration”) (less any applicable ADS Depositary fees (US$0.05 per ADS cash distribution fee) payable pursuant to the terms of the deposit agreement dated as of May 2, 2007, as amended by Amendment No.1 to Deposit Agreement, dated as of November 30, 2015, among the Company, Citibank, N.A. (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case in cash, without interest, and net of any applicable withholding taxes. Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs) will be cancelled and cease to exist but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)     Shares (the “Excluded Shares”) beneficially owned immediately prior to the Effective Time by any of Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of the Company, or Parent, and in each case not held on behalf of third parties;

(b)    Shares (the “Dissenting Shares”) owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights (the “Dissenting Shareholders”) pursuant to Section 238 of the Cayman Islands Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”); and

(c)     an aggregate of 2,797,644 Shares (the “Note Shares”) owned by our Lead Director, Pierre Cohade, our Chief Executive Officer, Jacob A. Fisch, and Harry Hill, will be exchanged for non-convertible promissory notes bearing interest at the rate of 6% per annum and having face value equal to the merger consideration which these shareholders would otherwise have been entitled to receive in the form of cash, such notes being payable by Parent and having a term of six months (the “Notes”), renewable for an additional six month term at the election of Parent.

At the Effective Time, each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Corporation, which will constitute the only issued and outstanding share capital of the Surviving Corporation. As a result, current shareholders and ADS holders of the Company, other than the Buyer Group, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger.

Purposes and Effects of the Merger (Page 44)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Shares and ADSs (other than Excluded Shares and the ADSs representing the Excluded Shares) will be cancelled in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 43 for additional information.

ADSs representing Shares are currently listed on the NYSE under the symbol “ATV.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group (other than the Merger Sub). See “Special Factors — Effects of the Merger on the Company” beginning on page 44 for additional information.

Plans for the Company after the Merger (Page 46)

Following the completion of the Merger, Parent will directly own 100% of the equity interest in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it (a) will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and (b) is anticipated to incur a new debt financing.

Following the completion of the Merger and the anticipated deregistration of the ADSs, the Company will no longer be subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE compliance and reporting requirements and the related direct and indirect costs and expenses.

Recommendation of the Special Committee and the Board (Page 25)

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), consisting of three members of the Board of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its independent financial advisor and independent legal advisor and due consideration, unanimously:

•        determined that the execution of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders and ADS holders, other than holders of Excluded Shares, i.e., the members of the Buyer Group, and the directors and officers of the Company (such shareholders and ADS holders, other than holders of Excluded Shares and the directors and officers of the Company, are referred herein as the “Unaffiliated Security Holders”); and

•        recommended that the Board (A) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (B) authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of Transactions, including the Merger, and (C) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.

ACCORDINGLY, THE BOARD UNANIMOUSLY (but with Mr. Roche abstaining) RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE EXECUTION, DELIVERY AND PERFORMANCE OF THE MERGER AGREEMENT AND THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE DIRECTORS AND OFFICERS OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and in determining that the Merger, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the Company and the Unaffiliated Security Holders, see “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 25 and “Special Factors — Effects of the Merger on the Company — Benefits and Detriments of the Merger” beginning on page 44 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to the Fairness of the Merger (Page 31)

The Buyer Group believes that the Merger is fair to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act, which consist of the Unaffiliated Security Holders. This belief is based upon the factors discussed under the section entitled “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 31.

Financing of the Merger (Page 48)

The Buyer Group estimates that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the Merger, will be approximately US$14 million. Such amount will be funded by a loan and security agreement, dated as of August 14, 2020, between Parent and East West Bank (the “Debt Financing Agreement”) and additional cash contributions by Parent. Pursuant to the Debt Financing Agreement, East West Bank has agreed, upon Parent’s request, to provide Parent with one term loan in an amount equal to US$10 million, or such lesser amount as Parent shall designate to fund the Merger (the “Term Loan”). However, funding under the Debt Financing Agreement is subject to the satisfaction of the conditions set forth in the Debt Financing Agreement. In addition, following the Merger, upon Parent’s request to East West Bank, and Parent’s partial repayment in the PRC of the Term Loan in an amount of the renminbi equivalent of US$1 million, and subject to the terms and conditions of the Debt Financing Agreement, East West Bank shall make another term loan to Parent in an amount equal to US$9 million or such lesser amount as Parent shall designate.

The Merger Agreement provides that Parent will use commercially reasonable efforts to satisfy the conditions for obtaining financing under the Debt Financing Agreement. The Company is required to reasonably cooperate in connection with the arrangement of financing as may be reasonably requested by Parent.

In the event that any portion of the financing becomes unavailable in the manner or from the sources contemplated in the Debt Financing Agreement despite Parent’s commercially reasonable efforts to obtain the financing, Parent must (i) promptly notify the Company and (ii) use its commercially reasonable efforts to arrange to obtain any such portion of the financing from alternative sources, on terms that are no less favorable to Parent, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto.

Obtaining the financing under the Debt Financing Agreement, or any alternative financing, is not a condition to closing of the Merger. However, if Parent is unable to obtain the financing of the Merger, it is likely that the Merger will not close, and if Parent has satisfied its obligation to use commercially reasonable efforts to obtain the financing but the Merger does not close within 15 business days after all conditions to obligations of each party to close have been satisfied or (as applicable) waived, our sole remedy will be Parent’s obligation to pay us a $2.25 million termination fee.

See “Special Factors — Financing of the Merger” beginning on page 48 and “The Merger Agreement — Termination Fees” beginning on page 73 for additional information.

Unconditional Guaranty (Page 49)

Concurrently with the execution of the Debt Financing Agreement, each of Ms. Hattori-Roche, Mr. Roche, and Mr. Roche as the trustee under the Robert W. Roche 2009 Declaration of Trust (each a “Guarantor”) entered into an unconditional guaranty, pursuant to which, each Guarantor unconditionally, jointly and severally, and irrevocably guarantees the prompt and complete payment of all amounts that Parent owes to East West Bank and performance by Parent of the Debt Financing Agreement. See “Special Factors — Unconditional Guaranty” beginning on page 49 for additional information.

Opinion of Duff & Phelps, the Special Committee’s Financial Advisor (Page 36)

The Special Committee retained Duff & Phelps, LLC (“Duff & Phelps”) and Duff & Phelps Securities, LLC (“DPS”) to act as its independent financial advisor in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions and other investment banking services. At the meeting of the Special Committee on October 10, 2020, Duff & Phelps rendered its oral opinion, which was subsequently confirmed in writing, that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps set forth in its opinion, the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to be received in the Merger by holders of the Shares (other than holders of the Excluded Shares and Dissenting Shares) or ADSs (other than ADSs representing the Excluded Shares and Dissenting Shares) is fair, from a financial point of view, to such holders. See “Special Factors — Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 36 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 50)

In considering the recommendations of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors, executive officers and employees have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•        Parent, which is the vehicle holding the Buyer Group’s Shares, is owned directly and indirectly by Ms. Hattori-Roche, the wife of Mr. Roche, our co-founder and Executive Chairman;

•        the potential enhancement or decline of share value for Parent as a result of the Merger, and the future performance of the Surviving Corporation;

•        the continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to current and former directors and officers of the Company;

•        the compensation of the members of the Special Committee in exchange for their services in such capacity at a rate of $50,000 for each member of the Special Committee (in each case, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•        the continuation of service of the executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Corporation.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 50 for additional information.

No Solicitation of Acquisition Proposals; No Adverse Recommendation Changes (Page 66)

We have agreed not to initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, any company acquisition proposal, or engage in any discussions or negotiations regarding, or provide any non-public information to any person relating to, any company acquisition proposals.

Prior to obtaining the Requisite Company Vote (as defined in the Merger Agreement) of the Merger Agreement, the Company may, however, furnish information to and engage and participate in discussions or negotiations with persons making company acquisition proposals if:

•        the Board believes in good faith that such acquisition proposal is bona fide; and

•        the Board reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that (a) such acquisition proposal constitutes or is reasonably expected to become a superior proposal and (b) failure to take action with respect to the acquisition proposal would be reasonably likely to be inconsistent with its fiduciary duties.

Conditions to the Merger (Page 71)

The consummation of the Merger is subject to the satisfaction of the following conditions:

•        the Merger Agreement shall have been duly adopted by holders of a majority in number representing at least two-thirds in value of the Shares present and voting together as one class in person or by proxy at a shareholders meeting of the Company duly called and held for such purposes;

•        all governmental and third party consents required to be obtained prior to the Effective Time of the Merger by the Company or Parent shall have been obtained; and

•        no court or other governmental entity shall have enacted, issued, promulgated, enforced or entered any law (temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

The obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver at or prior to the closing date of each of the following additional conditions:

•        as of the date of the Merger Agreement and as of the closing date, our representations and warranties must be true and correct (unless such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

•        we must have performed in all material respects all obligations required to be performed under the Merger Agreement at or prior to the closing date;

•        since the date of the Merger Agreement, there must not have been any change, event, circumstance or development that has had, or would be reasonably likely to have, a material adverse effect on the Company;

•        we must deliver to Parent at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•        the holders of more than 5% of the Shares shall not have validly served a notice of dissent under Section 238(5) of the Cayman Islands Companies Law.

Our obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the closing date of each of the following additional conditions:

•        as of the date of the Merger Agreement and as of the closing date (unless such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), representations and warranties of Parent and Merger Sub must be true and correct in all material respects;

•        Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date;

•        Parent and Merger Sub must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•        Parent shall have delivered a notification from East West Bank on behalf of the lenders under the Debt Financing Agreement confirming that all of disclosed conditions to the Debt Financing Agreement have been satisfied, except for the evidence of the issuance of the certificate of merger by the Cayman Islands Companies Registrar and any conditions that have been waived by East West Bank.

Termination of the Merger Agreement (Page 72)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after shareholder approval has been obtained, by mutual written consent of the Company and Parent. The Merger Agreement may be terminated by the Company, if:

•        prior to obtaining shareholder approval, the Company terminates the Merger Agreement in order to enter into an agreement with respect to a superior proposal and, concurrently with such termination, pays Parent the required termination fee;

•        either of Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any such representation or warranty made by them shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the Termination Date; or

•        (i) all of conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the Closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) Parent and Merger Sub fail to complete the Merger within 15 business days.

The Merger Agreement may be terminated at any time prior to the consummation of the Merger:

•        by either the Company or Parent if:

•        the Merger is not completed on or before March 31, 2021 (the “Termination Date”), so long as the failure of the Merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply in all material respects with the covenants and agreements set forth in the Merger Agreement;

•        our shareholders do not adopt the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

•        any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

•        or by Parent, if:

•        the Board adversely changes or withdraws its recommendation that our shareholders adopt the Merger Agreement;

•        the Board approves, endorses or recommends an acquisition proposal other than the Merger with Merger Sub; or

•        we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement, or any such representation or warranty made by us shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the Termination Date.

Termination Fees (Page 73)

In the event that (a) a bona fide acquisition proposal is made to the Company or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide acquisition proposal with respect to the Company (and such acquisition proposal or publicly announced intention is not publicly withdrawn without qualification a specified number of days prior to the date of the shareholders meeting) and thereafter the Merger Agreement is terminated by either Parent or the Company, (b) the Merger Agreement is terminated by (i) Parent due to a change in the recommendation of the Board or our breach of representations, warranties or covenants set forth in the Merger Agreement or (ii) the Company due to the failure to obtain the requisite shareholder approval of the merger at the extraordinary general meeting and, on or prior to the date of the shareholders meeting any event giving rise to Parent’s right to terminate shall have occurred or (c) the Merger Agreement is terminated by the Company due to the Board effecting a change of recommendation, then, in each case, the Company shall promptly, but in no event later than five business days after the date of such termination, pay Parent and Merger Sub an aggregate termination fee of $1.7 million.

In the event that the Company terminates the Merger Agreement in accordance with the following termination provisions: (a) a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub, or (b) (i) all of the conditions to the obligations of Parent and Merger Sub (other than those conditions that by nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefits of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) Parent and Merger Sub fail to complete the Merger within 15 business days, then in each case, Parent and Merger Sub shall promptly but in no event later than five business days after the date of such termination, pay the Company a termination fee in the amount of $2.25 million.

Material PRC Income Tax Consequences (Page 53)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such Shares or ADSs are PRC residents or if the holders of such Shares or ADSs are non-residents where the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) applies. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 7, and, as a result, any person that has a payment obligation pursuant to the Merger Agreement will not withhold any PRC tax (under Bulletin 7) from the Merger consideration to be paid to holders of Shares or ADSs. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

See “Special Factors — Material PRC Income Tax Consequences” beginning on page 53 for additional information.

Material Cayman Islands Tax Consequences (Page 54)

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger, the Variation of Capital, and the Amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Material U.S. Federal Income Tax Consequences (Page 54)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 54. The U.S. federal income tax consequences of the Merger to you will depend upon your personal circumstances. You should consult your tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Regulatory Matters (Page 52)

The Company does not believe that any material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than the Company Approvals, the approvals, filings or notices required under the United States federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 52)

We are not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger or any of the Transactions, including the Merger.

Accounting Treatment of the Merger (Page 52)

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations.”

Market Price of the ADSs (Page 57)

The closing price of the ADSs on the NYSE on August 17, 2020, the last trading date immediately prior to the Company’s announcement on August 18, 2020 that it had received a revised “going-private” proposal, was US$14.57 per ADS. The consideration of US$21.00 per ADS to be paid in the Merger represents a premium of 44.1% over that closing price.

Fees and Expenses (Page 52)

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger and Transactions shall be paid by the party incurring such expense, except as otherwise provided in the Merger Agreement.

Remedies and Limitations on Liability (Page 49)

The parties to the Merger Agreement are entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement.

In the event that the Buyer Group fails to effect the Closing when required under the Merger Agreement for any reason or for no reason after (i) all of conditions to the obligations of Parent and Merger Sub (other than those conditions that by nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefits of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger, or they otherwise breach the Merger Agreement or otherwise fail to perform under the Merger Agreement, then except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of Merger Agreement and receipt of the Buyer Termination Fee from Parent, will be the sole and exclusive remedy of the Company Parties against the Buyer Group for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Buyer Termination Fee, neither of Parent or Merger Sub shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby (subject to certain circumstances).

If the Company pays the Termination Fee pursuant to the terms of the Merger Agreement, then such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Termination Fee, none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (subject to certain circumstances).

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Q:     Why am I receiving this Proxy Statement?

A:     On October 12, 2020, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:     When and where will the extraordinary general meeting be held?

A:     The extraordinary general meeting will take place on January 22, 2021, at 10:00 a.m. (Shanghai time) at the offices of Hogan Lovells International LLP, Suite 1804-1808, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, People’s Republic of China.

Q:     What am I being asked to vote on?

A:     You will be asked to consider and vote on the following proposals:

•        as a special resolution, to authorize and approve the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger;

•        as a special resolution, to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger;

•        if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:     What is the Merger?

A:     The Merger is a “going-private” transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation after the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the Merger, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:     What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:     If you own Shares (other than Shares represented by ADSs) and the Merger is completed, at the Effective Time of the Merger, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share (other than Shares represented by ADSs) you own immediately prior to the Effective Time of the Merger (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law with respect to the Merger, in which event you will be entitled to receive fair value of each Share (other than Shares represented by ADSs) as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration (less any applicable ADS Depositary fees (US$0.05 per ADS cash distribution fee) payable pursuant to the terms of the Deposit Agreement), in cash, without interest and net of any applicable withholding taxes, for each ADS you own when the merger consideration is paid by the ADS Depositary unless you (a) surrender your ADS to the ADS Depositary, pay the ADS Depositary’s fees associated with such cancellation of ADSs, provide instructions for the registration of the corresponding Shares (other than Shares represented by ADSs), and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares (other than Shares represented by ADSs)) before the close of business in New York City on January 11, 2021 and become a registered holder of Shares (other than Shares represented by ADSs) by the close business in the Cayman Islands on January 18, 2021 and (b) validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law with respect to the Merger, in which event you will be entitled to receive fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

Please see “Special Factors — Material PRC Income Tax Consequences,” “Special Factors — Material Cayman Islands Tax Consequences,” and “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 53, page 54 and page 54 for a more detailed description of tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:     What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:     In order for the Merger to be completed, the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders holding two-thirds or more of the votes represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. Under our amended and restated memorandum and articles of association, holders of our Shares are entitled to one vote per Share. Holders of our Shares will vote as a single class on all matters described in the accompanying Proxy Statement. At the close of business in the Cayman Islands on January 18, 2020, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

As of the date of this Proxy Statement, Parent is Company’s largest shareholder and owns an aggregate of 38,967,937 Shares (including Shares represented by ADSs), representing approximately 75.8% of the Company’s issued and outstanding Shares that are entitled to vote at the extraordinary general meeting.

Q:     What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:     The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of shareholders holding a majority of the votes represented by the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Under our amended and restated memorandum and articles of association, holders of our Shares are entitled to one vote per Share. Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the Share Record Date, and assuming all issued and outstanding Shares are present in person or by proxy and voting at the meeting, approximately 34,296,512 Shares must be voted in favor of the proposal to adjourn the extraordinary general meeting to allow us, if necessary, to solicit additional proxies.

Q:     How does the Board recommend that I vote on the proposals?

A:     After careful consideration and acting upon the unanimous recommendation of the Special Committee, the Board unanimously (but with Mr. Roche abstaining) recommends that you vote:

•        FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger;

•        FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•        FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 25 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 50.

Q:     Who is entitled to vote at the extraordinary general meeting?

A:     The Share Record Date is January 18, 2021. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

The record date with respect to ADSs is December 21, 2020 (the “ADS Record Date”). Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on January 11, 2021 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:     What constitutes a quorum for the extraordinary general meeting?

A:     The presence, in person, by proxy or by corporate representative, of one or more shareholders present in person or by proxy that represent not less than one-third of the voting rights represented by the issued and outstanding Shares will constitute a quorum for the extraordinary general meeting.

Q:     What effects will the Merger have on the Company?

A:     As a result of the Merger, the Company will cease to be a publicly traded company and will be beneficially owned solely by the Buyer Group. You will no longer have any interest in the future earnings or growth of the Company. Following the consummation of the Merger, the registration of the Shares and the reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including the NYSE, and the ADS program for the Shares will terminate.

Q:     When do you expect the Merger to be completed?

A:     We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the fourth quarter of 2020, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:     What happens if the Merger is not completed?

A:     If the Company’s shareholders do not authorize and approve the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement. In addition, the Company will remain subject to the reporting obligations of the U.S. Securities and Exchange Commission (the “SEC”). However, there is no assurance that the ADSs will continue to be listed and traded on the NYSE, unless the Company regains compliance with the NYSE’s listing requirements. See “Special Factors — Effect on the Company if the Merger is Not Completed.”

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee and/or reimburse Parent and its affiliates for their expenses in connection with the Transactions, or Parent may be required to pay the Company a termination fee and/or reimburse the Company and its affiliates for certain expenses in connection with the Transactions, in each case as described in “The Merger Agreement — Termination Fees” beginning on page 73.

Q:     After the Merger is completed, how will I receive the merger consideration for my Shares?

A:     If you are a registered holder of Shares immediately prior to the Effective Time and are not a member of the Buyer Group, promptly after the Effective Time (and in any event within five business days, a payment agent appointed by Parent will mail you (a) a letter of transmittal for the purpose of specifying that delivery shall be effected, and risk of loss and title to the share certificates shall pass, only upon delivery of the share certificates (or affidavits of loss in lieu of the share certificates) and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits of loss in lieu of share certificates) in exchange for the merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or affidavits of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the payment agent will send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after the completion of the Merger. If you hold Shares in book-entry form (that is, without a share certificate), unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, the payment agent will send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after the completion of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee’s entitlement to such Shares and evidence that any applicable share transfer taxes has been paid or are not applicable.

The Per Share Merger Consideration may be subject to backup withholding taxes if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service (“IRS”) Form W-8 or W-9, as applicable.

Q:     After the Merger is completed, how will I receive the merger consideration for my ADSs?

If you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”) and you are not a member of the Buyer Group, unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or affidavits of loss in lieu of ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for Per ADS Merger Consideration, without interest and net of any applicable ADS cash distribution fee (US$0.05 per ADS held) and U.S. withholding taxes, for each ADS evidenced by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. If you hold your ADSs in un-certified form (that is, without an ADR) and you are not a member of the Buyer Group, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of any applicable ADS cash distribution fee (US$0.05 per ADS held) and U.S. withholding taxes, in exchange for the cancellation of your ADRs after the completion of the Merger. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (including withholding taxes if any) incurred by the ADS Depositary, in its capacity as the ADS Depositary, in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cash distribution fees (US$0.05 per ADS held).

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed IRS Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee at the Depositary Trust Company (“DTC”), you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the merger consideration (net of any applicable ADS Depositary fees pursuant to the terms of the Deposit Agreement, any applicable withholding taxes and other governmental charge) to DTC (the clearance and settlement system for the ADSs) for distribution by DTC to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:     How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:     Each of our directors and executive officers who beneficially owns Shares (including Shares represented by ADSs) has informed us that, as of the date of this Proxy Statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger. As of the date of this Proxy Statement, our directors and executive officers, beneficially owned, in the aggregate, 40,033,821 Shares, including 24,958,900 Shares represented by ADSs, which in aggregate represent approximately 77.9% of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 82 for additional information.

Q:     What do I need to do now?

A:     We urge you to read this Proxy Statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:     How do I vote if my Shares are registered in my name (that is, I do not hold ADSs)?

A:     If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is January 21, 2021 at 9:00 a.m.(Shanghai time).

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identity, such as your identification part or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:     How do I vote if I own ADSs?

A:     If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS

Depositary must receive such instructions no later than 10:00 a.m.(New York City time) on January 15, 2021 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. Notwithstanding the foregoing, pursuant to the Deposit Agreement, if the ADS Depositary timely receives voting instructions from a holder of ADSs that fail to specify the manner in which the ADS Depositary is to vote Shares represented by such holder’s ADSs, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 5:00 p.m. New York City time on January 11, 2021 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such cancellation (US$0.05 per ADS to be cancelled) and any applicable taxes payable pursuant to the Deposit Agreement and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of Shares, Suntera Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges payable pursuant to the Deposit Agreement.

Q:     If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:     Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:     What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:     If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank or other nominee, your vote will not be counted.

Q:     May I change my vote?

A:     Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•        First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Acorn International, Inc., 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China, The People’s Republic of China, Attention: Lei Li.

•        Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 9:00 a.m. (Shanghai time) on January 21, 2021, which is the deadline to lodge your proxy card.

•        Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on January 15, 2021. A holder of ADSs can do this in one of two ways:

•        First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•        Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:     Should I send in my Share certificates or my ADRs now?

A:     No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your Shares or ADSs in exchange for the merger consideration.

Q:     What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:     The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Per Share Merger Consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on December 21, 2020. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Per ADS Merger Consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:     Am I entitled to dissenters’ rights?

A:     Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they have not given, and will not give, voting instructions as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before 5:00 p.m. (New York City time) on January 11, 2021, and become registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable Share transfer taxes (if any) and related charges payable pursuant to the Deposit Agreement.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” beginning on page 75 as well as “Annex D — Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:     If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:     If you own ADSs and wish to exercise dissenters’ rights, you must deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on January 11, 2021 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such cancellation (US$0.05 per ADS to be cancelled) and any applicable taxes payable pursuant to the Deposit Agreement and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting.

You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this Proxy Statement, for the exercise of dissenters’ rights.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” beginning on  page 75 as well as “Annex D — Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:     Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:     No. The Company does not plan to engage a proxy solicitor.

Q:     Who can help answer my questions?

A:     If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the accompanying proxy card, you should contact Ms. Elaine Ketchmere of Compass Investor Relations at (310) 528-3031 or Eketchmere@compass-ir.com.

In order for you to receive timely delivery of any additional copy of this Proxy Statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described in this Background of the Merger primarily occurred in China. As a result, China Standard Time is used for all dates and times given, except as otherwise provided herein.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisitions transactions and new business lines. However, for several years, Mr. Roche has felt the market has been unable to fully appreciate Acorn’s business model and strategy. Moreover, the Company lacks the scale to justify the costs of being a reporting company. Accordingly he has considered taking the Company private.

On August 16, 2019, the Buyer Group determined to retain Jean M. Roche & Associates as its U.S. legal counsel (the “Buyer Group Counsel”) in connection with a potential transaction.

Starting in September 2019, the Buyer Group and its representatives had preliminary discussions with a potential lender regarding possible debt financing for a potential transaction.

On November 4, 2019 (US time), the Board received a preliminary non-binding proposal letter from Mr. Roche, proposing a transaction to acquire all of the outstanding shares of the Company not already owned by the Buyer Group (through the buyer vehicle formed for the purpose of pursuing the proposed transaction) at an offer price of US$19.50 per American Depositary Share, each ADS representing twenty ordinary shares (or US$0.975 per ordinary share), in cash, subject to certain conditions (the “Preliminary Proposal”). According to the Preliminary Proposal, it was anticipated that the buyer vehicle or its shareholders would control approximately 75% of the outstanding shares of ordinary shares of the Company. In addition, Mr. Roche stated in the Preliminary Proposal, among other things, that he would finance the proposed transaction with buyer vehicle’s internal resources, or funds from affiliated entities, possibly supplemented by equity funding and/or debt financing. However, there was no definite arrangement in place for such equity or debt financing at that time.

On November 5, 2019, the Company issued a press release regarding its receipt of the Preliminary Proposal and the transaction proposed therein, and furnished the press release and the Preliminary Proposal to the SEC as exhibits to a Current Report on Form 6-K.

On November 7, 2019, the Board formed the Special Committee, being comprised of three independent, disinterested directors of the Company, Mr. Urs Paul Zimmermann, Ms. Jenny Hseau-Jean Wang, and Mr. Eric Haibing Wu, to consider the Preliminary Proposal.

On the same day, the Board unanimously authorized and directed to the Special Committee to perform the following duties on behalf of the Board: (1) review and evaluate the terms and conditions of the Preliminary Proposal and any alternatives thereto, and negotiate with the Buyer Vehicle and its shareholders (or any other party the Special Committee deems appropriate) with respect to the terms and conditions of the Preliminary Proposal or any alternative thereto; (2) solicit the views of the other directors and Company’s executive, financial, and other officers regarding the terms and conditions of the Preliminary Proposal or any alternative thereto to assist the Special Committee in its review and evaluation of such terms and conditions, including the views of such officers on any reports, studies, or similar information pertaining to the Preliminary Proposal or any alternative thereto prepared or submitted to the Special Committee by its investment bankers, consultants, and other agents; (3) obtain access to, review or request the preparation of such information and materials, including, without limitation, the books, records, projections, and financial statements of the Company and any documents, reports or studies pertaining to the Preliminary Proposal or any alternative thereto as may be useful or helpful in the discharge of the Special Committee’s duties; (4) retain one or more investment bankers or financial advisors to assist the Company and to advise the Special Committee with respect to the Preliminary Proposal and any alternatives, and to obtain advice, reports or opinions from those advisors; (5) retain legal, accounting and such other advisors, consultants and agents as the Special Committee may deem necessary or appropriate to advise it and assist it in connection with fulfilling its duties and to perform such services and render such opinions as may be necessary or appropriate order for the Special Committee to discharge such duties;

(6) enter into such contracts providing for retention, compensation, reimbursement of expenses, and indemnification of such legal counsel, investment bankers, consultants, and agents as the Committee may in its sole discretion deem necessary or appropriate; (7) determine whether the Preliminary Proposal or any alternative thereto negotiated by the Special Committee is fair to, and in the best interests of, the Company and its shareholders and recommend to the full Board what action, if any, should be taken by the Board with respect to the Preliminary Proposal or any alternative thereto; and (8) take such other actions, incur such expenses, and execute and deliver such other documents and instruments, consistent with the responsibilities of the Special Committee as set forth herein, as the members of the Special Committee may deem necessary or appropriate.

On November 12, 2019, the Special Committee convened its first meeting at the offices of Sheppard Mullin Richter & Hampton LLP (“Sheppard Mullin”) and by telephone. During the meeting, (i) Mr. Urs Paul Zimmermann was appointed as the chairman of the Special Committee after considering Mr. Urs Paul Zimmermann’s background and experience; (ii) Sheppard Mullin was retained to act as the Special Committee’s U.S. legal counsel in connection with the proposed transaction contemplated by the Preliminary Proposal after considering its extensive knowledge of the Company and its SEC filings, as well as deep experience with going-private transactions (such as the one contemplated by the Preliminary Proposal); and (iii) the Special Committee determined to interview three candidates for the position of financial advisor to the Special Committee at a subsequent meeting to be held on November 21, 2019.

On November 21, 2019, the Special Committee convened its second meeting at the offices of Sheppard Mullin and by telephone with the representatives of Sheppard Mullin and the candidates for the position of financial advisor to the Special Committee, Stout, Houlihan Lokey and Duff & Phelps. During the meeting, the Special Committee heard separate presentations from representatives of each of the three firms. After presentations, each of which included a question and answer session with members of the Special Committee, the Special Committee determined to make its decision regarding the financial advisor at a meeting the following week.

On November 29, 2019, the Special Committee convened its third meeting by telephone. During the meeting, the Special Committee discussed each of the three firms that were candidates for the position of financial advisor to the Special Committee, and each of the Special Committee members ranked the three candidates based on his or her current assessment of their strengths and weaknesses. Thereafter, the Special Committee directed the Chairman to seek answers to certain questions for the candidate firms and discuss with Duff & Phelps certain aspects of its fee quote, after which the Special Committee determine it would select a candidate.

On December 6, 2019, the Special Committee convened its fourth meeting by telephone with the representatives of Sheppard Mullin. After reviewing the qualifications, experience and other characteristics of each potential financial advisor and considering the extensive experience of Duff & Phelps in representing special committees in going-private transactions, its strong reputation and its significant experience in working with China-based companies, the Special Committee unanimously decided to retain Duff & Phelps as its financial advisor in connection with the review and evaluation of the proposed transaction contemplated by the Preliminary Proposal.

On December 16, 2019, the Special Committee convened its fifth meeting with representatives of Sheppard Mullin and Duff & Phelps. The representatives of Duff & Phelps provided an organizational material regarding the proposed transaction contemplated by the Preliminary Proposal, and then discussed the following topics in greater detail: (i) organizational meeting discussion topics, (ii) preliminary due diligence list, (iii) preliminary and illustrative time & responsibility schedule, and (iv) working group list. Furthermore, the representatives of Sheppard Mullin and Duff & Phelps carefully went through the preliminary and illustrative time and responsibility schedule regarding the proposed transaction contemplated by the Preliminary Proposal with the Special Committee. At the same meeting, the Special Committee also discussed with the representatives of Sheppard Mullin and Duff & Phelps negotiation strategies and certain key issues frequently negotiated in going-private transactions, including the pros and cons of conducting a market check before entering into the definitive agreements. The Special Committee instructed Sheppard Mullin to contact the Buyer Group on behalf of the Special Committee to establish communication protocols and obtain further information regarding the Buyer Group’s due diligence requirements, financing plan and plan regarding the composition of the Buyer Group.

On January 9, 2020, Duff & Phelps entered into a formal engagement letter with the Company to provide services to the Company for the proposed transaction contemplated by the Preliminary Proposal.

On January 20, 2020, Sheppard Mullin sent the initial draft of the Merger Agreement to Buyer Group Counsel.

On January 23, 2020, representatives of Sheppard Mullin and Buyer Group Counsel had a meeting by telephone to discuss the initial draft of the Merger Agreement.

On February 14, 2020, Mr. Roche delivered a letter (“February 2020 Letter”) to the Special Committee informing the Special Committee that in light of the uncertainties regarding the impact that the 2019 novel coronavirus outbreak would have on the economy, the Buyer Group was not prepared to pursue the acquisition of the Company at a purchase price of $0.975 per ordinary share or $19.50 per ADS as set out in the Preliminary Proposal, but remained interested in continuing negotiations with the Special Committee regarding the proposed transaction.

On February 18, 2020, the Company issued a press release regarding its receipt of the February 2020 Letter, and furnished the press release and the February 2020 Letter to the SEC as exhibits to a Current Report on Form 6-K.

The negotiations and discussions regarding the Merger Agreement between Sheppard Mullin and Buyer Group Counsel were suspended due to the February 2020 Letter.

On May 4, 2020, the Company adopted a repurchase plan (the “Repurchase Plan”) based upon a form approved by the Company’s Board in accordance with guidelines specified by Rule 10b5-1 under Exchange Act, as amended, as well as Acorn’s insider trading policy. Pursuant to such Repurchase Plan, the Company may repurchase up to US$2.5 million worth of its ADSs over a 12-month period. On the same day, the Company issued a press release regarding such Repurchase Plan and furnished the press release to the SEC as an exhibit to a Current Report on Form 6-K.

On May 9, 2020, Sheppard Mullin sent to Duff & Phelps a proposed draft amendment to the engagement letter dated January 9, 2020 by and between the Company and Duff & Phelps to clarify certain provisions in light of the February 14 Letter.

In July, the Buyer Group concluded that the effects of COVID-19 were being brought under control in China and this would be an opportune time to make a new offer for the Company.

On July 22, 2020, the Company issued a press release (that was furnished to the SEC as an exhibit to a Current Report on Form 6-K) announcing that it had terminated the Repurchase Plan due to questions and information the Company received suggesting that a new take private offer for the Company may be forthcoming soon. As of July 20, 2020, the Company had purchased approximately 10,000 ADSs at an average price of US$14.34 per ADS.

On or about July 24, 2020, the Special Committee determined to retain Hogan Lovells as its US legal counsel instead of Sheppard Mullin since the representative of Sheppard Mullin who was primarily responsible for this proposed transaction contemplated by the Preliminary Proposal had joined Hogan Lovells on July 1.

On or about July 27, the Company informed Hogan Lovells that it believed a new offer from the Buyer Group would be forthcoming in the near future.

From August 7, 2020 to August 19, 2020 Bireme Limited transferred 129,770 ordinary shares and 993,511 ADSs to Parent, Catalonia LLC transferred 77,250 ADSs to Parent, and Ms. Hattori-Roche transferred 13,899,267 ordinary shares and 176,184 ADSs to Parent.

On July 31, 2020, Hogan Lovells sent an updated draft Merger Agreement to Buyer Group Counsel.

On August 2, 2020, Buyer Group Counsel sent Hogan Lovells its initial comments to the updated draft Merger Agreement.

On August 7, 2020, Buyer Group Counsel updated Hogan Lovells on the status of the debt financing and counsel also discussed the revised timetable and next steps for the proposed going-private transaction.

On August 11, 2020, representatives of Hogan Lovells and Buyer Group counsel had a conference call to go through and discuss its comments on the Merger Agreement.

On August 14, 2020, Parent and East West Bank entered into a loan and security agreement (the “Debt Financing Agreement”). Pursuant to the Debt Financing Agreement, East West Bank has agreed, upon Parent’s request, to provide Parent with a term loan in an amount equal to $10,000,000, or such lesser amount as Parent shall designate to fund the Merger. However, funding under the Debt Financing Agreement is subject to the satisfaction of the conditions set forth in the Debt Financing Agreement.

On August 17, 2020 (US time), the Board received a second non-binding proposal letter from Mr. Roche, proposing a transaction to acquire all of the outstanding shares of the Company not already owned by the Buyer Group (through the buyer vehicle formed for the purpose of pursuing the proposed transaction) at an offer price of US$15.22 per ADS (each ADS representing twenty ordinary shares) or US$0.761 per ordinary share in cash, subject to certain conditions (the “Second Proposal”). According to the Second Proposal, it was anticipated that the buyer vehicle or its shareholders would control approximately 75% of the outstanding ordinary shares of the Company. The Second Proposal also stated that an agreement had been entered into for third party financing to provide substantially all of the capital for the acquisition, subject to certain terms and conditions.

On August 21, 2020, the Special Committee convened its sixth meeting via teleconference with representatives of Hogan Lovells and Duff & Phelps. During the meeting, the representatives of Hogan Lovells and Duff & Phelps provided an update regarding the status of the take private transaction, including with respect to timing and next steps. At the same meeting, the representative of Hogan Lovells gave the Special Committee an overview regarding certain open issues in the draft Merger Agreement. Thereafter, the Special Committee then determined to revisit these issues once it had obtained preliminary input from Duff & Phelps regarding the price offered in the Second Proposal.

Later on the same day, Duff & Phelps signed an amendment to the engagement letter dated January 9, 2020, the purpose of which was to clarify and confirm no additional fee would be payable by the Company in connection with the Second Proposal, as well as related changes to take into account that Second Proposal.

On August 27, 2020, Hogan Lovells sent a revised draft timetable and checklist for the take private transaction to the Company. With the Company’s input, Hogan Lovells revised such timetable and checklist and then sent to Duff & Phelps on September 4, 2020.

Between September 4, 2020 and September 7, Hogan Lovells and Duff & Phelps discussed on the proposed timetable and checklist for the take private transaction. Thereafter, Hogan Lovells further revised such timetable and checklist in line with the discussions and then sent a revised version to the Special Committee and Duff & Phelps on September 10, 2020.

On September 7, 2020, Duff & Phelps sent the Company’s financial projections received from the CEO of the Company to the Special Committee with a summary of key information, which are described in this proxy statement in the section entitled “Certain Financial Projections” beginning on page 34.

On September 10, 2020, the Special Committee convened its seventh meeting via teleconference with representatives of Hogan Lovells and Duff & Phelps. During the meeting, the Special Committee raised questions and discussed the Company’s financial projections received from Duff & Phelps, and also sought advice from Duff & Phelps.

On September 16, 2020, Buyer Group Counsel sent Hogan Lovells its comments on the Merger Agreement.

Later on the same day, the representative of Hogan Lovells had a teleconference with certain members of the Special Committee to discuss the status of negotiations with respect to the Merger Agreement.

On September 17, 2020, the Special Committee convened its eighth meeting via teleconference with representatives of Hogan Lovells and Duff & Phelps. During the meeting, a representative of Hogan Lovells discussed with the Special Committee the key issues raised in the revised updated draft Merger Agreement received from Buyer Group Counsel, and, based on the Special Committee’s input, suggested certain positions to be taken by the Special Committee in the negotiations, including: (i) retaining the “majority of Unaffiliated Security Holders” shareholder vote condition; (ii) reinstating the mutual termination on passage of a law making Merger illegal; (iii) reinstating the Board’s “fiduciary out” allowing a Change of Recommendation and the Company’s related fiduciary termination right; (iv) insisting on broader responsibility for any reverse termination fee that may be payable; (v) potentially compromising on the financing failure reverse termination fee; (vi) accepting deletion of reimbursement of the Company’s expenses where there was also a termination fee payable; and (vii) extending the drop dead date. Furthermore, the representatives of Duff & Phelps orally provided an update on their assessment of the valuation of the Company and certain related factors, which valuation is described beginning on page 36. Duff & Phelps confirmed that the current purchase price offered in the Second Proposal was insufficient regarding the Company’s market value, however, pending completion of their valuation exercise, Duff & Phelps was not able to provide further information to the Special Committee.

On September 23, 2020, the representatives of Hogan Lovells and Buyer Group Counsel had a teleconference to discuss the open issues of the Merger Agreement. On September 24, 2020, Hogan Lovells sent Buyer Group Counsel a revised Merger Agreement reflecting the positions discussed with the Special Committee previously.

Later on the same day, Buyer Group Counsel sent her comments back to Hogan Lovells, and stated that she needed to discuss certain issues in the revised draft with the Buyer Group.

On September 25, 2020, Hogan Lovells sent Buyer Group Counsel a further revised draft of the Merger Agreement reflecting a proposed resolution, subject to Special Committee approval, of the remaining open issues, and concurrently sent the same to the Special Committee for its review. On the same day, representatives of Hogan Lovells discussed this draft Merger Agreement with Buyer Group Counsel, who agreed to some aspects of the proposal and indicated she would discuss others with the Buyer Group.

On October 1, 2020, Hogan Lovells and Buyer Group Counsel exchanged communications regarding the status of their respective undertakings to obtain input from their clients.

On October 2, 2020, the Special Committee convened its ninth meeting via teleconference with representatives of Hogan Lovells and Duff & Phelps. During the meeting, representatives from Duff & Phelps orally discussed their preliminary valuation analysis, including the methodologies employed to determine their preliminary valuation of the Company, the preliminary conclusions of which were later confirmed by the final valuation analysis described beginning on page 36 below, and answered questions from members of the Special Committee. Representatives of Hogan Lovells also discussed the status of merger agreement negotiations. The Special Committee approved the proposed resolution of the remaining open issues in the Merger Agreement, subject to reaching a satisfactory agreement with the Buyer Group with respect to price.

Later on October 2, 2020, Hogan Lovells communicated the Special Committee’s position on the remaining open issues in the Merger Agreement to Buyer Group counsel.

On October 3, 2020, Buyer Group Counsel confirmed that the Buyer Group accepted the Special Committee’s proposal to resolve the remaining open issues, subject to agreement on price.

On October 5, 2020, representatives of the Special Committee spoke with representatives of the Buyer Group regarding price, and reached a tentative agreement on $21.00 per ADS, subject to agreement on the terms of the Merger Agreement.

On October 6, 2020, Buyer Group Counsel confirmed agreement with the terms of the latest Merger Agreement, subject to an extension of the end date for which East West Bank would make the loan available to March 31, 2021. On October 7, 2020, Buyer Group Counsel indicated East West Bank had agreed to this extension of the loan.

On October 8, 2020, Hogan Lovells and Buyer Group Counsel agreed to further clean up changes to the Merger Agreement.

On October 10, 2020, the Special Committee convened its tenth meeting via teleconference with representatives of Hogan Lovells and Duff & Phelps. During the meeting, representatives from Duff & Phelps delivered a written “Fairness Analysis” document to the Special Committee and provided their oral opinion that as of October 10, the US$21.00 per ADS to be received by the Company’s shareholders other than holders of Excluded Shares, i.e., the members of the Buyer Group, and holders of Dissenting Shares as merger consideration in the proposed transaction under the Merger Agreement is fair, from a financial point of view, to such holders. The Special Committee then unanimously determined it to be advisable and in the best interests of the Company and the Unaffiliated Security Holders to enter into the Merger Agreement and recommended that the board of the directors: (i) determine that the execution of the Merger Agreement and consummation of the transactions contemplated thereby are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, and declare that it is advisable for the Company to enter into the Merger Agreement; (ii) resolve to recommend the authorization and approval of the Merger Agreement by the Company’s shareholders at a meeting of the shareholders of the Company; and (iii) direct that the Merger Agreement be submitted to a vote of the Company’s shareholders for authorization and approval.

Later on October 10, 2020, the Company and the Buyer Group traded their respective drafts of the disclosure schedule and negotiated the provisions thereof, and Duff & Phelps delivered its written fairness opinion concluding as set forth above to the Special Committee.

Also on October 10, 2020, it was agreed that the Note Shares owned by our Lead Director, Pierre Cohade, our Chief Executive Officer, Jacob A. Fisch, and Harry Hill, will be exchanged for the Notes (having face value equal to the merger consideration that these shareholders would otherwise have been entitled to receive in the form of cash) rather than cash.

On October 12, 2020, the Company’s Board convened a meeting at which it (i) determined that it was advisable and in the best interest of the Company and the Unaffiliated Security Holders to enter into the Merger Agreement and conduct the transactions contemplated thereby; (ii) recommended that the stockholders approve and adopt the Merger Agreement; (iii) authorized the filing of all reports, schedules, statements, documents and information required to be filed pursuant to the Exchange Act, the Securities Act, and the rules and regulations promulgated thereunder in connection with any of the transactions contemplated by the Merger Agreement, including, without limitation, Current Reports on Form 6-K, a Schedule 13E-3 and a preliminary and definitive proxy statement (the “Proxy”) and any amendments thereto; and (iv) authorized a special meeting of the stockholders of the Company be held for the purpose of approving the Merger Agreement following clearance of the Proxy with the Securities and Exchange Commission. Thereafter, the Company, Parent, and Merger Sub executed the Merger Agreement.

On the same day, the Company issued a press release announcing the execution of the Merger Agreement, and furnished the press release and the executed Merger Agreement to the SEC as exhibits to a Current Report on Form 6-K.

Reasons for the Merger and Recommendation of the Special Committee and the Board

At a meeting on October 10, 2020, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (i) determined that the execution of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its Unaffiliated Security Holders; (ii) recommended that the Board (a) determine that the execution of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its Unaffiliated Security Holders, and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (b) authorize and approve the execution, delivery, and performance of the Merger Agreement, the Plan of Merger and consummation of Transactions, including the Merger, and (c) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.

At a meeting on October 12, 2020, the Board, after carefully considering all relevant factors and, acting upon the unanimous recommendation of the Special Committee, unanimously (but with Mr. Roche abstaining) (a) determined the Merger is fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Merger and the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement to the holders of Shares and directed that the Merger Agreement be submitted to the holders of Shares for their authorization and approval.

In the course of reaching these determinations, the Special Committee and the Board considering the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their decisions to recommend the Merger Agreement and that the Merger is fair to the Company’s Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of the importance, are discussed below:

•        the Special Committee’s knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and its belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

•        managements’ view of the Company’s financial condition, results of operations, business, prospects and competitive positions;

•        significant competition and rapidly evolving markets that the Company is facing;

•        relatively low trading volume of ADSs of the Company and the fact that there is no U.S. research analyst coverage on the Company;

•        the costs of complying with United States federal securities laws;

•        the recognition that, as a SEC-reporting Company, the Company’s management and accounting and reporting staff must devote significant time to SEC reporting and compliance;

•        the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressure created by the public equity market’s emphasis on short-term period-to-period financial performance;

•        the recognition that, as a SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help its actual or potential competitors compete against the Company or make it more difficult for the Company to negotiate favorable terms with its customers, lenders and vendors;

•        the consideration payable in the Merger is in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•        the current and historical market prices of ADSs and the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration represents a premium of 44.1% over the closing price of US$14.57 per ADS as quoted by the NYSE on August 17, 2020, the last trading day prior to the Company’s announcement on August 18, 2020 regarding the receipt of the second “going private” proposal, and a premium of 31.6% and 37.6%, respectively, over the Company’s 30- and 60- trading day volume-weighted average price as quoted by the NYSE prior to August 17, 2020;

•        the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration represents an increase of approximately 38.0% over the US$15.22 per ADS offered in the Second Proposal;

•        the relative likelihood that the trading price of ADSs would at any time in the foreseeable future, or ever, reach and sustain a level equal to or greater than the Per ADS Merger Consideration of US$21.00, as adjusted for present value;

•        the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•        the fact that Parent had obtained debt financing necessary to complete the Merger, the conditions to the debt financing and the due diligence on the creditworthiness of the debt financing source;

•        the absence of a financing condition to Parent’s obligations to close in the Merger Agreement;

•        the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to closing; and

•        the Company’s ability, as set forth in the Merger Agreement, to be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specially the terms and provisions of the Merger Agreement.

•        the Merger Agreement provides that, in the event that the Company decides to terminate the Merger Agreement in accordance with the following termination provisions: (a) breaches of representations and warranties by Parent or Merger Sub, (b) (i) all of the conditions to the obligations of Parent and Merger Sub (other than those conditions that by nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefits of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) Parent and Merger Sub fail to complete the Merger within 15 business days, then the responsible member or members of Parent shall promptly but in no event later than five business days after the date of such termination, pay the Company a termination fee in an amount of $2.25 million (see “The Merger Agreement — Termination Fee” beginning on page 73);

•        the low probability of any transaction with a third party in view of Parent’s ownership in the Company, which was sufficient to prevent the consummation of any transaction with a third party that required shareholder approval;

•        following the formation, the Special Committee’s independent control of the sale process with the advice and assistance of Duff & Phelps as its financial advisor and Hogan Lovells as it legal advisor, reporting solely to the Special Committee; and

•        the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, as well as the written opinion of Duff & Phelps rendered to the Special Committee on October 10, 2010 as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Company’s shareholders other than holders of Excluded Shares, i.e., the members of the Buyer Group, and holders of Dissenting Shares in the Merger, as of the date of the opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing their opinion.

Duff & Phelps, under the direction of the Special Committee, did not conduct a market check of parties deemed to be potentially interested in and capable of acquiring the Company for reasons as below:

•        since the announcement of the Preliminary Proposal on November 5, 2019, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company; and

•        the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time given that the Buyer Group, specifically Parent, holds approximately 75.8% of the outstanding ordinary shares of the Company, which would only vote in favor of the Merger and will vote against any transaction involving a third party.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•        the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•        in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisors on behalf of the Unaffiliated Security Holders;

•        all the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the Special Committee members’ receipt of Board and Special Committee compensation (which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•        the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Duff & Phelps as its financial advisor, Hogan Lovells as its legal advisor;

•        the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposals from the Buyer Group in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•        the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its Advisors, on the other hand;

•        the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process;

•        the Special Committee held a total of ten in person and telephonic meetings to consider and review the terms of Merger Agreement and the Transactions, including the Merger;

•        the recognition by the Special Committee and the Board that the Special Committee has no obligation to recommend the Merger or any other transaction;

•        the recognition by the Special Committee and the Board that, under the terms and conditions of the Merger Agreement, the Company has the ability to consider any Acquisition Proposal if, at any time prior to the Requisite Company Vote (as defined in the Merger Agreement), the Board reasonably determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (i) such Acquisition Proposal may constitute or is reasonably expected to become to a Superior Proposal (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement — No Solicitation of Acquisition Proposals; No Adverse Recommendation Changes” beginning on page 66) and (ii) failure to furnish certain information with respect to the Company and its subsidiaries and engage in or otherwise participate in discussions or negotiations with the person(s) making such Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties to the Company and the shareholders under the applicable laws;

•        the Company’s ability, subject to (i) compliance with all material respects with Section 6.2 of the Merger Agreement and (ii) under certain circumstances, making payment of the Termination Fee in immediately available funds required to be paid pursuant to the Merger Agreement, to terminate the Merger Agreement and abandon the Merger at any time, whether before or after the Requisite Company Vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•        the availability of dissenters’ rights to shareholders who comply with all of the required procedures under the Cayman Islands Companies Laws for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•        the fact that authorization and approval of the Merger Agreement by the Unaffiliated Security Holders is not required to complete the Merger, given that the Buyer Group holds approximately 75.8% of the issued and outstanding shares as of the date of this proxy statement, the Buyer Group has the ability to authorize and approve the Merger Agreement at the extraordinary general meeting even if a substantial majority, or all, of the Unaffiliated Security Holders vote against the proposal to authorize and approval the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger;

•        the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•        the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•        the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships, as well as negative impact of a public announcement on the Company’s business and operating results and the Company’s ability to attract and retain key management and other personnel;

•        the Company may be required, under certain circumstances, to pay the Buyer Group a termination fee of US$1.7 million in connection with the termination of the Merger Agreement;

•        the fact that the monetary remedy of the Company in connection with a breach of the Merger Agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of US$2.25 million from Parent and Merger Sub, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•        the terms of the Buyer Group’s participation in the Merger and the fact that the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders;

•        the fact that certain key management members may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders;

•        that while the Special Committee expects to complete the Merger, there can be no assurance that all conditions to the parties’ obligations to complete the Merger under the Merger Agreement will be satisfied and, as a result, it is possible that the Merger may not be completed even if the Company’s shareholders approve it;

•        if the Merger is not completed, the disruption to businesses of the Company that may result from the announcement of the Merger (including loss of demand for services and negative impacts on operating results, ADS prices and ability to retain key personnel), the fact that officers and other employees of the Company will have expended extensive efforts and have experienced significant distractions from their work in attempting to complete the transaction, the fact that substantial transaction costs will have been incurred in connection with the transaction and other potential consequences to the Company related to an announced transaction not being consummated; and

•        the likely taxability of an all-cash transaction to the Unaffiliated Security Holders.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Company’s Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Duff & Phelps. These analyses included, among others, discounted cash flow analysis, selected public companies analysis, selected merger and acquisition transactions analysis and other analyses. All of the material analyses as presented to the Special Committee on October 10, 2020 are summarized below under the caption “Special Factors — Opinion of Duff & Phelps, Special Committee’s Financial Advisor” beginning on page 36. The Special Committee and the Board believe that it is reasonable and appropriate to consider the opinion from Duff & Phelps in their determination as to the fairness, from a financial point of view, of the consideration payable in the transaction to the Unaffiliated Security Holders of the Company, because the opinion addressed the fairness, from a financial point of view, of such consideration to holders of Shares and ADSs other than the Excluded Shares and the Dissenting Shares. Specifically, the opinion carve-out relates only to holders of Excluded Shares, i.e., the members of the Buyer Group, and holders of Dissenting Shares. To the extent that an affiliated security holder may exist other than Parent and its affiliates, the consideration to be received by such affiliated security holder is identical in all respects as the consideration to be received by Unaffiliated Security Holders (ignoring the Notes, which are themselves to be received by both an Unaffiliated Security Holder and two affiliated security holders). The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets as a key determinant of Acorn’s value because each considers the Company to be a viable going-concern business where value is derived from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value on the following grounds: (i) the realization of value in a liquidation would involve selling multiple distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of US-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to attract new business. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value.

Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 57. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in Shares and ADSs” beginning on page 80. Almost all of the historical market closing prices of ADSs since July 1, 2019 were lower than the Per ADS Merger Consideration of US$21.00. The Special Committee and the Board therefore considered these to be positive factors and potential benefits of the Merger. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with other companies in that industry. As a result, the Special Committee and the Board believe book value overstates the value of the Company, and accordingly it would not be possible to obtain book value on a sale of the Company’s assets. This is consistent with book value being an accounting concept, not a material indicator of the value of the Company as a going concern, which is indicative of historical costs and therefore not dispositive measure in the determination of the Company’s value. The Company’s net book value per Share as of June 30, 2020 was US$1.15 based on 51,419,058 issued and outstanding Shares as of that date. Except as set forth under “Special Factors — Background of the Merger” beginning on page 20, the Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption “Special Factors — Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders have interests with respect to the Merger that are, or may be, different from, and/or in addition to those of the Company’s Unaffiliated Security Holders generally, as described under the caption “Special Factors — Interests of Certain Persons in the Merger” beginning on page 50.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders, the Special Committee and the Board considered various substantive factors as discussed above on pages 25-28, and 28-31. The Special Committee and the Board concluded that approval by a majority of the Unaffiliated Security Holders is not necessary for authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, as it is not required by Cayman Islands law nor is it typical in going private transactions involving similarly situated Cayman Islands companies. In addition, the Special Committee and Board believes that the Merger is procedurally fair to the Unaffiliated Security Holders because various safeguards and protective steps have been adopted to ensure the procedural fairness of the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, including the safeguards discussed on pages 25-31 above.

Except as set forth under “Special Factors — Background of the Merger” beginning on page 20, “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 25 and “Special Factors — Opinion of Duff & Phelps, Special Committee’s Financial Advisor” beginning on page 36, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the Merger and to approve and adopt the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of its continuing interests in the Surviving Corporation after the completion of the Merger. These interests are described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group” beginning on page 50.

The Buyer Group believes that the interests of the Company’s Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. None of the Buyer Group members or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 25, and based on the following factors, which are not listed in any relative order of importance, the Buyer Group believes that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders of the Company:

•        the Merger Consideration that will equal US$1.05 per Share and US$21.00 per ADS represents a premium of 44.1% over the closing price of US$14.57 per ADS as quoted by the NYSE on August 17, 2020, the last trading day prior to the Company’s announcement in connection with the receipt of the second “going private” proposal, and a premium of 31.6% and 37.6%, respectively, over the Company’s 30- and 60- trading day volume-weighted average price as quoted by the NYSE on and prior to August 17, 2020;

•        the lowest closing price of the Company’s ADSs during the 52-week period prior to October 12, 2020, the date that the Company announced the execution of the Merger Agreement, was US$7.96;

•        the Merger Consideration that will equal US$1.05 per Share and US$21.00 per ADS represents a premium of approximately 38.0% over the offering price per ADS of US$15.22 in the second “going private” proposal on August 18, 2020;

•        notwithstanding that the fairness opinion of Duff & Phelps was delivered to the Special Committee only and none of the Buyer Group members or any of their affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion from Duff & Phelps to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps set forth in its written opinion, the merger consideration to be paid to the Company’s shareholders other than holders of Excluded Shares, i.e., the members of the Buyer Group, and holders of Dissenting Shares was fair, from a financial point of view;

•        the consideration to be paid to the Company’s Unaffiliated Security Holders in the Merger is all cash, allowing the Company’s Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares and/or ADSs;

•        all of the members of the Special Committee during the Company’s sale process were and are independent directors and were and are unaffiliated with any member of the Buyer Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates, other than (i) the directors’ receipt of Board compensation in the ordinary course; (ii) the Special Committee members’ compensation in connection with its valuation of the Merger and other strategic alternatives of the Company (which compensation is not contingent upon the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) and (iii) the directors’ indemnification and liability insurance rights under the Merger Agreement;

•        the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

•        the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•        the Special Committee met regularly to consider and review the terms of the Merger Agreement and the Transactions;

•        the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand; over the course of approximately eleven months;

•        the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•        the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•        none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•        the Special Committee and the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the Unaffiliated Security Holders;

•        the Merger was unanimously approved by the Special Committee;

•        the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of the Unaffiliated Security Holders;

•        under the terms and conditions of the Merger Agreement, the Company has the ability to consider any Acquisition Proposal if, at any time prior to the Requisite Company Vote, the Board reasonably determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, (i) such Acquisition Proposal may constitute or is reasonably expected to become to a Superior Proposal (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement — No Solicitation of Acquisition Proposals; No Adverse Recommendation Changes” beginning on page 66) and (ii) failure to furnish certain information with respect to the Company and its subsidiaries and engage in or otherwise participate in discussions or negotiations with the person(s) making such Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties to the Company and the shareholders under the applicable laws;

•        the Board’s ability (upon the recommendation of the Special Committee), under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend, or otherwise declare advisable any Superior Proposal not knowingly solicited, entered into or agreed to in breach of the Merger Agreement and made after the date of the Merger Agreement;

•        the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

•        the Merger Agreement requires, in the event that the Company decides to terminate the Merger Agreement in accordance with the following termination provisions: (a) breaches of representations and warranties by Parent or Merger Sub, (b) (i) all of the conditions to the obligations of Parent and Merger Sub (other than those conditions that by nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefits of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) Parent and Merger Sub fail to complete the Merger within 15 business days, then the responsible member or members of Parent shall promptly but in no event later than five business days after the date of such termination, pay the Company a termination fee in an amount of $2.25 million;

•        the Company may be required, under certain circumstances, to pay the Buyer Group a termination fee of US$1.7 million in connection with the termination of the Merger Agreement

•        under the law of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

•        The Buyer Group obtained Debt Financing necessary to complete the Transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, as well as the limited number and nature of conditions to the debt financing; and

•        the Board may terminate the Merger Agreement at any time, whether before or after the Requisite Company Vote if the Board has effected a Change of Recommendation; provided that, (i) the Company shall have complied in all material respects with the provisions regarding Acquisition Proposal as set forth in the Merger Agreement, and (ii) the Company pays the termination fee required under the Merger Agreement.

In its consideration of the fairness of the Merger, the Buyer Group noted that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions contemplated thereby, including the Merger, is not subject to the majority-of-the-minority voting requirement. Nevertheless, the Buyer Group believes the Merger is procedurally fair to the Unaffiliated Security Holders because (i) the Cayman Islands laws do not require a merger to be conditioned upon a majority-of-the-minority voting requirement and this condition is not customary in going-private transactions involving Cayman Islands companies, and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the Merger Agreement, the Plan of Merger and the Transactions contemplated thereby, including the Merger, including without limitation (a) the formation of and the Board authority granted to the Special Committee in reviewing, evaluating and negotiating (and ultimately authorizing and approving) the terms of the Merger Agreement, (b) the Special Committee retained and was advised by competent and experienced independent legal counsels and independent financial advisor, (c) the rights of the Company regarding the Superior Proposal, and (d) the availability of dissenters’ rights to the Unaffiliated Security Holders.

The Buyer Group’s consideration of the factors described above reflects its assessment of the fairness of the Per Share Merger Consideration and Per ADS Merger Consideration payable in the Merger to the Unaffiliated Security Holders in relation to the going-concern value of the Company on a stand-alone basis. The Buyer Group implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Buyer Group did not, however, explicitly calculate a stand-alone pre-Merger going-concern value of the Company as a public company because the Company will have a significantly different capital structure following the Merger. Therefore, the Buyer Group does not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of Per Share Merger Consideration and Per ADS Merger Consideration payable in the Merger to the Unaffiliated Security Holders. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the Merger Consideration of US$21 per ADS or US$1.05 per Share represented a premium to the going concern value of the Company.

The Buyer Group did not view as dispositive the liquidation value of the Company because it considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not view as dispositive net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Company’s net book value per Share as of June 30, 2020 was US$1.15 based on 51,419,058 issued and outstanding Shares as of that date.

Except as set forth under “Special Factors — Background of the Merger” beginning on page 20, the Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Group, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Company’s Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Company’s Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Company’s Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval and adoption of the Merger Agreement.

Certain Financial Projections

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, in connection with their due diligence review of the Company and Duff & Phelps’ financial analysis of the consideration to be paid in the Merger, the management of the Company has prepared certain preliminary financial projections for the fiscal year ended December 31, 2020 through the fiscal year ending December 31, 2024 for internal use, which was summarized by Duff & Phelps in a one-page PDF version as a summary of key information for the Special Committee’s convenience (with all such data and information contained and covered in the below tables on page 35). These preliminary financial projections were approved by the Special Committee for use by Duff & Phelps in connection with their financial analyses related to the Merger and opinion provided to the Special Committee. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or U.S. generally accepted accounting principles (“U.S. GAAP”), but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the prospective financial information.

The financial projections are not a guarantee of performance. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, gross profit, net income and capital expenditure. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by the Company’s management that the management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Company’s independent auditor’s report accompanying the Company’s audited consolidated financial statements included in the Company’s annual report on Form 20-F for the year ended December 31, 2019 incorporated by reference in this proxy statement refers exclusively to the Company’s historical financial statements and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares pursuant to Section 238 of the Cayman Islands Companies Law.

The following table sets forth the financial projections prepared by the Company’s management (the “Management Projections”) and considered by the Special Committee and its financial advisor in connection with their analysis of the Merger:

	Management Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E
	(in USD thousands except percentage)
Total Revenue	36,946	39,059	41,510	43,749	46,112
Cost of Revenue	(10,805)	(11,685)	(12,502)	(13,203)	(13,945)
Gross Profit	26,141	27,373	29,009	30,546	32,167
Gross Margin	71%	70%	70%	70%	70%
Operating Expense	(29,921)	(28,766)	(29,559)	(30,322)	(31,162)
Other Income	229	156	125	87	46
Operating Income	(3,552)	(1,236)	(426)	311	1,052
% Margin	-10%	-3%	-1%	1%	2%
Depreciation and Amortization	242	250	258	267	276
EBITDA	(3,310)	(986)	(168)	578	1,327
% Margin	-9%	-3%	0%	1%	3%
Net Income	3,292	6,856	439	1,125	1,719
% Margin	9%	18%	1%	3%	4%

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily, that (i) the popularity of the Company’s products would remain stable in the geographic markets in which the Company operated, (ii) the Company would be able to successfully implement its business plan to compete effectively in both its traditional business and emerging business, (iii) material costs and expenses would increase in connection with the Company’s revenue increase. The Company’s management also assumed that the overall economy in China will remain stable, and that there will be no material change in competition affecting the Company.

Duff & Phelps, as the Special Committee’s financial advisor, orally reviewed with the Special Committee certain financial analyses, as described beginning on page 36, that were based, in part, on the financial projections above. For additional information regarding the analyses by the Special Committee’s financial advisor, see “Special Factors — Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 36.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of Duff & Phelps, the Special Committee’s Financial Advisor

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•        reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2016 through December 31, 2019 and the Company’s unaudited interim financial statements for the six months ended June 30, 2018, June 30, 2019 and June 30, 2020 included in the Company’s Form 6-K filed with the SEC;

•        reviewed unaudited segment financial information for the Company for the years ended December 31, 2017 through December 31, 2019 and for the six months ended June 30, 2018, June 30, 2019 and June 30, 2020, provided by the management of the Company;

•        reviewed information regarding the Company’s investments in Shanghai Yimeng Software Technology Co., Ltd. (the “Yimeng Investments”), including, among other information, the unaudited book value recorded by the Company as of June 30, 2020 and recent sale transaction details, provided by the management of the Company;

•        reviewed Management Projections for the Company for the years ending December 31, 2020 through December 31, 2024, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis;

•        reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

•        reviewed a letter dated October 7, 2020 from the management of the Company, which made certain representations as to certain historical financial information for the Company, the Yimeng Investments the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

•        reviewed documents related to the merger, including a draft of the Merger Agreement dated October 8, 2020;

•        discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

•        discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•        reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•        performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant, as further described beginning on page 36; and

•        conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering this opinion with respect to the merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•        relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•        relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

•        assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

•        assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company, the Yimeng Investments and the merger;

•        assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

•        assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•        assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•        assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•        assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the merger.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of the Company, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the opinion in its entirety and the description hereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by the applicable law. The opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, DPS, the Company, and the Special Committee dated January 9, 2020, and the amendment thereto dated August 21, 2020 (the “Engagement Letter”). Duff & Phelps’ opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2020 through December 31, 2024, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Certain Financial Projections” beginning on page 34. The costs associated with the Company being a publicly listed company, as provided by the management of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2024 (the “Terminal Value”) using a perpetuity growth formula assuming a 5.00% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 15.00% to 17.00%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of US$0.90 million to US$2.10 million. Duff & Phelps further estimated the range of equity value of the Company to be US$50.78 million to US$51.98 million by:

•        adding cash of US$29.20 million;

•        adding E-surer loan receivable of US$3.63 million;

•        adding held-for-sale assets of US$0.80 million;

•        adding long-term investments of US$1.94 million;

•        adding Cachet loan receivable of US$14.69 million;

•        adding investments in affiliates of US$0.09 million;

•        subtracting dividend payable of US$0.13 million;

•        subtracting non-controlling interest of US$0.33 million.

Based on the foregoing analysis, Duff & Phelps’ discounted cash flow analysis resulted in an estimated ADS range of US$19.78 to US$20.25.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis.    Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the internet and direct marketing retail industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The nine companies included in the selected public company analysis in the internet and direct marketing retail industry were:

Selected Companies	• Momo.com Inc.
• Stitch Fix, Inc.
• BHG Group AB
• Hyundai Home Shopping Network Corporation
• PChome Online Inc.
• Yunji Inc.
• NS Shopping Co., Ltd.
• Secoo Holding Limited
• ECMOHO Limited

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2020, 2021 and 2022 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest, taxes (“EBIT”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN
	3-YR CAGR	LTM	2020	2021	2022	3-YR CAGR	LTM	2020	2021	2022	3-YR AVG	LTM	2020	2021	2022
momo.com Inc.	22.7%	29.4%	30.6%	25.1%	28.3%	19.3%	32.5%	47.3%	18.5%	32.9%	4.4%	4.4%	4.4%	4.2%	4.3%
Stitch Fix, Inc.	20.5	8.5	5.0	18.9	16.9	NM	NM	NM	NA	NA	1.7	-1.7	-2.3	0.8	2.9
BHG Group AB	33.6	39.3	39.3	10.2	9.5	55.8	100.3	69.9	12.8	12.3	5.0	8.4	8.8	9.0	9.3
Hyundai Home Shopping Network Corporation	NM	38.8	1.9	3.9	6.5	18.4	18.8	1.3	-1.3	5.9	12.4	9.3	9.3	8.9	8.8
PChome Online Inc.	14.7	14.3	14.3	18.0	19.2	-6.3	313.5	-12.4	15.6	19.8	-0.7	2.6	1.9	1.9	1.9
Yunji Inc.	108.7	-40.3	8.5	21.5	9.0	NM	NM	NM	169.7	18.3	-1.5	-2.5	1.1	2.5	2.7
NS Shopping Co., Ltd	4.1	13.0	10.4	3.4	5.0	-21.3	-28.9	5.2	2.9	14.0	14.8	7.9	8.5	8.5	9.2
Secoo Holding Limited	38.2	0.3	NA	NA	NA	NM	-19.5	NM	NM	NA	3.6	3.0	NA	NA	NA
ECMOHO Limited	NA	21.8	NA	NA	NA	NA	NM	NM	NA	NA	3.3	-1.3	NA	NA	NA

Mean	34.7%	13.9%	15.7%	14.4%	13.5%	13.2%	69.5%	22.3%	36.4%	17.2%	4.8%	3.3%	4.5%	5.1%	5.6%
Median	22.7%	14.3%	10.4%	18.0%	9.5%	18.4%	25.7%	5.2%	14.2%	16.2%	3.6%	3.0%	4.4%	4.2%	4.3%

Acorn International, Inc.	31.4%	13.1%	-1.3%	5.7%	6.3%	NM	NM	NM	NM	NM	1.0%	-1.1%	-8.0%	-1.6%	0.5%

	ENTERPRISE VALUE AS MULTIPLE OF
	LTM EBITDA	2020 EBITDA	2021 EBITDA	2022 EBITDA	LTM EBIT	2020 EBIT	2021 EBIT	2022 EBIT	LTM Revenue	2020 Revenue	2021 Revenue	2022 Revenue
momo.com Inc.	37.3x	33.0x	27.9x	21.0x	52.3x	46.3x	36.0x	28.5x	1.65x	1.45x	1.16x	0.90x
Stitch Fix, Inc.	NM	NM	NM	44.9	NM	NM	NM	94.9	1.90	1.78	1.50	1.28
BHG Group AB	23.0	19.3	17.1	15.2	32.7	25.5	23.6	21.0	1.93	1.70	1.54	1.41
Hyundai Home Shopping Network Corporation	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
PChome Online Inc.	7.5	9.4	8.1	6.8	NM	15.1	11.6	9.5	0.19	0.18	0.15	0.13
Yunji Inc.	NM	5.7	2.1	1.8	NM	9.3	2.7	2.3	0.10	0.06	0.05	0.05
NS Shopping Co., Ltd	18.8	16.9	16.4	14.4	32.0	28.5	28.6	24.0	1.48	1.44	1.40	1.33
Secoo Holding Limited	8.7	NA	NA	NA	10.0	NA	NA	NA	0.26	NA	NA	NA
ECMOHO Limited	NM	NA	NA	NA	NM	NA	NA	NA	0.09	NA	NA	NA

Mean	19.1x	16.9x	14.3x	17.3x	31.7x	24.9x	20.5x	30.0x	0.95x	1.10x	0.97x	0.85x
Median	18.8x	16.9x	16.4x	14.8x	32.3x	25.5x	23.6x	22.5x	0.87x	1.45x	1.28x	1.09x

CAGR = Compound Annual Growth Rate

LTM = Latest Twelve Months

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) — (Cash & Equivalents) — (Net Non-Operating Assets)

EBIT = Earnings Before Interest and Taxes

Source: Capital IQ, Bloomberg, Company filings, press releases

Selected M&A Transactions Analysis.    Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Announced Date	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
7/26/2019	Arc E-commerce AB	Bygghemma Group First AB (publ) (nka:BHG Group AB)	$11	$11	NA	$1	NA	1.08x	NA	12.0x
8/29/2018	Firtal Group ApS	Matas A/S	$24	$14	$1	NA	10.0%	1.65x	16.5x	NA
6/22/2018	DCG Soluções Para Venda Digital S.A.	Linx Sistemas e Consultoria Ltda.	$18	$398	NA	NA	NA	0.04x	NA	NA
7/6/2017	HSN, Inc.	QVC Group (nka:Qurate Retail Group, Inc.)	$2,606	$3,503	$244	$220	7.0%	0.74x	10.7x	11.8x
4/17/2017	Shenzhen TOMTOP Technology Co., Ltd.	Yiwu Huading Nylon Co.,Ltd.	$459	$330	$24	$23	7.4%	1.39x	18.8x	19.8x
3/27/2017	Shanghai Liduoduo Electronic Commerce Co., Ltd.	Nanfang Black Sesame Group Co., Ltd.	$105	$90	$5	$5	5.9%	1.16x	19.5x	19.7x
			Mean					1.01x	16.4x	15.8x
			Median					1.12x	17.7x	15.9xx

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM Revenue ending June 30, 2020. Duff & Phelps’ selected valuation multiples were as follows: LTM Revenue multiple ranged from 0.09x to 0.26x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgement, reflected the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Based on these analyses, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value for the Company of US$3.30 million to US$9.40 million. Duff & Phelps further estimated the range of equity value of the Company to be US$53.18 million to US$59.28 million by:

•        adding cash of US$29.20 million;

•        adding E-surer loan receivable of US$3.63 million;

•        adding held-for-sale assets of US$0.80 million;

•        adding long-term investments of US$1.94 million;

•        adding Cachet loan receivable of US$14.69 million;

•        adding investments in affiliates of US$0.09 million;

•        subtracting dividend payable of US$0.13 million;

•        subtracting non-controlling interest of US$0.33 million.

Based on the foregoing analysis, Duff & Phelps’ selected public companies analysis resulted in an estimated ADS range of US$20.68 to US$23.06.

Summary of Financial Analysis

Duff & Phelps noted that the per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the merger was within the range of the per Share and ADS value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$430,000, consisting of a nonrefundable retainer of US$200,000 payable upon engagement, US$180,000 payable upon Duff & Phelps rendering the opinion at the request of the Special Committee and US$50,000 payable upon the Company’s receipt of shareholders’ approval of the merger.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the merger, or the conclusion reached in the opinion.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements.

Disclosure of Prior Relationships

During the two years preceding the date of Duff & Phelps’ opinion, in matters unrelated to the Merger, Duff & Phelps provided valuation services to Cachet Hotel Group, an affiliate of Parent and received fees of US$50,000 for such engagement.

Purposes of and Reasons for the Merger

The Buyer Group

Under the SEC rules governing “going private” transactions, the members of the Buyer Group are required to express their reasons for the Merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act, which consist of the Unaffiliated Security Holders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Excluded Shares) will be cancelled in exchange for US$1.05 per Share or US$21.00 per ADS (less any applicable ADS Depositary fees (US$0.05 per ADS cash distribution fee) payable pursuant to the terms of the Deposit Agreement), respectively, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering, and in particular in relation to the Company’s prior direct TV marketing model. These changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Moreover, the Buyer Group believes the stock market has continually undervalued the Company’s business.

Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended.

The Buyer Group decided to undertake the “going private” transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the “going private” transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders to receive US$1.05 per Share or US$21.00 per ADS (less any applicable ADS Depositary fees (US$0.05 per ADS cash distribution fee) payable pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, which represents (a) a premium of 44.1% over the closing price of the ADSs as quoted by the NYSE on August 17, 2020, the last trading day immediately prior to the Company’s announcement that it had received a “going-private” proposal, (b) a premium of approximately 31.6% over the average closing price of the ADSs during the 30 trading days prior to, and including, August 17, 2020, and (c) a premium of approximately 37.6% over the average closing price of the ADSs during the 60 days prior to, and including, August 17, 2020. The Company believes its long-term objectives can best be pursued as a private company.

The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “— Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

The Company’s ADSs are currently listed on the NYSE under the symbol “ATV.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company beneficially owned directly by the Buyer Group.

Following the completion of the Merger, the ADSs will cease to be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company’s ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if such shares are not listed on a national securities exchange and there are fewer than 300 record holders of such shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal security holders of the Company. Furthermore, the ADS program for Shares will terminate.

If the Merger is completed, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and becoming a wholly-owned subsidiary of Parent. Under the terms of the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time of the Merger (including Shares represented by ADSs) will be cancelled in consideration for the right to receive US$1.05 per Share or US$21.00 per ADS, in each case, in cash, without interest and net of any applicable withholding taxes, except for the Excluded Shares and the Note Shares.

We have attached the Merger Agreement to this Proxy Statement as Annex A. We encourage you to read the entire Merger Agreement carefully, because it is the legal document that governs the Merger.

Directors and Management of the Surviving Corporation

If the Merger is completed, the current memorandum of association and amended and restated articles of association of the Company will be replaced in their entirety by the memorandum of association and amended and restated articles of association of Merger Sub, as in effect immediately prior to the Effective Time (except that, at the Effective Time, Article I of the articles of association of the Surviving Corporation will be amended to read as follows: “The name of the corporation is “Acorn International, Inc.”). In addition, the directors and officers of Merger Sub immediately prior to the Effective Time (identified below in “Annex E — Directors and Executive Officers of Each Filing Person”) will become the directors and officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time.

Benefits and Detriments of the Merger

The benefits of the Merger to the Unaffiliated Security Holders include the following:

•        the receipt by Unaffiliated Security Holders of a merger consideration of US$1.05 per Share or US$21.00 per ADS represents a premium of 44.1% over the closing price of the Company’s ADSs on August 17, 2020, the last trading date immediately prior to the Company’s announcement that it had received the second “going private” proposal, a premium of 31.6% over the average closing price of its ADSs during the 30 trading days prior to August 17, 2020 and a premium of 37.6% over the average closing price of its ADSs during the 60 trading days prior to August 17, 2020; and

•        risks to Unaffiliated Security Holders in connection with any possible decrease in the Company’s future revenues, free cash flow, growth or value following the Merger will be avoided.

The detriments of the Merger to the Unaffiliated Security Holders include the following:

•        Unaffiliated Security Holders will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends, if any; and

•        in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “— Material U.S. Federal Income Tax Consequences” and “— Material PRC Income Tax Consequences” beginning on page 53 for additional information.

The benefits of the Merger to the Buyer Group include the following:

•        if the Company executes its business strategies successfully, the value of the Buyer Group’s equity interests in the Company could increase due to possible increases in future revenues, free cash flow and the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•        the Surviving Corporation will be relieved from pressure exerted by the public market’s valuation and the emphasis on short-term period-to-period performance, which may not maximize the long-term equity value of the Company, and as a result the Company’s management will have greater flexibility to focus on long-term strategic planning in a highly competitive business and on improving long-term profitability;

•        the Surviving Corporation’s management will have more freedom to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•        the Surviving Corporation will be able to develop and introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•        the costs and administrative burden resulting from operating the Company as a publicly traded company will be reduced, including the costs in connection with regulatory filings and compliance requirements.

The detriments of the Merger to the Buyer Group include the following:

•        all of the risks associated with any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by Parent and its affiliates;

•        the business risks facing the Company such as increased competition will be borne by Parent and its affiliates;

•        the debt of an aggregate amount up to US$10 million under the Debt Financing Agreement necessary to consummate the Merger and related transaction will increase the debt of Parent; and

•        following the Merger, there will be no trading market for the Surviving Corporation’s equity securities and Parent’s equity investment in the Surviving Corporation following the Merger will bear material risks resulting from such limited liquidity.

The benefits of the Merger to the Company’s directors and executive officers (other than the members of the Buyer Group) include the following:

•        the continuation of service of certain executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions;

•        continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to former directors and officers of the Company; and

•        the compensation of members of the Special Committee in exchange for their services in such capacity in an amount of $50,000 per member, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.

The detriments of the Merger to the Company’s directors and executive officers (other than the members of the Buyer Group) include the following:

•        certain directors and executive officers of the Company who are no longer shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the shares, if any; and

•        in general, the receipt of cash pursuant to the Merger will be taxable transaction for U.S. federal income tax purposes. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 54.

In connection with the Merger, some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders of the Company generally, as described in more detail under “— Interests of Certain Persons in the Merger” beginning on page 50.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for the Buyer Group prior to and immediately after the Merger, based on the historical net book value and net earnings of the Company as of June 30, 2020. The Company does not consider net book value, which is an accounting concept, as a material indicator of the value of the Company as a going concern but rather that it is indicative of historical costs and therefore not a dispositive measure in the determination of the Company’s value.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000%		$’000%		$’000	%(1)	$’000	%(1)
Robert W. Roche	$44,879	75.79%	$3,589	75.79%	$59,219	100.00%	$4,736	100.00%

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, taking into account the factors described above in the section entitled “Effects of the Merger on the Company,” except that the Company will (a) cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and (b) have substantially more debt than it currently has.

Except as set forth in this Proxy Statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•        an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•        the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•        any other material changes in the Company, including with respect to the Company’s corporate structure or business.

However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which it considers to be in the best interests of the Company and its shareholders, including the disposition or acquisition of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Corporation in light of such evaluation and review as well as any future developments. Subsequent to the completion of the Merger and the anticipated deregistration of the ADSs, the Company will no longer be subject to the Exchange Act and the NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on November 7, 2019, in response to the receipt of the Preliminary Proposal on November 4, 2019.

Considering the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent entity and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, the Special Committee determined that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the proposed sale of the Company to Parent, taking into account risks of execution as well as business, financing, regulatory approval, competitive, industry and market risks.

The Special Committee also took into account that the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Superior Proposal, subject to the payment to Parent of a termination fee of US$1.7 million. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered, as an alternative to the Merger, that the Company remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the projections of future financial performance prepared by management, the risks of the Company’s business, the offer premium implied by the merger consideration, the costs of regulatory compliance for public companies and the challenges to the Company’s efforts to increase shareholder value as a publicly-traded company. Moreover, in light of Parent’s stated intention not to sell its Shares to any third party and its beneficial ownership of approximately 75.5% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement), the Special Committee determined that there was unlikely to be a viable alternative to the proposed sale of the Company to the Buyer Group, other than remaining a public company.

Except as set forth above, no other alternatives were considered by the Special Committee.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee equal to $1.7 million, or Parent may be required to pay the Company a termination fee equal to $2.25 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fees” beginning on page 73.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Buyer Group estimates that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the Merger, will be approximately US$14 million. Such amount will be funded by the Debt Financing Agreement, the Notes, and additional cash contributions by Parent. Pursuant to the Debt Financing Agreement, East West Bank (the “Bank”) has agreed to provide Parent with a term loan up to US$10 million to fund the Merger (the “Term Loan”). However, funding under the Debt Financing Agreement is subject to the satisfaction of the conditions set forth in the Debt Financing Agreement. In addition, following the Merger, upon Parent’s request to the Bank, and Parent’s partial repayment in the PRC of the Term Loan in an amount of the renminbi equivalent of US$1 million (using the account of Shanghai Acorn Network Technology Development Co., Ltd. with the Bank in PRC with deposits in an amount equal to the renminbi equivalent of US$1 million (the “PRC Bank Account”)), and subject to the terms and conditions of the Debt Financing Agreement, the Bank shall make another term loan to Parent in an amount equal to US$9 million or such lesser amount as Parent shall designate (the “Facility 2 Loan”). Parent shall use the Facility 2 Loan to repay the remaining balance of the Term Loan in full.

The Term Loan shall bear interest, on the outstanding daily balance thereof, at a floating rate of interest equal to the greater of (i) the Prime Rate, plus one percent (1.0%) or (ii) four and one quarter of one percent (4.25%), with default interest five percent (5.0%) higher. For purpose of this paragraph, the Prime Rate means the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Bank, the “Prime Rate” shall mean the rate of interest per annum announced by the Bank as its prime rate in effect at its principal office in the State of California; provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum. The maturity date of the Term Loan is the first anniversary of the date on which the Term Loan is advanced.

Collateral for the Term Loan shall consist of the following property, now owned or hereafter acquired by Parent, and all proceeds thereof: (a) all deposit accounts of Parent and all amounts credited to such accounts; and (b) all securities, securities accounts, and investment property, all interest, dividends and other property paid thereon, and all other cash and noncash proceeds of the foregoing, any securities, instruments or distributions of any kind issuable, issued or received by Parent upon conversion of, in respect of, or in exchange for any securities, including, but not limited to, those arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to the Shares and ADSs of the Company held by Parent as of the date of Debt Financing Agreement.

Obligations under the Term Loan and Facility 2 Loan will be guaranteed (i) by the Guarantors pursuant to the terms and conditions of the Unconditional Guaranty executed concurrently with the Debt Financing Agreement, and, (ii) within 10 days following the Merger, by the Company pursuant to the terms and conditions of an unconditional guaranty to be executed and delivered to the Bank.

The availability of the Term Loan is subject to the condition precedent that the Bank shall have received, in form and substance reasonably satisfactory to the Bank, the following (the Bank acknowledges and agrees that it has received and approved items (b) through (h)): (a) the Debt Financing Agreement, (b) the automatic debit authorization form attached to the Debt Financing Agreement, (c) a director’s certificate with respect to incumbency and resolutions of Parent, authorizing the execution and delivery of the Debt Financing Agreement and other loan related documents, (d) UCC Financing Statement (Parent), (e) the Unconditional Guaranty, (f) duly certified true copies of the organizational documents for Parent, (g) a certificate of good standing for Parent issued by the Companies Registrar, (h) evidence of the creation of the PRC Bank Account and the Hong Kong Bank Account, (i) payment of the applicable Bank fees and expenses, (j) a Cayman Islands law legal opinion of counsel to Parent, (k) a certified copy of the annotated register of members of the Company, (l) if applicable, a control agreement with each securities intermediary holding any of the Parent’s Shares, (m) the Company has filed its From 6-K with the SEC including the signed Merger Agreement, (n) the Company has filed its From 13E-3 regarding the proposed Merger with attached proxy statement, (o) the SEC has completed its review, the Company shareholders have approved the proposed Transaction, and the Company has filed its final amendment to Schedule 13E-3 showing that the Merger was approved by the shareholders, (p) Parent has executed the Federal Reserve Form U-1 (Regulation U) previously provided by Bank, and (q) other documents and completion of such other matters, as the Bank reasonably and in good faith, deems necessary. For the purpose of the Debt Financing Agreement, the “Hong Kong Bank Account” means the account of China DRTV, with Bank in Hong Kong, with deposits in an amount equal to or greater than US$9 million, or during the Facility 2 Loan, and amount equal to or greater than the amount of the Facility 2 Loan.

The Merger Agreement provides that Parent will use commercially reasonable efforts to satisfy the conditions for obtaining financing under the Debt Financing Agreement. The Company is required to reasonably cooperate in connection with the arrangement of financing as may be reasonably requested by Parent.

In the event that any portion of the financing becomes unavailable in the manner or from the sources contemplated in the Debt Financing Agreement despite Parent’s commercially reasonable efforts to obtain the financing, Parent must use its commercially reasonable efforts to arrange to obtain any such portion of the financing from alternative sources, on terms that are no less favorable to Parent, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto.

Obtaining the financing under the Debt Financing Agreement, or any alternative financing, is not a condition to Parent or Merger Sub’s respective obligations to complete the Merger. However, if Parent is unable to obtain the financing of the Merger, it is likely that the Merger will not close, and if Parent has satisfied its obligation to use commercially reasonable efforts to obtain the financing and its other obligations under the Merger Agreement, all the conditions to Parent and Merger Sub’s respective obligations to close have been satisfied or waived, and all the conditions to the Company’s obligation to close have been satisfied or waived, our sole remedy if the transaction does not close within fifteen business days other than specific performance will be Parent’s obligation to pay us a $2.25 million termination fee.

Unconditional Guaranty

Concurrently with the execution of the Debt Financing Agreement, each of Ms. Hattori-Roche, Mr. Roche, and Mr. Roche as the trustee under the Robert W. Roche 2009 Declaration of Trust (each a “Guarantor”) entered into an unconditional guaranty (the “Unconditional Guaranty”), pursuant to which, each Guarantor unconditionally, jointly and severally, and irrevocably guarantees the prompt and complete payment of all amounts that Parent owes to the Bank and performance by Parent of the Debt Financing Agreement.

In addition, pursuant to the Debt Financing Agreement, within 10 days following the Merger, the Company will execute and deliver an unconditional guaranty to the Bank to guarantee repayment of Term Loan and Facility 2 Loan.

Remedies and Limitations on Liability

The Company is entitled to an injunction, specific performance and other equitable relief to prevent breaches of Merger Agreement by the Buyer Group and to specially enforce the terms thereof against the Buyer Group, which remedies are in addition to any other remedy to which they are entitled at law or in equity, except the Company will not be entitled to seek specific performance of Parent’s obligation to cause the Debt Financing to be funded to fund the Merger unless all conditions as set forth in certain provisions of the Merger Agreement have been satisfied (or with respect to certificates to be delivered at Closing, are capable of being satisfied upon the Closing) or waived at the time of the Closing would have occurred but not for the failure of the Debt Financing to be funded.

In the event that the Buyer Group fails to effect the Closing when required under the Merger Agreement for any reason or for no reason after (i) all of conditions to the obligations of Parent and Merger Sub (other than those conditions that by nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefits of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger, or they otherwise breach the Merger Agreement or otherwise fail to perform under the Merger Agreement, then except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of Merger Agreement and receipt of the Buyer Termination Fee from Parent, will be the sole and exclusive remedy of the Company Parties against the Buyer Group for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Buyer Termination Fee, none of the Buyer Group shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby (subject to certain circumstances).

If the Company pays the Termination Fee pursuant to the terms of the Merger Agreement, then such payment shall be the sole and exclusive remedy of the Buyer Group against the Company Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Termination Fee, none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (subject to certain circumstances).

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. In particular, the wife of Mr. Roche, our co-founder and Executive Chairman, Ms. Hattori-Roche, owns Parent, the vehicle holding the Buyer Group’s Shares. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Except as set forth in the section entitled “— Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

Interests of the Buyer Group

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Special Committee and the Board were aware of such interests and considered them, among other matters, in reaching their decisions to approve the Merger Agreement.

As a result of the Merger, the Buyer Group will own 100% of the equity interest in the Surviving Corporation immediately following the completion of the Merger. Because of their equity interest in the Surviving Corporation, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Corporation will be illiquid, with no public trading market for the Surviving Corporation’s shares and no certainty that an opportunity to sell its shares in the Surviving Corporation at an attractive price, or that dividends paid by the Surviving Corporation will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance requirements; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Shares Held by Directors and Executive Officers

Our directors and executive officers who are Unaffiliated Security Holders will be treated the same as other Unaffiliated Security Holders, except that, in lieu of receiving the Per Share Merger Consideration and Per ADS Merger Consideration in the form of cash, our Lead Director, Pierre Cohade, and our Chief Executive Officer, Jacob A. Fisch, will each receive the merger consideration for their Note Shares in the form of Notes.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent agreed that:

•        For a period of six years after the effective time of the Merger, the memorandum and articles of association of the Surviving Corporation will contain provisions with respect to indemnification of present and former directors and officers of the Company that are no less favorable than presently set forth in the Company’s amended and restated memorandum and articles of association.

•        From and after the Effective Time of the Merger, the Surviving Corporation will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify (a) the present and former directors against liabilities arising out of or in connection with any acts or omissions occurring before or at the Effective Time of the Merger to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by Cayman Islands Companies Law or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•        The Surviving Corporation will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six years after the effective time of the Merger on terms with respect to coverage and amount no less favorable than the existing insurance. However, at no time will the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Surviving Corporation may purchase a six-year “tail” prepaid policy prior to the effective time of the merger on terms and conditions no less advantageous to such persons than the existing directors’ and officers’ liability insurance.

The Special Committee

On November 7, 2019, the Board established the Special Committee to consider the proposal from Mr. Roche and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors Urs P. Zimmerman (who serves as chairman), Eric Haibing Wu and Jenny Wu. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) the director’s receipt of Board compensation in the ordinary course, (b) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), and (c) the director’s indemnification and liability insurance rights under the Merger Agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company has compensated the members of the Special Committee in exchange for their service in such capacity at a rate of $50,000 for the chairman of the Special Committee and $50,000 for each other member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.

Position with the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the Effective Time, including Mr. Roche, will become the directors and officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time.

Related-Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. In addition to the arrangements in connection with the Merger discussed elsewhere in this Proxy Statement, for a description of significant related-party transactions for the years ended December 31, 2019 and 2018, see Item 7. “Major Shareholders and Related-Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 86 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and Parent in connection with the Merger are estimated at the date of this Proxy Statement to be as follows:

Description	Amount
(US$ in thousands)
Legal fees and expenses	458
Financial advisory fees and expenses	430
Special Committee fees	150
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs and miscellaneous costs)	218
Total	1,256

These fees and expenses (other than the ADS cancellation fees pursuant to the terms of the Deposit Agreement) will not reduce the aggregate merger consideration to be received by the Company’s shareholders and ADS holders. If the Merger is consummated, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay such costs and expenses except as otherwise provided in the Merger Agreement.

Voting by the Buyer Group at the Extraordinary General Meeting

The Buyer Group has agreed to vote the 38,967,937 Shares owned by them, which as of the date of this Proxy Statement represent approximately 75.8% of the Company’s issued and outstanding Shares that are entitled to vote, in favor of the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, at the extraordinary general meeting.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations.”

Regulatory Matters

The Company does not believe that any material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than the Company Approvals and the approvals, filings or notices required under the United States federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the

Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette.

Dissenters’ Rights

Shareholders who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” on page 75).

Material PRC Income Tax Consequences

Under the Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, and was amended on December 29, 2018, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC enterprise income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Reduction of or relief from these taxes may be sought by PRC non-resident enterprises under applicable tax treaties with China.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under Bulletin 7 issued by the State Administration of Taxation, which became effective on February 3, 2015, unless certain conditions are met, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain allocable to the PRC taxable assets from such equity transfer. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to recharacterize and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% enterprise income tax on the gain allocable to the PRC taxable assets from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 7, and, as a result, any person that has a payment obligation pursuant to the Merger Agreement will not withhold any PRC tax (under Bulletin 7) from the Merger consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualifications that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger, the Variation of Capital and the Amendment of the M&A and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

Material U.S. Federal Income Tax Consequences

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) that exchange Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies, regulated investment companies, mutual funds, or real estate investment trusts, brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock, (ix) S corporations, (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or (xi) holders that dissent from the Merger. This discussion assumes that Shares are held as “capital assets” (generally, property held for investment) under the Code.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is subject to tax in the PRC (see “— PRC Tax Consequences”) or you are subject to PRC income tax pursuant to Bulletin 7 as described below under the “— PRC Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the Treaty. If we or you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger against your U.S. income tax liability on such gain unless such credit can be applied (subject to applicable limitations such as the US foreign tax credit requirement to classify re-sourced income to in a separate basket) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as the Company, will be classified as a passive foreign investment company or “PFIC” in any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are generally taken into account in determining the Company’s asset value. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. The Company will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.

The Company believes it was classified as a PFIC for our taxable year ended December 31, 2019 and certain previous taxable years and believes it is likely to be a PFIC in the current taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election (as discussed below), the U.S. Holder will generally be subject to special tax rules on any gain realized on the disposition of the Shares (including in the Merger). Under the PFIC rules (a) the gain will be allocated ratably over the U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we were a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income and (c) the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC that made a mark-to-market election with respect to the ADSs, would generally have (i) included as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deducted as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the amounts previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs (including in the Merger) in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs are listed on the New York Stock Exchange, which is an established securities market in the United States. Consequently, we expect that the mark-to-market election would be available to a U.S. Holder that holds the ADSs were we to be or become a PFIC.

Similarly, if you had made a qualified electing fund or “QEF” election to include annually your pro rata share of our earnings and net capital gains currently in income each year, the foregoing PFIC rules would not have applied, and your basis in your Shares will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Shares. Either or both would affect your basis in the Shares and increase or reduce your taxable gain depending on your individual situation.

If the Company is a PFIC for any taxable year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if the Company is a PFIC or has been a PFIC during any prior year in which a U.S. Holder held Shares.

U.S. Information Reporting and Backup Withholding Rules

In general, dividend payments with respect to the Shares and the proceeds received on the sale or other disposition of Shares (including the Merger) may be subject to information reporting to the IRS and to backup withholding (currently imposed at a rate of 24%). Backup withholding will not apply, however, if you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9. Any amounts withheld from payments to you under the backup withholding rules that exceed your U.S. federal income tax liability will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS. Certain individuals holding Shares other than in an account at a U.S. financial institution may be subject to additional information reporting requirements.

MARKET PRICE OF THE COMPANY’S ADSS, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing 20 Shares, on the NYSE under the symbol “ATV” for each quarter of 2018, 2019 and 2020 (through December 11, 2020):

	Sales Price Per ADS (in $)
Quarterly:	High	Low
2018
First quarter	21.84	17.35
Second quarter	38.86	13.50
Third quarter	26.70	14.12
Fourth quarter	33.60	18.00
2019
First quarter	33.64	21.00
Second quarter	31.50	20.65
Third quarter	22.30	15.67
Fourth quarter	19.59	15.64
2020
First quarter	19.31	7.96
Second quarter	15.78	9.12
Third quarter	18.00	13.16
Fourth quarter (through December 11, 2020)	21.00	14.15

The Per Share Merger Consideration and the Per ADS Merger Consideration represents a premium of 44.1% over the closing price of US$14.57 per ADS as quoted by the NYSE on August 17, 2020, the last trading day prior to the Company’s announcement on August 18, 2020 regarding the receipt of the second “going private” proposal, and a premium of 31.6 and 37.6, respectively, over the Company’s 30- and 60- trading day volume-weighted average price as quoted by the NYSE prior to August 17, 2020.

On December 11, 2020, the most recent practicable date before the date of this Proxy Statement, both the high and low reported sales prices of our ADSs were $20.65. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. In 2017, we did not declare any dividends. In 2018, we paid a one-time cash dividend on the Company’s ordinary shares of $0.75 per ordinary share. This cash dividend was paid on June 22, 2018 to shareholders of record on June 4, 2018. The aggregate amount of cash dividends paid was approximately $40 million. In May, 2019, our board announced a dividend policy calling for a recurring quarterly dividend of $0.0125 per ordinary share subject to quarterly review, approval and declaration by the board. The aforesaid policy was subsequently suspended in February 2020 due to current business impact and uncertainties concerning the potential longer-term impact of the COVID-19 outbreak on the Company’s e-commerce business. In each of May, September, and December 2019, our board announced a quarterly dividend of $0.0125 per ordinary share, and the aggregate amount of cash dividends paid in connection therewith was approximately $4,557,934.

Under the Merger Agreement, the Company is not permitted to declare, set aside, make or pay any dividend from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement.

A Cayman Islands company may pay dividends out of its profits, retained earnings and/or its share premium account (or any combination of these). When declaring a dividend, the directors must be satisfied that the company can pay its debts as they fall due. Subject to applicable laws of the Cayman Islands, our Board has complete discretion on whether to pay dividends, Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future results of operations, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

Current regulations in China permit our PRC subsidiaries to pay dividends to us only out of their respective accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of these subsidiaries to pay dividends and other payments to us may be restricted by factors that include changes in applicable foreign exchange laws and other laws and regulations. In particular, under Chinese law, these operating subsidiaries may distribute their profits only after the losses incurred in previous accounting years have been offset, and they may only pay dividends after 10% of their net profit has been set aside as reserve funds, unless such reserves have reached at least 50% of their respective registered capital. Such reserve funds may not be distributed as cash dividends. In addition, if any of our PRC operating subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

In addition, substantially all of our revenues and costs are denominated in Renminbi. At the Cayman Islands holding company level, we may rely on dividends and other fees paid to us by our subsidiaries and consolidated affiliated entities in China. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this Proxy Statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on January 22, 2021 at 10:00 a.m. (Shanghai time). The meeting will be held at the offices of Hogan Lovells International LLP, Suite 1804-1808, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•        as special resolutions:

THAT the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, be authorized and approved; and

THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

•        if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Share and ADS, other than the Excluded Shares (including such Shares represented by ADSs) and the Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration and Per ADS Merger Consideration, respectively, in each case, in cash (except the Note Shares, which will receive Notes), without interest and net of any applicable withholding taxes, in accordance with the terms and conditions as set forth in the Merger Agreement. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined under Section 238 of the Cayman Islands Companies Law.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (but with Mr. Roche abstaining):

•        determined that that the execution of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and its Unaffiliated Security Holders, and that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions;

•        authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger; and

•        resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is January 21, 2021 at 9:00 a.m. (Shanghai time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your voting instructions no later than 10:00 a.m. (New York City time) on January 15, 2021 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Holders of Shares are entitled to one vote per Share and will vote as a single class on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be 51,419,058 Shares entitled to be voted at the extraordinary general meeting. See “— Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy or by corporate representative, of one or more shareholders entitled to vote that represent in person or by proxy that represent not less than one-third of the voting rights represented by the issued and outstanding Shares. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution passed by the affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

As of the date of this Proxy Statement, there are 51,419,058 Shares (including Shares represented by ADSs) issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.” We expect that, as of the Share Record Date, there will be 51,419,058 Shares (including Shares represented by ADSs) issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.” Holders of Shares are entitled to one vote per share. Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, votes must be cast in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in order for the proposal to be authorized, approved and adopted, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. If less than all issued and outstanding Shares are present in person or by proxy and voting at the meeting, a smaller number of Shares will be required to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final Proxy Statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof.

Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Holders of Shares are entitled to one vote per share.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and return to the Company’s offices at 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China, Attention: Lei LI, no later than January 21, 2021 at 9:00 a.m. (Shanghai time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this Proxy Statement or the accompanying proxy card should contact Ms. Elaine Ketchmere of Compass Investor Relations at (310) 528-3031 or Eketchmere@compass-ir.com.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final Proxy Statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or from a third-party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on December 21, 2020 (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on such card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on January 15, 2021. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. Notwithstanding the foregoing, if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote, the Shares represented by the holder’s ADSs, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on January 11, 2021 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such cancellation (US$0.05 per ADS to be cancelled) and any applicable taxes payable pursuant to the Deposit Agreement and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of Shares, Suntera Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges payable pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in “— Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted FOR the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. Notwithstanding the foregoing, if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•        First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Acorn International, Inc., 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China, The People’s Republic of China, Attention: Lei Li.

•        Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 9:00 a.m. (Shanghai time) on January 21, 2021, which is the deadline to lodge your proxy card.

•        Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on January 15, 2021. A holder of ADSs can do this in one of two ways:

•        First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•        Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs

(OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JANUARY 11, 2021, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PAYABLE PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the accompanying proxy card, you should contact our Ms. Elaine Ketchmere of Compass Investor Relations at (310) 528-3031 or Eketchmere@compass-ir.com.

In order for you to receive timely delivery of any additional copy of this Proxy Statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

Solicitation of Proxies

We do not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this Proxy Statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this Proxy Statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT

The following summary describes material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub, or their respective businesses. The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub, or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 86.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation, as a wholly-owned subsidiary of Parent from and after the Closing, upon the terms, and subject to the conditions, of the Merger Agreement. If the Merger is completed, the Company will cease to be a publicly-traded company.

We currently expect that the Merger will be completed during the fourth quarter of 2020, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived, however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

Upon consummation of the Merger, the memorandum and articles of association of Merger Sub as in effect at the Effective Time of the Merger will be the memorandum and articles of association of the Company as the Surviving Corporation. The directors and officers of Merger Sub at the Effective Time of the Merger will become the directors and officers of the Surviving Corporation, unless otherwise determined Parent prior to the Effective Time.

Merger Consideration

Each Share issued and outstanding immediately prior to the Effective Time of the Merger (other than the Excluded Shares and the Note Shares) will be cancelled in exchange for the right to receive $1.05 in cash per Share ($21.00 per ADS) without interest and less any applicable taxes. Each Note Share will be cancelled in exchange for the right to receive Notes having face value equal to the merger consideration that these shareholders would otherwise have been entitled to receive in the form of cash. Each Excluded Share will be cancelled and cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each Dissenting Share will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Share as determined in accordance with Section 238 of the Cayman Islands Companies Law.

After the Effective Time, each holder of any of our Shares (other than Shares for which appraisal rights have been duly and validly exercised and not withdrawn or lost) will no longer have any rights with respect to the Shares, except for the right to receive the Per Share Merger Consideration.

Exchange Procedures

At the Effective Time, Parent will deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares (other than the Excluded Shares, Note Shares and Dissenting Shares), a cash amount in immediately available funds sufficient for the Paying Agent to make payments under the Merger Agreement.

Promptly after the Effective Time (and in any event within (x) five business days in the case of record holders and (y) three business days in the case of the Depository Trust Company (“DTC”) on behalf of beneficial holders holding through brokers, nominees, custodians or through a third-party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of DTC, deliver) to each registered holder of Shares (other than holders of Excluded Shares, Note Shares and Dissenting Shares) immediately prior to the Effective Time (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Share Certificates and Book-Entry Shares shall pass, only upon delivery of the Share Certificates (or affidavits of loss in case that the Share Certificates have been lost, stolen or destroyed) and Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in case that the Share Certificates have been lost, stolen or destroyed) and Book-Entry Shares in exchange for the Per Share Merger Consideration, as applicable. Upon surrender of a Share Certificate (or affidavit of loss in case that the Share Certificates have been lost, stolen or destroyed) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Share Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cheque, in the amount (after giving effect to any required tax withholdings) equal to (x) the number of Shares represented by such Share Certificate (or affidavit of loss in case that the Share Certificates have been lost, stolen or destroyed) or the number of Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate or Book-Entry Shares so surrendered shall forthwith be marked as cancelled.

The Surviving Corporation shall make arrangements for the ADS Depositary to distribute the Per ADS Merger Consideration to ADS holders (net of any applicable withholding taxes) pro rata to their holdings of ADSs upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable upon due surrender of the Share Certificates or Book-Entry Shares.

In the event of a transfer of ownership of Shares that are not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate or Book-Entry Shares may be issued to such transferee if the Share Certificates or Book-Entry Shares formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

No Solicitation of Acquisition Proposals; No Adverse Recommendation Changes

Non-Solicitation.    We have agreed not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, or engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person relating to, any Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Prior to obtaining Requisite Company Vote of the Merger Agreement, the Company may, however, furnish information to and engage and participate in discussions or negotiations with persons making an Acquisition Proposal if:

•        the Board believes in good faith that such Acquisition Proposal is bona fide; and

•        the Board reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that (a) such Acquisition Proposal constitutes or is reasonably expected to become a Superior Proposal and (b) failure to take action with respect to the Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties.

In the cases described above, we are not permitted to disclose any non-public information to a person without entering into an appropriate confidentiality agreement. In addition, we will substantially currently (and, in any event, within 48 hours) provide to Parent any non-public information provided to such other person which was not previously provided to Parent, as well as copies of the confidentiality agreement and determination of the Board.

We have agreed to promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, us or any of our representatives indicating the name of such person, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and if the Company has any intention to provide confidential information to such person, and to keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any material changes and amendments).

No Adverse Recommendation Change.    The Board has unanimously (but with Mr. R. Roche abstaining) resolved to recommend that our shareholders adopt the Merger Agreement. However, if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Board’s fiduciary duties to our shareholders under applicable law, it may, at any time prior to, but not after, the adoption of the Merger Agreement by our shareholders:

•        withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent, its recommendation that our shareholders adopt the Merger Agreement; or

•        cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

However, in order to enter into an agreement relating to an Acquisition Proposal, the Board must also have determined in good faith, after consultation with its financial advisors, that such acquisition proposal is a Superior Proposal and remains so after the Board follows the procedures described below.

To the extent the Board proposes to take the foregoing actions with regard to its recommendation, it may only do so if:

•        we have not materially breached our obligations under the no solicitation provision of the Merger Agreement;

•        we have given Parent at least three business days’ notice of our intention to change our recommendation or terminate the Merger Agreement; and

•        prior to terminating the Merger Agreement, the Board has taken into account any changes to the terms of the Merger Agreement proposed by Parent and other information provided by Parent during such three business day period.

Any material amendment to an Acquisition Proposal will be deemed a new Acquisition Proposal that will entitle Parent to an additional three business day period to propose changes to the Merger Agreement and provide additional information.

In addition, we are not entitled to enter into any agreement with respect to a Superior Proposal unless we have concurrently paid to Parent the applicable termination fee as described in further detail in “— Termination Fees” beginning on page 73.

Representations and Warranties

In the Merger Agreement, the Company makes representations and warranties relating to, among other things:

•        the corporate organization, good standing and qualification of the Company and its subsidiaries;

•        its capital structure;

•        its corporate power and authority to enter into the Merger Agreement;

•        required regulatory filings, consents and approvals of governmental entities;

•        the receipt of a fairness opinion from Duff & Phelps, as the financial advisor to the Special Committee;

•        absence of (i) breach or violation or default of governing documents of the company and any of its subsidiaries, (ii) a material breach or violation of any applicable law, (iii) a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any contract, (iv) a breach or violation of or a termination, cancellation or modification (or right of termination, cancellation or modification) or default of right of first refusal or similar right, or (v) any change in the rights or obligations of any party under any contract, in each case as a result of the execution, delivery and performance of the Merger Agreement by Parent and Merger Sub, except, with respect to clauses (iii), (iv) or (v) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the Transactions;

•        the Company’s financial statements filed with the SEC and related matters;

•        compliance with the Sarbanes — Oxley Act of 2002, as amended;

•        absence of certain changes since December 31, 2019;

•        absence of litigation and unknown liabilities of the Company;

•        employee benefits;

•        compliance with laws;

•        material contracts and the absence of any breach or default of any material contracts;

•        properties of the Company and its subsidiaries;

•        lack of applicability of takeover statutes to the Merger;

•        environmental matters;

•        taxes;

•        labor matters;

•        intellectual property;

•        insurance;

•        the absence of any broker’s and finder’s fees, other than with respect to the Company’s Financial Advisor; and

•        the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

In the Merger Agreement, Parent and Merger Sub each makes representations and warranties relating to:

•        the corporate organization, good standing and qualification of Parent and Merger Sub;

•        corporate power and authority to enter into and consummate the transactions contemplated by the Merger Agreement;

•        required regulatory filings, consents and approvals of governmental entities;

•        absence of (i) breach or violation or default of governing documents of Parent, the Merger Sub or any of their respective subsidiaries, (ii) a material breach or violation of any applicable law, (iii) a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any contract, in each case as a result of the execution, delivery and performance of the Merger Agreement by Parent and Merger Sub, except with respect to clause (iii), for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions, including the Merger;

•        the availability of the funds necessary to perform their obligations under the Merger Agreement;

•        the capitalization of Merger Sub;

•        the absence of any broker’s and finder’s fees;

•        the accuracy of the information supplied for this proxy statement and the related Schedule 13E-3;

•        solvency of the Surviving Corporation immediately after the Effective Time of the Merger;

•        the absence of undisclosed contracts between Parent or Merger Sub, and any member of the Company’s management, directors or stockholders, in each case relating to the Company or the Merger;

•        their title of our Shares.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the Effective Time of the Merger, except as expressly contemplated by the Merger Agreement or required by applicable law, we and our subsidiaries will:

•        operate our businesses in all material respects in the ordinary and usual course of business; and

•        to the extent consistent with the above, use commercially reasonable efforts to preserve our business organizations and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement or required by applicable law or consented to in writing by Parent (which consent will not be unreasonably withheld or delayed) or set forth in the disclosure schedule that we delivered to Parent in connection with the execution of the Merger Agreement, we and our subsidiaries will not:

•        adopt or propose any change in our organizational or governing documents;

•        merge or consolidate the Company or any of its subsidiaries (except for transactions with wholly-owned subsidiaries);

•        restructure, reorganize, liquidate or otherwise enter into any contracts imposing material changes or restrictions on our assets, operations or businesses, other than in the ordinary course;

•        acquire stock or assets other than in the ordinary course of business or, if outside the ordinary course of business, in an amount not to exceed $1 million for any transaction or related series of transactions;

•        issue, sell, pledge, transfer or otherwise dispose of any Shares of capital stock of the Company and its subsidiaries or any rights to acquire the Company’s securities (other than issuances of Shares pursuant to outstanding awards under the Company’s equity award plans);

•        reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, any Company capital stock;

•        declare or pay dividends (except for dividends paid by any subsidiaries in the ordinary course consistent with past practice) or enter into any contract with respect to the voting of the Company’s capital stock;

•        create or incur any lien on intellectual property owned or exclusively licensed by the Company or its subsidiaries or on other material intellectual property or on assets having a value in excess of $1 million;

•        make any loans, advances, guarantees or capital contributions or investments (other than to the Company or its wholly-owned subsidiaries) in excess of $1 million in the aggregate, except pursuant to contracts in effect as of the date of the Merger Agreement which have been either filed as exhibits to the company reports filed with the SEC or identified in the disclosure schedule;

•        incur, alter, amend or modify any indebtedness for borrowed money or guarantee of a third party’s indebtedness (other than ordinary course borrowing consistent with past practice that does not exceed $1 million in the aggregate, including any borrowings under the existing credit facilities and such other actions taken in the ordinary course of business consistent with past practice);

•        issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries;

•        make or authorize capital expenditures in excess of $300,000 per project or related series of projects of $1 million in the aggregate, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by the Company’s budget and approved development plans as of the date of the Merger Agreement;

•        make material changes in accounting policies or procedures, except as required by changes in United States generally accepted accounting principles (“U.S. GAAP”) or applicable law;

•        settle any action before a governmental authority or any obligation or liability of the Company above a certain threshold amount;

•        enter into, amend or modify in any material respect or terminate, or waive any material rights under, any material contract, intellectual property contract or material manufacturing or supply agreement that is reasonably expected to result in a material adverse effect;

•        make any tax election, amend any tax return, settle any controversy with respect to taxes or change any method of tax accounting;

•        transfer, sell or otherwise dispose of (a) any of the Company’s material intellectual property, other than pursuant to non-material contracts granted in the ordinary course of business or (b) any of the Company’s material assets, product lines or businesses, except for dispositions in the ordinary course of business and sale of obsolete assets or other dispositions of less than $500,000 in the aggregate; and

•        except pursuant to written, binding plans or as required by applicable law, grant or provide any severance or termination payments or benefits to any director, officer or employee other than normal payments and benefits in the ordinary course of business consistent with past practice ; increase the compensation, bonus or benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee (except to non-officer employees in the ordinary course of business consistent with past practice); establish, adopt, amend or terminate any Company benefit plan (except as required by law) or amend the terms of any outstanding equity-based awards; accelerate vesting or payment, or fund or secure payment, of compensation or benefits under any Company benefit plan (if not already contemplated by such plan); materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as required by U.S. GAAP; and forgive any loans made to directors, officers or employees of the Company or its subsidiaries.

Parent and Merger Sub have agreed not to take any action that is reasonably likely to prevent or materially impair the consummation of the Merger.

Financing

As of the date of the Merger Agreement, Parent delivered to the Company a copy of the executed Debt Financing Agreement pursuant to which, subject to satisfaction or waiver of the conditions set forth therein, East West Bank, an unaffiliated third-party lender, has agreed to provide debt financing to Parent, the proceeds of which must be used to consummate the Merger.

The Merger Agreement requires Parent to use its commercially reasonable efforts to take all actions and to do all things reasonably necessary, proper or advisable to satisfy the disclosed conditions to the Debt Financing Agreement, and to consummate the financing on the terms and conditions described in the Debt Financing Agreement (or on other terms that would not adversely impact the ability of Parent to timely consummate the Merger), including using commercially reasonable efforts to satisfy on a timely basis all covenants, terms and conditions applicable to Parent in the Debt Financing Agreement that are within its control, including the disclosed conditions. In the event that all conditions in the Debt Financing Agreement required to be satisfied by Parent (other than any condition waived by East West Bank) have been satisfied, or upon funding, will be satisfied, in Parent’s good faith judgment, Parent must use its commercially reasonable efforts to cause the lenders to fund the financing at the Effective Time of the Merger (“Financing Date”) and otherwise enforce its rights under the Debt Financing Agreement. Parent has agreed that it is not permitted to, without the prior written consent of the Company, and it will not take or fail to take, any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent obtaining the financing. Parent has agreed to give the Company prompt notice of any material breach by any party under the Debt Financing Agreement of which Parent becomes aware or any communications from any lender to the effect that it may not provide any portion of the financing contemplated by the Debt Financing Agreement. In the event that any portion of the financing becomes unavailable in the manner or from the sources contemplated in the Debt Financing Agreement despite Parent’s commercially reasonable efforts to obtain the financing, Parent must (a) promptly notify the Company, and (b) use its commercially reasonable efforts to arrange to obtain any such portion of the financing from alternative sources, on terms that are no less favorable to Parent, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto. Parent must keep the Company reasonably informed of the status of Parent’s efforts to arrange the financing.

The Merger Agreement requires the Company to reasonably cooperate in connection with the arrangement of the financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Such cooperation by the Company and its subsidiaries includes, at the reasonable request of Parent, (a) making the Company’s executive officers and other relevant employees reasonably available for participation in meetings, due diligence sessions and presentations to assist the lenders providing the financing; (b) delivering such officer’s and other certificates as required by the Debt Financing Agreement and as are, in the good faith determination of the persons executing such certificates, accurate; (c) entering into such agreements and arrangements as required by the Debt Financing Agreement; (d) using its commercially reasonable efforts to cause its independent registered public accountants to deliver such comfort letters as required by the Debt Financing Agreement; (e) providing Parent and its financing sources as promptly as practicable with financial and other pertinent information with respect to the Company and its subsidiaries as required by the Debt Financing Agreement; and (f) taking all corporate actions, subject to the occurrence of the closing under the Merger Agreement, to permit consummation of the financing and the direct borrowing or incurrence of all proceeds of the financing by the Surviving Corporation immediately following the Effective Time of the Merger. Upon any request by the Company, Parent will reimburse the Company and its subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred in connection with their cooperation and will indemnify and hold harmless the Company and its subsidiaries from all losses, damages, claims, costs or expenses incurred in connection with the arrangement of the financing, except as provided for in the Merger Agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations.    Each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the closing date of each of the following conditions:

•        the Merger Agreement shall have been duly adopted by holders of a majority in number representing at least two-thirds in value of the Shares present and voting together as one class in person or by proxy at the shareholders meeting of the Company;

•        all governmental and third party consents required to be obtained prior to the Effective Time of the Merger by the Company or Parent shall have been obtained; and

•        no court or other governmental entity shall have enacted, issued, promulgated, enforced or entered any law (temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

Conditions to Parent and Merger Sub’s Obligations.    The obligations of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or prior to the closing date of each of the following additional conditions:

•        as of the date of the Merger Agreement and as of the closing date, our representations and warranties must be true and correct (unless such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

•        we must have performed in all material respects all obligations required to be performed under the Merger Agreement at or prior to the closing date;

•        since the date of the Merger Agreement, there must not have been any change, event, circumstance or development that has had, or would be reasonably likely to have, a material adverse effect on the Company;

•        we must deliver to Parent at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•        the holders of more than 5% of the Shares shall not have validly served a notice of dissent under Section 238(5) of the Cayman Islands Companies Law.

Conditions to the Company’s Obligations.    Our obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the closing date of each of the following additional conditions:

•        as of the date of the Merger Agreement and as of the closing date (unless such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), representations and warranties of Parent and Merger Sub must be true and correct in all material respects;

•        Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date;

•        Parent and Merger Sub must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•        East West Bank shall have deposited the amount of the debt financing with the Paying Agent.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after shareholder approval has been obtained, by mutual written consent of the Company and Parent, or by the Company, if:

•        prior to obtaining shareholder approval, the Company terminates the Merger Agreement in order to enter into an agreement with respect to a superior proposal and, concurrently with such termination, pays Parent the required termination fee;

•        either of Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any such representation or warranty made by them shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the Termination Date; or

•        (i) all of the conditions to the obligations of Parent and Merger Sub (other than those conditions that by nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefits of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) Parent and Merger Sub fail to complete the Merger within 15 business days;

The Merger Agreement may be terminated at any time prior to the consummation of the Merger:

•        by either the Company or Parent if:

•        the Merger is not completed on or before March 31, 2021 (the “Termination Date”), so long as the failure of the Merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply in all material respects with the covenants and agreements set forth in the Merger Agreement;

•        our shareholders do not adopt the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

•        any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

•        or by Parent, if:

•        the Board adversely changes or withdraws its recommendation that our shareholders adopt the Merger Agreement;

•        the Board approves, endorses or recommends an acquisition proposal other than the Merger with Merger Sub; or

•        we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement, or any such representation or warranty made by us shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the Termination Date.

Termination Fees

In the event that (a) a bona fide acquisition proposal is made to the Company or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide acquisition proposal with respect to the Company (and such acquisition proposal or publicly announced intention is not publicly withdrawn without qualification a specified number of days prior to the date of the shareholders meeting) and thereafter the Merger Agreement is terminated by either Parent or the Company, (b) the Merger Agreement is terminated by (i) Parent due to a change in the recommendation of the Board or our breach of representations, warranties or covenants set forth in the Merger Agreement or (ii) the Company due to the failure to obtain the requisite shareholder approval of the merger at the extraordinary general meeting and, on or prior to the date of the shareholders meeting any event giving rise to Parent’s right to terminate shall have occurred or (c) the Merger Agreement is terminated by the Company due to the Board effecting a change of recommendation, then, in each case, the Company shall promptly, but in no event later than five business days after the date of such termination, pay Parent and Merger Sub an aggregate termination fee of $1.7 million.

In the event that the Company terminates the Merger Agreement in accordance with the following termination provisions: (a) a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub, or (b) (i) all of the conditions to the obligations of Parent and Merger Sub (other than those conditions that by nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefits of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) Parent and Merger Sub fail to complete the Merger within 15 business days, then in each case, Parent and Merger Sub shall promptly but in no event later than five business days after the date of such termination, pay the Company a termination fee in the amount of $2.25 million.

Modification or Amendment; Waiver of Conditions

The Merger Agreement may be amended with the approval of the respective boards of directors of the parties at any time, provided that (a), in the case of the Company, the Board of the Company and the Special Committee have approved such amendment in writing, and (b) after any such adoption of the Merger Agreement by the requisite shareholder vote, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by applicable law.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“dissenters’ rights”) as determined by the Grand Court of the Cayman Islands (the “Grand Court”) in accordance with the Section 238 of the Cayman Islands Companies Law. This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for exercising dissenters’ rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares as determined by the Grand Court upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•        You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•        Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a notice of objection.

•        Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the Dissenting Shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the Merger is void or unlawful.

•        Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•        If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

•        If a petition is timely filed and served, the Grand Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders as the Grand Court finds are involved with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares as of the close of business in the Cayman Islands on January 18, 2021 in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the applicable taxes and fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact your broker or custodian to make the necessary arrangements, or otherwise contact the ADS Depositary’s office at 388 Greenwich Street, New York, New York, 10013.

If you do not satisfy each of these requirements and comply strictly with all precedents required by the Cayman Islands Companies Law with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China, Attention: Lei Li, General Counsel.

If you are considering dissenting, you should be aware that the fair value of your Shares as determined by the Grand Court under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than $1.05 per Share in cash, without interest and net of any applicable withholding taxes, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. You may also be responsible for the cost of any appraisals proceedings.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following selected consolidated statements of operations data for the three years ended December 31, 2017, 2018 and 2019, and the selected consolidated balance sheet data as of December 31, 2017, 2018 and 2019, have been derived from our audited consolidated financial statements for the years ended December 31, 2017, 2018 and 2019, and are included in our Annual Report on Form 20-F for the year ended December 31, 2019 which are incorporated into this proxy statement by reference. The selected consolidated statements of operations data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 has been derived from the Company’s unaudited interim consolidated financial statements for the six months ended June 30, 2019 and 2020, included in the Company’s 2020 second quarter earnings release in its report on Form 6-K furnished to the SEC on October 2, 2020. Our selected consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

In 2017, we reached an agreement to sell a majority stake in our HJX electronic learning products business, or the HJX Business, to a third-party investor and operator, allowing us to focus on existing businesses and brands with higher profit margins, and on achieving profitable growth of new, potentially high margin businesses. We maintain a 37.5% stake in a joint venture established with this third party. As a result of this transaction, we are required by applicable accounting rules to treat the historical operations of the wholly-owned HJX Business as discontinued operations and the minority stake in the HJX Business as equity in losses of affiliates in the consolidated statements of operations for all periods presented, subject to the consolidation of the HJX Business into the joint venture entity. The financial data presented herein reflect HJX Business as discontinued operations.

In the third quarter of 2019, we completed closing of our call center in Wuxi, China. As a result, we are required by applicable accounting rules to treat the historical operations of the call center operations as discontinued operations for all periods presented. The financial data derived from our audited consolidated financial statements for the years ended December 31, 2017, 2018 and 2019, presented in our Annual Report on Form 20-F, present call center operations as discontinued operations.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirely by reference to, the Company’s audited consolidated financial statements and related notes and Item 5. “Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F for the year ended December 31, 2019, which are incorporated into this proxy statement by reference; and the report on Form 6-K furnished to the SEC on October 2, 2020. See “Where You Can Find More Information” on page 86 for a description of how to obtain a copy of such Annual Report on Form 20-F and the report on Form 6-K on October 2, 2020.

	For the years ended December 31,			For the six months ended June 30,
	2017	2018	2019	2019	2020
	(in thousands $, except share and per share data)
Condensed Consolidated Statements of Operations Data
Revenues:
Direct sales, net	15,867	20,297	31,659	14,284	14,295
Distribution sales, net	1,200	4,790	5,826	2,755	2,424
Total revenues, net	17,067	25,087	37,484	17,039	16,719

Cost of revenues:
Direct sales	3,963	5,080	8,565	(3,755)	(4,338)
Distribution sales	597	1,550	1,911	(917)	(833)
Total cost of revenues	4,560	6,630	10,476	(4,672)	(5,170)
Gross profit	12,507	18,457	27,008	12,368	11,548

Operating (expenses) income:
Advertising expenses	(1,726)	(1,291)	(2,438)	—	—
Other selling and marketing expenses	(6,980)	(9,513)	(15,741)	(8,301)	(9,065)
General and administrative expenses(1)	(9,037)	(7,132)	(9,317)	(4,917)	(4,374)
Other operating income, net	1,473	2,136	6,034	1,043	876
Total operating expenses	(16,270)	(15,800)	(21,462)	(12,175)	(12,564)
(Loss) Income from continuing operations	(3,763)	2,657	5,547	192	(1,015)
Other income, net	12,172	32,965	3,480	5,016	5,721
Income tax (expense) benefit	7,892	(3,184)	1,974	(52)	84
(Loss) income from continuing operations before equity in losses of affiliates	16,302	32,438	11,001	5,157	4,790
Loss from discontinued operations before equity in losses of affiliates	(3,922)	(990)	(1,061)	(231)	(54)
Equity in losses of affiliates	—	(325)	(109)	—	—
Net income (loss)(2)(3)	12,380	31,123	9,830	4,926	4,736
Net loss attributable to non-controlling interests	(4)	(4)	(6)	(3)	(0)
Net income (loss) attributable to Acorn International, Inc. shareholders	12,384	31,127	9,836	4,929	4,736

Income (loss) per ordinary share:
Basic and Diluted	0.19	0.60	0.19	0.10	0.09
– Continuing operations	0.25	0.62	0.21	0.10	0.09
– Discontinued operations	(0.06)	(0.02)	(0.02)	(0.00)	(0.00)
Weighted average ordinary share outstanding – basic and diluted	65,836,869	52,546,325	51,619,218	51,619,218	51,599,601

	As of December 31,			As of June 30,
	2017	2018	2019	2020
	(in thousands $)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	21,020	20,144	13,461	19,804
Prepaid advertising expenses	—	—	—	0
Total assets	100,907	90,137	80,164	70,844
Deferred revenue	512	175	69	17
Total liabilities	13,563	18,134	13,724	11,625
Ordinary shares	919	919	919	919
Additional paid-in capital	161,963	121,963	117,446	117,446
Accumulated deficits	(110,527)	(79,399)	(69,563)	(64,827)
Accumulated other comprehensive income	60,967	56,507	45,635	33,769
Treasury stock	(26,335)	(28,320)	(28,320)	(28,406)
Non-controlling interests	355	334	323	318
Total equity	87,344	72,003	66,440	59,219
Total liabilities and equity	100,907	90,137	80,164	70,844

Note:    Accumulated other comprehensive income in 2019 primarily reflects net change of unrealized losses of available-for-sales securities, net of tax. See Note 7 to our audited consolidated financial statements included elsewhere in this annual report.

(1)    Includes share-based compensation in amounts listed below:

	For the years ended December 31,
	2017	2018	2019
	(in thousands)
Share-based compensation	$(25)	$—	$—

(2)    Includes share-based compensation in amounts listed in the table in note (1) above.

(3)    Net income (loss) for the periods presented reflect effective tax rates, which may not be representative of our long-term expected effective tax rates in light of the tax holidays and exemptions enjoyed by certain of our PRC subsidiaries and our consolidated affiliated entities. See Item 5.A, “Operating and Financial Review and Prospects — Operating Results — Taxation.”

Net Book Value per Share of Our Shares

The net book value per Share as of June 30, 2020 was $1.15 based on 51,419,058 issued and outstanding Shares as of that date.

TRANSACTIONS IN SHARES AND ADSs

Share Repurchase Program

On December 8, 2015, the Board approved the implementation of a share buyback plan (“First Prior Plan”).

The Board further approved an adjustment to the First Prior Plan on August 8, 2016, to the effect that the Company may repurchase up to US$4 million worth of its ADSs for a per ADS purchase price not exceeding US$10.00, until the earlier of (a) January 31, 2017; and (b) the date the aggregate repurchases under the First Prior Plan reached a total of US$4 million.

On February 1, 2017, the Board extended the First Prior Plan for another year, such that the Company was authorized to repurchase up to the remaining portion of the previously authorized US$4 million worth of ADSs, i.e., US$2,071,953.73 worth of its ADSs, for a per ADS purchase price not exceeding US$10.00, with a daily limit of not exceeding the 10b-18 daily max, until the earlier of (a) January 31, 2018; and (b) the date the aggregate repurchases under the First Prior Plan reach a total of US$4 million.

In March 2017, the Board management temporarily suspended repurchases under the First Prior Plan.

On December 8, 2017, the Board terminated the First Prior Plan and set up a new share buyback plan (the “Second Prior Plan”, together with the First Prior Plan, collectively, the “Prior Plans”) on the following terms: the Company may repurchase up to US$2 million worth of ADSs for a per ADS purchase price not exceeding US$22.00, with a daily limit not to exceed the 10b-18 daily max, until the earlier of (a) December 31, 2018; and (b) the date the aggregate repurchases under the Second Prior Plan reach a total of US$2 million worth of ADSs.

The Second Prior Plan was terminated on November 1, 2018 when the aggregate repurchases thereunder reached a total of US$2 million worth of ADSs. Under the Second Prior Plan, we repurchased an aggregate of 100,342 ADSs, representing 2,006,840 underlying ordinary shares, on the open market for total cash consideration of approximately $2 million. The repurchased ADSs are currently held by our subsidiary China DRTV as treasury stock.

On May 4, 2020, the Company started to execute a new share buyback plan (the “New Plan”, together with the Prior Plans, collectively, “Repurchase Plans”) approved by the Board on the following terms: the Company may repurchase up to US$2.5 million worth of ADSs, with a daily limit not to exceed the 10b-18 daily max, until the earlier to occur of (a) May 4, 2021; and (b) the date the aggregate repurchases under the New Plan reach a total of US$2.5 million worth of ADSs. This New Plan was terminated by the Board on July 22, 2020 due to questions and information the Company had received suggesting that a new take private offer for the Company may be forthcoming soon. As of July 20, 2020, the Company had purchased approximately 10,000 ADSs at an average price of US14.34 per ADS.

The following table sets forth the repurchases of ADSs by the Company under its applicable Repurchase Plans for each applicable period during the past two years:

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
10/01/2018 – 10/31/2018	5,904	$19.16 to $21.87	$20.73
04/01/2020 – 04/30/2020	530	$11.02 to $11.02	$11.02
05/01/2020 – 05/31/2020	2,584	$12.00 to $14.85	$13.01
06/01/2020 – 06/30/2020	3,171	$12.50 to $15.28	$14.32
07/01/2020 – 07/31/2020	3,723	$14.87 to $17.25	$15.76

Additional Repurchases

On February 6, 2017, China DRTV repurchased 40,334 ADSs, representing 806,699 ordinary shares from Mr. Tadashi Nakamura for of the purchase price of approximately $306,744, at US$ 7.6051 per ADS.

On August 3, 2017, the Company repurchased 20,591,970 ordinary shares from SB Asia Investment Fund II, L.P. for the purchase price of approximately $4.17 million, at US$ 4.05 per ADS.

Prior Public Offerings

In May 2007, we completed our initial public offering, which involved the sale by us and certain of our shareholders of 8,855,000 ADSs, representing 26,565,000 ordinary shares. On November 30, 2015, we changed the ratio of our ADSs to ordinary shares from 1:3 to 1:20, which we believe was in the best interests of our shareholders as it assisted our Company in regaining compliance with the minimum average closing price continued listing standard of the NYSE.

The Company has not made any underwritten public offering of its securities since then.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, Parent, Merger Sub or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this Proxy Statement, by:

•        each of our directors and executive officers;

•        our directors and executive officers as a group; and

•        each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this Proxy Statement, we have 51,419,058 Shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire (including in respect of share incentive awards that vest) within 60 days from the date of this Proxy Statement, including through the exercise of any option, warrant or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
Name	Number	Percentage
Name Directors and Executive Officers
Robert W. Roche(1)	38,967,937	75.8%
Eric Haibing Wu	—	—
Ms. Jenny Hseau-Jean Wang	—	—
Urs P. Zimmerman	—	—
Pierre E. Cohade(2)	85,884	0.2%
Jacob A. Fisch	980,000	1.9%
Martin Oneal Key	—	—
Jan Jie Lu	—	—
Bethy Jie Wu	—	—
Lei Li	—	—
All directors and executive officers as a group	40,033,821	77.9%
Sole Principal Shareholder
First Ostia Port Ltd.	38,967,937	75.8%

(1)    includes 1,246,945 ADSs and 14,029,037 ordinary shares held by First Ostia Port Ltd.

(2)    includes 65,884 ordinary shares owned by Artemis Ventures Ltd.; Mr. Cohade disclaims beneficial ownership of the 65,884 shares held by Artemis Ventures Ltd., except to the extent of his one percent ownership interest in that entity.

(3)    includes 980,000 ordinary shares owned by TFMPP Holdings Limited Partnership. Mr. Fisch disclaims beneficial ownership of these 980,000 shares, but his wife controls TFMPP Holdings Limited Partnership, and accordingly he may be deemed to have beneficial ownership of these shares.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement, the documents attached hereto and the documents incorporated by reference into this Proxy Statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Proxy Statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•        the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger by the Company’s shareholders;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        the cash position of the Company and its subsidiaries at the Effective Time;

•        the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•        the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Shares and ADSs;

•        the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•        diversion of our management’s attention from our ongoing business operations;

•        loss of our senior management;

•        the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•        our failure to comply with regulations and changes in regulations;

•        the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•        other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019. See “Where You Can Find More Information” beginning on page 86 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Proxy Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors” section of our website at http://www.acorninternationalgroup.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.

Because the Merger is a “going-private” transaction, the Company and the Participants have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the “going-private” transaction described in this Proxy Statement.

We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

Requests for copies of our filings should be directed to Ms. Elaine Ketchmere of Compass Investor Relations at (310) 528-3031 or Eketchmere@compass-ir.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST OSTIA PORT LTD.

SECOND ACTIUM COIN LTD.

AND

ACORN INTERNATIONAL, INC.

_____________________________

Dated as of October 12, 2020

_____________________________

TABLE OF CONTENTS

Annex A Page
ARTICLE I THE MERGER; CLOSING; EFFECTIVE TIME		A-1
1.1	The Merger	A-1
1.2	Closing	A-1
1.3	Effective Time	A-2
ARTICLE II MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION		A-2
2.1	The Memorandum and Articles of Association	A-2
ARTICLE III DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION		A-2
3.1	Directors	A-2
3.2	Officers	A-2
ARTICLE IV EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES		A-2
4.1	Effect on Issued Share Capital	A-2
4.2	Exchange of Certificates	A-3
[Intentionally omitted]		A-5
4.3	Adjustments to Prevent Dilution	A-5
ARTICLE V REPRESENTATIONS AND WARRANTIES		A-5
5.1	Representations and Warranties of the Company	A-5
5.2	Representations and Warranties of the Controlling Shareholder and Merger Sub	A-13
ARTICLE VI COVENANTS		A-16
6.1	Conduct of Business Pending the Merger	A-16
6.2	Acquisition Proposals	A-19
6.3	Preparation of the Proxy Statement and Schedule 13E-3	A-20
6.4	Shareholders Meeting	A-21
6.5	Filings; Other Actions; Notification	A-21
6.6	Access and Reports	A-22
6.7	Stock Exchange Delisting	A-22
6.8	Publicity	A-22
6.9	Financing	A-23
6.10	Expenses	A-24
6.11	Indemnification; Directors’ and Officers’ Insurance	A-24
6.12	Takeover Statutes	A-25
6.13	Resignations	A-25
6.14	Participation in Litigation	A-25
6.15	Confidentiality Agreement	A-25
6.16	Management	A-26
6.17	Voting at the Shareholders Meeting	A-26
ARTICLE VII CONDITIONS		A-26
7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-26
7.2	Conditions to Obligations of the Controlling Shareholder and Merger Sub	A-26
7.3	Conditions to Obligation of the Company	A-27
ARTICLE VIII TERMINATION		A-27
8.1	Termination by Mutual Consent	A-27
8.2	Termination by the Controlling Shareholder or the Company	A-27
8.3	Termination by the Company	A-28
8.4	Termination by the Controlling Shareholder	A-28
8.5	Effect of Termination and Abandonment	A-28
8.6	Termination by the Company	A-29

Annex A-i

Annex A Page
ARTICLE IX MISCELLANEOUS AND GENERAL		A-30
9.1	Non-Survival of Representations and Warranties and Agreements	A-30
9.2	Modification or Amendment	A-30
9.3	Waiver of Conditions	A-30
9.4	Counterparts; Signatures	A-30
9.5	Governing Law and Venue; Waiver of Jury Trial; Specific Enforcement	A-30
9.6	Notices	A-31
9.7	Entire Agreement	A-32
9.8	No Third Party Beneficiaries	A-32
9.9	Severability	A-32
9.10	Interpretation; Absence of Presumption	A-32
9.11	Assignment	A-32
9.12	Attorneys’ Fees	A-32
9.13	Remedies	A-33
9.14	Certain Definitions	A-33

Annex A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of October 12, 2020, by and among First Ostia Port Ltd., a Cayman Islands exempted company (the “Controlling Shareholder”); Second Actium Coin Ltd., a Cayman Islands exempted company all of the outstanding shares of which are owned by the Controlling Shareholder (“Merger Sub”); and Acorn International, Inc., a Cayman Islands exempted company (the “Company”), wherein the Company and Merger Sub are sometimes hereinafter collectively referred to as the “Constituent Corporations”, and the shareholders of the Controlling Shareholder are sometimes hereinafter referred to as the “Continuing Shareholders”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Section 9.14.

RECITALS

WHEREAS, the respective boards of directors of each of Controlling Shareholder and Merger Sub have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby;

WHEREAS, Controlling Shareholder, as the sole shareholder of Merger Sub, has approved the Merger and the transactions contemplated hereby by written resolutions;

WHEREAS, Duff & Phelps, LLC (the “Financial Advisor”) has delivered a written opinion to a committee of the Company’s board of directors consisting of three members of the board of directors of the Company that are not affiliated with the Continuing Shareholders or Merger Sub and are not members of the Company’s management (the “Independent Committee”), that, subject to certain assumptions and limitations set forth therein, as of the date of such written opinion, the consideration to be received by the shareholders of the Company (other than the Continuing Shareholders and their respective affiliates) pursuant to this Agreement is fair to such shareholders from a financial point of view (the “Opinion”);

WHEREAS, upon recommendation of the Independent Committee, the board of directors of the Company has determined that the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company’s shareholders, other than the Continuing Shareholders and their respective affiliates, and subject to the terms and conditions set forth herein, has approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and has resolved to recommend the approval of the Merger to the Company’s shareholders (other than the Continuing Shareholders and their respective affiliates); and

WHEREAS, the Company, the Controlling Shareholder and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME

1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law (2020 Revision) (the “Cayman Companies Law”), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law except as set forth in Article II. The Merger shall have the effects specified in the Cayman Companies Law.

1.2     Closing. Unless otherwise mutually agreed in writing among the Company, Merger Sub and the Controlling Shareholder, the closing for the Merger (the “Closing”) shall take place at the offices of Hogan Lovells International LLP, Suite 1804-1808, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, People’s

Annex A-1

Republic of China, at 10:00 A.M. (Shanghai Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day (Shanghai Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York City, USA, the Cayman Islands, Hong Kong or Shanghai, China.

1.3     Effective Time. On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) in the form contained in Appendix 1 hereto and the Company shall file the Cayman Plan of Merger and other documents required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law, and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the Cayman Companies Law. The Merger shall become effective at the time when the Cayman Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time as the Merger Sub and the Company may agree and specify in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

ARTICLE II
MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION

2.1     The Memorandum and Articles of Association. As of the Effective Time, the memorandum and articles of association of Merger Sub in effect at the Effective Time shall be the memorandum and articles of association of the Surviving Corporation (the “Memorandum and Articles of Association”) until thereafter changed or amended as provided therein or by applicable Law.

ARTICLE III
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1     Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by the Controlling Shareholder prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

3.2     Officers. The parties hereto shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by the Controlling Shareholder prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

ARTICLE IV
EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

4.1     Effect on Issued Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of the Company, the Controlling Shareholder, Merger Sub or any other shareholders of the Company:

(a)     Merger Consideration. Each ordinary share, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing twenty Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below) shall be cancelled in exchange for the right to receive $1.05 in cash per Share without interest (the “Per Share Merger Consideration”). As each ADS represents twenty Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive $21.00 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement (as defined below). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist. Each certificate formerly representing any of the Shares (a “Share Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without

Annex A-2

interest, and any Dissenting Shares (as defined below) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2(f). For purposes of this Agreement, “Excluded Shares” means, collectively, (i) Shares owned by any of the Controlling Shareholder, Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company, or the Controlling Shareholder, and in each case not held on behalf of third parties, and (ii) Shares (“Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Companies Law (“Dissenting Shareholders”) (each of the Shares described in clauses (i) and (ii), an “Excluded Share”).

(b)     Merger Consideration for the Controlling Shareholder. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Controlling Shareholder, Merger Sub or any other direct or indirect wholly owned Subsidiary of the Controlling Shareholder and Shares owned by any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, upon the Effective Time, cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor.

(c)     Merger Sub. At the Effective Time, each ordinary share, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Corporation.

(d)     Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless they notify the Paying Agent (as defined below) of their current contact details. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (a) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (b) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (c) notice of the Company shareholders meeting has been sent to such shareholder and has been returned undelivered.

Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable and any monies which are returned shall be held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Shareholder Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods must contact the Surviving Corporation.

4.2     Exchange of Certificates.

(a)     Paying Agent. At the Effective Time, the Controlling Shareholder shall deposit, or shall cause to be deposited, with a paying agent selected by the Controlling Shareholder with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 4.1 and Section 4.2(f) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”).

(b)     Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five business days in the case of record holders and (y) three business days in the case of the Depository Trust Company (“DTC”) on behalf of beneficial holders holding through brokers, nominees, custodians or through a third-party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of DTC, deliver) to each registered holder of Shares (other than holders of Excluded Shares) immediately prior to the Effective Time (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Share Certificates and Book-Entry Shares shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(e)) and Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as the Controlling Shareholder and the Company may reasonably agree, and (ii) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(e)) and Book-Entry Shares in exchange for the Per Share Merger Consideration, as applicable. Upon surrender of a Share Certificate (or affidavit of loss in lieu of the Share Certificate as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of

Annex A-3

such letter of transmittal, duly executed, the holder of such Share Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cheque, in the amount (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit of loss in lieu of the Share Certificate as provided in Section 4.2(e)) or the number of Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate or Book-Entry Shares so surrendered shall forthwith be marked as cancelled. The Surviving Corporation shall make arrangements for the Depositary (as defined below) to distribute the Per ADS Merger Consideration to ADS holders (net of any applicable withholding taxes) pro rata to their holdings of ADSs upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable upon due surrender of the Share Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that are not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate or Book-Entry Shares may be issued to such transferee if the Share Certificates or Book-Entry Shares formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c)     Transfers. From and after the Effective Time, no transfers of Shares shall be effected in the register of members of the Company. If, after the Effective Time, any Share Certificate or Book-Entry Shares are presented to the Surviving Corporation, the Controlling Shareholder or the Paying Agent for transfer, such Share Certificates or Book-Entry Shares shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate or Book-Entry Shares is entitled pursuant to this Article IV.

(d)     Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Article IV upon due surrender of its Share Certificates (or affidavits of loss in lieu of the Share Certificates) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Controlling Shareholder, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)     Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by the Controlling Shareholder or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by the Controlling Shareholder or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount (after giving effect to any required tax withholdings) equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(f)     Dissenters’ Rights. No Person who has validly exercised their appraisal rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s appraisal rights under the Cayman Companies Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Shares owned by such Dissenting Shareholder. The Company shall give the Controlling Shareholder (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of the Controlling Shareholder, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Annex A-4

(g)     Withholding Rights. Each of the Paying Agent and Depositary, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld by the Paying Agent or Depositary, such withheld amounts shall be remitted by the Paying Agent or Depositary to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent or Depositary.

(h)     Termination of Deposit Agreement. As soon as reasonably commercially practicable after the Effective Time, the Surviving Corporation shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the deposit agreement dated as of May 2, 2007, as amended by Amendment No.1 to Deposit Agreement, dated as of November 30, 2015 by and among the Company, the Depositary and the other parties thereto (the “Deposit Agreement”) in accordance with the terms of the Deposit Agreement.

(i)     Agreement of Fair Value. The Controlling Shareholder, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law.

[Intentionally omitted]

4.3     Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1     Representations and Warranties of the Company. Except (x) as may be disclosed in the Company Reports filed with the United States Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (excluding, in each case, any nonspecific disclosures set forth in any risk factor section to the extent they are general, nonspecific and forward looking statements or cautionary or forward- looking in nature), (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to the Controlling Shareholder by the Company in connection with entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent and which disclosure shall qualify all representations, warranties and covenants hereof), or (z) for any matters with respect to which Mr. Robert Roche has actual knowledge as of this date of this Agreement, the Company hereby represents and warrants to the Controlling Shareholder and Merger Sub that:

(a)     Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(b)     Capital Structure.

(i)     The authorized share capital of the Company consists of 250,000,000 Shares, of which, as of the date of this Agreement, 51,419,058 Shares (including Shares represented by ADSs) are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no Shares subject to outstanding options and no Shares subject to outstanding restricted share units for the Company’s Shares. Each of the outstanding shares of capital stock or other securities of each of the Company’s wholly owned Subsidiaries, which are set forth in Section 5.1(b)(i) of the Company Disclosure

Annex A-5

Schedule (each, a “Wholly Owned Subsidiary”), has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) other than Permitted Liens. Each of the outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries, which are set forth in Section 5.1(b)(i) of the Company Disclosure Schedule (“Non-Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a direct or indirect Wholly Owned Subsidiary, free and clear of any Lien other than Permitted Liens. Except as set forth in Section 5.1(b)(i) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii)     [Intentionally omitted]

(c)     Corporate Authority; Approval and Fairness.

(i)     The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject only to adoption of this Agreement by the holders of the Shares representing at least two-thirds (2/3) of the Shares present and voting in person or by proxy as a single class and entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)     The board of directors of the Company, based upon the recommendation of the Independent Committee, (A) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend approval of this Agreement to the holders of Shares (the “Company Recommendation”), (B) the board of directors of the Company directed that this Agreement be submitted to the holders of Shares for their approval, and (C) the Independent Committee has received the Opinion. A true and correct copy of the Opinion will be included in the Proxy Statement.

(d)     Consents and Approvals; No Violations; Certain Contracts.

(i)     Other than the filings and/or notices pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), under any applicable requirements, if any, and any notices to, approvals of, or consents or clearances by, any other PRC, United States federal, state, local or other non-United States court or Governmental Entity (as defined below) with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”, and such approvals collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

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(ii)     The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the memorandum and articles of association of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a material breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject, (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, settlement, consent, note, mortgage or indenture (each, a “Contract”) binding upon the Company or any of its Subsidiaries not otherwise terminable by the other party thereto on 90 days’ or less notice, (D) a breach or violation of or a termination, cancellation or modification (or right of termination, cancellation or modification) or default or right of first refusal or similar right under any investment agreement, shareholders agreement or any other similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them are otherwise bound, or (E) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (C), (D) or (E) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(e)     Company Reports; Financial Statements.

(i)     The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2019 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). No Subsidiary of the Company is or has been required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)     The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(iii)     Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity

Annex A-7

and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(f)     Absence of Certain Changes. Since December 31, 2019, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(A)     any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has Knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(B)     any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

(C)     any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(D)     (1) any increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(E)     any agreement to do any of the foregoing.

(g)     Litigation and Liabilities. There are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, of the type that would be required to be reflected or reserved against in a consolidated balance sheet prepared in accordance with GAAP (“Liabilities”) or the notes thereto if such balance sheet were prepared as of the date hereof, except (i) as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date of this Agreement, (ii) for Liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company Reports, (iii) for Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (iv) Liabilities that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(h)     Employee Benefits.

(i)     All benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock-based, incentive and bonus plans (the “Company Benefit Plans”), including Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States, are listed in Section 5.1(h) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans listed in Section 5.1(h) of the Company Disclosure Schedule, including any trust instruments, insurance contracts, actuarial reports and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to the Controlling Shareholder.

Annex A-8

(ii)     None of the Company Benefit Plans was or is subject to ERISA.

(iii)     Except for any acceleration of vesting specifically provided for or contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(iv)     There is no outstanding order against the Company Benefit Plans that is, or would reasonably be expected to be, material.

(v)     The Company is not obligated, pursuant to any of the Company Benefit Plans or otherwise, to grant any options to purchase Shares to any Employees, consultants or directors of the Company after the date hereof.

(i)     Compliance with Laws; Licenses.

(i)     The businesses of each of the Company and its Subsidiaries have not been, since December 31, 2019, and are not being conducted in violation of any applicable United States federal, state or local, or PRC or other national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision legally binding on the Company and its Subsidiaries, Judgment, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), including the Law on the Protection of Consumer Rights and Interests as amended by the Standing Committee of the National People’s Congress that took effect on March 15, 2014, except, individually or in the aggregate, as would not have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date of this Agreement.

(ii)     The Company and its Subsidiaries each has made application or obtained, renewed and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(iii)     Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by any Governmental Entity in the PRC or elsewhere pursuant to anti- corruption Laws. Neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, has any officer or employee of the Company or any of its Subsidiaries, been convicted of any violation of such anti-corruption Laws. Neither the Company nor any of its Subsidiaries has Knowledge that it has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-corruption Law. None of the Company, its Subsidiaries and, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, except for such violations, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have, to the Knowledge of the Company, conducted

Annex A-9

their businesses in compliance with the FCPA in all material respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(iv)     The Company is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange (“SAFE”) on August 8, 2006 and as further amended by the PRC Ministry of Commerce on June 22, 2009 (the “M&A Rules”). The Merger and the consummation of the transactions contemplated by this Agreement are not and will not be at the Closing Date affected by the M&A Rules or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules.

(v)     The Company and its Subsidiaries have taken all reasonable steps to comply with, and to cause their respective shareholders to comply with, any applicable rules and regulations of the PRC Tax authority.

(vi)     To the extent applicable, the Company and its Subsidiaries have taken all reasonable steps to comply with any applicable rules and regulations of the SAFE.

(j)     Material Contracts.

(i)     Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(A)     any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(B)     any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than $1,000,000 in any calendar year on its face;

(C)     any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000;

(D)     any Contract relating to the formation, creation, operation, management or control of any joint venture;

(E)     any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act; and

(F)     any non-competition Contract or other Contract that limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business or use their assets.

Each such Contract described in clauses (A) through (F) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract”.

(ii)     Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Annex A-10

(k)     Properties.

(i)     Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to real property owned by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon (the “Owned Real Property”), (A) the Company or its applicable Subsidiary has good and marketable title, or valid granted long term land use rights and building ownership rights, as applicable, to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(ii)     With respect to real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect, except in each case, for such invalidity, failure to be binding or unenforceability that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(iii)     Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property (as defined in Section 5.1(p)), in each case free and clear of all Encumbrances.

(iv)     For purposes of this Section 5.1(k) only, “Encumbrance” means any Lien, mortgage, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset, but specifically excludes: (a) encumbrances for current Taxes or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement; and (c) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l)     Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for Cayman Companies Law (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m)     Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) no property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term “Environmental Law” means any applicable PRC local, provincial or national statute, Law, regulation, order, decree, permit or authorization relating to: (A) the protection of health, safety or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance. This Section 5.1(m) constitutes the only representations and warranties of the Company with respect to any Environmental Law. As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified, regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (B) any petroleum product or by-product, asbestos- containing material, polychlorinated biphenyls or radioactive material.

(n)     Taxes and Tax Returns. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and, in cases where the statute of limitations would still be open, timely filed (taking into account any extension of time within which to file) all income, franchise, and similar Tax Returns (as defined herein) and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and

Annex A-11

accurate in all material respects; and (ii) have paid all material Taxes (as defined below) that are shown as due on such filed Tax Returns and any material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports.

(o)     Labor Matters. As of the date of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) there is no dispute with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (ii) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC, respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”); and (iii) neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

(p)     Intellectual Property.

(i)     Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (A) to the Company’s Knowledge, the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”); (B) all of the registrations and applications included in the Company IP owned by, and to the Knowledge of the Company, the Company IP exclusively licensed by the Company and its Subsidiaries, are subsisting; and (C) all of the Company IP are free and clear of any Encumbrance.

(ii)     Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (A) neither the conduct of the business of the Company and/or the conduct of the business of any of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any third party; and (B) to the Knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(iii)     Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all Trade Secrets, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

(iv)     This Section 5.1(p) constitutes the only representations and warranties of the Company with respect to any Company IP and infringement of Intellectual Property rights of any third party.

For purposes of this Agreement: “Intellectual Property” means all United States, PRC, other jurisdiction and multinational: (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); and all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

Annex A-12

(q)     Insurance. The Company has made available to the Controlling Shareholder accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance is in full force and effect. The Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a cost that would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(r)     Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed the Financial Advisor. The Company has made available to the Controlling Shareholder a complete and accurate copy of all agreements pursuant to which any advisor to the Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(s)     No Additional Representations.

(i)     Except for the representations and warranties made by the Company in this Section 5.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Controlling Shareholder, Merger Sub, or any of their affiliates or Representatives (as defined below) with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Section 5.1, any oral or written information presented to the Controlling Shareholder, Merger Sub or any of their respective affiliates, officers, directors, employees, agents, consultants, investment bankers, lenders, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)     Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of the Controlling Shareholder, Merger Sub or any other Person has made or is making, nor is the Company relying on, any representations or warranties relating to the Controlling Shareholder or Merger Sub whatsoever, express or implied, beyond those expressly given by the Controlling Shareholder and Merger Sub in Section 5.2 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Controlling Shareholder or Merger Sub furnished or made available the Company, or any of its Representatives.

5.2     Representations and Warranties of the Controlling Shareholder and Merger Sub. The Controlling Shareholder and Merger Sub hereby represent and warrant to the Company, severally and not jointly, that:

(a)     Organization, Good Standing and Qualification.

(i)     Each of the Controlling Shareholder and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Controlling Shareholder and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Annex A-13

(ii)     The authorized share capital of Merger Sub consists solely of $50,000 divided into 50,000 shares of a nominal or par value of US$1.00 each, 10,000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by the Controlling Shareholder. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(iii)     Each of the Controlling Shareholder and Merger Sub has made available to the Company complete and correct copies the Controlling Shareholder’s and Merger Sub’s memorandum and articles of association, or similar governing documents, as currently in effect.

(b)     Corporate Authority. Each of the Controlling Shareholder and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance by the Controlling Shareholder and Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of the Controlling Shareholder and Merger Sub and no other corporate proceedings on the part of the Controlling Shareholder or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Controlling Shareholder and Merger Sub and is a valid and binding agreement of the Controlling Shareholder and Merger Sub, enforceable against each of the Controlling Shareholder and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)     Consents and Approvals; No Violations.

(i)     No notices, reports or other filings are required to be made by the Controlling Shareholder or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Controlling Shareholder or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Controlling Shareholder and Merger Sub and the consummation by the Controlling Shareholder and Merger Sub of the Merger and the other transactions contemplated hereby, except (A) the filing of a certificate of merger with the Registrar of Companies of the Cayman Islands; (B) the filings and/or notices pursuant to Section 13 of the Exchange Act (including the joining of the Controlling Shareholder (and certain of its Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, and the filing of a Schedule 13D with the SEC), and any notices to, approvals of, or consents or clearances by, any Governmental Antitrust Entity (the “Controlling Shareholder Approvals”), (C) those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of the Controlling Shareholder or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii)     The execution, delivery and performance of this Agreement by the Controlling Shareholder and Merger Sub do not, and the consummation by the Company and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the memorandum and articles of association, or similar governing documents, of the Controlling Shareholder or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (B) with or without notice, lapse of time or both, a material breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(c)(i), any Law to which the Controlling Shareholder or any of its Subsidiaries is subject or (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Controlling Shareholder or any of their Subsidiaries pursuant to any Contract binding upon the Controlling Shareholder or any of their Subsidiaries, except in the case of clause (C) for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent or materially impair the ability of the Controlling Shareholder or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

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(d)     Available Funds.

(i)     The Controlling Shareholder and Merger Sub have available or will have available to them, as of the Effective Time (the “Financing Date”), all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

(ii)     As of the date hereof, the Controlling Shareholder has delivered to the Company duly executed copies of the Loan and Security Agreement, dated as of August 14, 2020 between the Controlling Shareholder and East West Bank (the “Debt Financing Agreement”), pursuant to which such Person has committed to invest, subject solely to the terms and conditions set forth therein, the amount under the Term Loan as set forth in Section 2.1(a) therein (the “Debt Financing”). Assuming that (x) the conditions set forth in Section 7.1 have been satisfied, (y) the representations and warranties made by the Company are true and correct (without giving effect to any Material Adverse Effect or materiality qualifier or exception contained therein) in all material respects, and (z) the Company has performed and complied with all covenants and agreements required to be performed by it hereunder, the aggregate proceeds contemplated to be disbursed pursuant to the Debt Financing Agreement together with cash and cash equivalents available to the Controlling Shareholder, will, in the aggregate, be sufficient for the Controlling Shareholder to consummate the Merger, to pay the total Merger Consideration, and to pay the fees and expenses incurred in connection with the transactions contemplated hereby. As of the date hereof, (A) the Debt Financing Agreement, in the form provided to the Company, is a legal, valid, binding and enforceable obligation of the Controlling Shareholder and, to the knowledge of the Controlling Shareholder, the other parties thereto, subject to the Bankruptcy and Equity Exception; (B) the Debt Financing Agreement is in full force and effect and has not been amended, modified, withdrawn or rescinded in any respect; (C) there are no conditions precedent or contingencies, whether oral or written, related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Agreement; and (C) no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by the Controlling Shareholder under the Debt Financing Agreement, and, assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2, the Controlling Shareholder does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to the Controlling Shareholder on the Closing Date.

(e)     Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Controlling Shareholder or Merger Sub.

(f)     Schedule 13E-3; Proxy Statement; Other Information. None of the information provided by the Controlling Shareholder or Merger Sub with respect to itself or its Affiliates for inclusion in the Schedule 13E-3 or the proxy statement (the “Proxy Statement”) relating to the Merger to be prepared in connection with the Shareholders’ Meeting, which will form part of the Schedule 13E-3 (the “Controlling Shareholder Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Controlling Shareholder and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to Controlling Shareholder Information as set forth in this paragraph.

(g)     Solvency. Neither of the Controlling Shareholder nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Debt Financing and the payment of the Per Share Merger Consideration and the Per ADS Merger Consideration in accordance with Section 4.3(a) and (b), respectively, any other repayment or refinancing of debt that may be contemplated in the Debt Financing Agreement and payment of all related fees and expenses, assuming (i) satisfaction of the conditions to the obligation of the Controlling Shareholder and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in Section 5.1 (for such purposes, such representations and warranties shall be true and correct in all material respects, and the representations and warranties set forth in Section 5.1 (e), (g), (k) and (n) shall be true and correct in all respects), the Surviving Corporation will be solvent.

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(h)     Certain Actions. Other than as expressly set forth in the Schedule 13D filed with the SEC by the Controlling Shareholder, as amended prior to the date hereof, there are no Contracts between the Controlling Shareholder or Merger Sub, on the one hand, and any member of the Company’s management, directors or stockholders, on the other hand, as of the date hereof, that relate in any way to the Company or the transactions contemplated hereby.

(i)     Title to Shares. Each of the Controlling Shareholder and Merger Sub has and, immediately prior to the Effective Time, will have valid title to the Shares as set forth on Section 5.2(i) of the Disclosure Schedule, free and clear of all liens, encumbrances, equities or adverse claims, which constitute all of the Shares owned by each of the Controlling Shareholder and Merger Sub, whether in the form of Shares or ADSs.

(j)     No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, each of the Controlling Shareholder and Merger Sub acknowledges and agrees that none of the Company, its Subsidiaries, Representatives or any other Person has made or is making, nor is the Controlling Shareholder or Merger Sub relying on, any representations or warranties relating to the Company, its Subsidiaries or any other Person whatsoever, express or implied, beyond those expressly given by the Company in Section 5.1 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available by the Controlling Shareholder and Merger Sub, or any of their respective Representatives. Without limiting the generality of the foregoing, each of the Controlling Shareholder and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information of the Company or its Subsidiaries that may have been made available to any of the Controlling Shareholder and Merger Sub or any of their respective Representatives.

ARTICLE VI
COVENANTS

6.1     Conduct of Business Pending the Merger.

(a)     Operation of the Company’s Business. Except as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the business of it and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law; (B) as the Controlling Shareholder may approve in advance in writing, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Controlling Shareholder shall be deemed to have approved if the Controlling Shareholder does not object within two weeks after a written request for such approval is delivered to the Controlling Shareholder by the Company; or (C) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i)     adopt or propose any change in its memorandum and articles of association or other applicable governing instruments;

(ii)     effect any scheme of arrangement, merge or consolidate the Company or any of its Subsidiaries with any other Person, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on its assets, operations or businesses;

(iii)     acquire, directly or indirectly, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of $1,000,000 in any transaction or related series of transactions or acquisitions;

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(iv)     issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than in connection with the issuance of Company securities as required to comply with any Company Benefit Plan or employment agreement as in effect on the date of this Agreement, or pursuant to Contracts in effect as of the date of this Agreement;

(v)     reclassify, split, combine, subdivide, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vi)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any Subsidiary to the Company or to any other Subsidiary and periodic dividends and other periodic distributions by Non-Wholly-Owned Subsidiaries in the ordinary course consistent with past practices), or enter into any Contract with respect to the voting of its capital stock;

(vii)     create or incur (A) any lien or other security interest on any Company Intellectual Property owned or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its Subsidiaries outside the ordinary course of business or (B) any Lien on any other assets of the Company or any of its Subsidiaries having a value in excess of $1,000,000, in each case, other than Permitted Liens;

(viii)     make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $1,000,000 in the aggregate except pursuant to Contracts in effect as of the date of this Agreement which have either been filed as exhibits to the Company Reports filed with the SEC or identified in Section 5.1(j) of the Company Disclosure Schedule;

(ix)     incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed $1,000,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(x)     issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(xi)     make or authorize any capital expenditure in excess of $300,000 per project or related series of projects of $1,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by the Company’s budget and approved development plans as of the date of this Agreement included in Section 6.1(a) of the Company Disclosure Schedule;

(xii)     make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(xiii)     settle any Action before a Governmental Entity by or against the Company or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $100,000 and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(xiv)     enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), any material manufacturing or supply agreement for any of the Company’s material products, or material IP Contract that is reasonably expected to result in a Material Adverse Effect;

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(xv)     make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xvi)     transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date of this Agreement;

(xvii)     transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to Contracts in effect as of the date of this Agreement;

(xviii)     except as required pursuant to existing written plans or Contracts in effect as of the date of this Agreement or as set forth in Section 5.1(h) of the Company Disclosure Schedule or as otherwise required by applicable Law, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its Subsidiaries other than agreements that are entered into in the ordinary course of business with new hire employees who are not officers or directors, (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries other than normal payments and benefits in the ordinary course of business consistent with past practice, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, in each case other than to non-officer employees in the ordinary course of business consistent with past practice, (D) establish, adopt, amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or

(xix)     agree, authorize or commit to do any of the foregoing.

(b)     Operation of the Controlling Shareholder’s and Merger Sub’s Business. Each of the Controlling Shareholder and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Controlling Shareholder or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(c)     No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give the Controlling Shareholder or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Controlling Shareholder’s or Merger Sub’s or operations. Prior to the Effective Time, each of the Controlling Shareholder, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Nothing in this Section 6.1(c) shall be deemed or construed to restrict the Controlling Shareholder from exercising the rights and powers arising out of their ownership of ordinary shares of the Company pursuant to the Company’s memorandum and articles of association and the Cayman Companies Law.

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6.2     Acquisition Proposals.

(a)     No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i)     initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)     engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any Person relating to, any Acquisition Proposal; or

(iii)     otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding the foregoing but subject to the Company’s compliance in all material respects with the other provisions of this Section 6.2, if at any time prior to obtaining the Requisite Company Vote the Company or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal did not result from any breach of this Section 6.2 and the board of directors of the Company reasonably determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (A) such Acquisition Proposal may constitute or is reasonably expected to become a Superior Proposal, and (B) with respect to such written Acquisition Proposal, that the failure to take the actions set forth in the following clauses (1) and (2) of this Section 6.2 would be reasonably likely to be inconsistent with its fiduciary duties under Law, then the Company and its Representatives may (1) furnish, pursuant to an appropriate confidentiality agreement, non-public information with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall, substantially concurrently (and in any event within 48 hours) with providing written non-public information to such Person, provide to the Controlling Shareholder any such written non-public information which was not previously provided to Controlling Shareholder or its Affiliates and (2) engage in or otherwise participate in discussions or negotiations with such Person or group of Persons with respect to such written Acquisition Proposal; provided that as promptly as reasonably practicable following the Company taking any of the actions (and in any event within 48 hours thereof) described in clauses (1) and (2) above, the Company shall (x) provide written notice to Controlling Shareholder of the determination(s) of the board of directors of the Company provided above and (y) furnish to the Controlling Shareholder a true and correct copy of any confidentiality or other agreement entered into with such Person or group of Persons.

(b)     Notice. The Company agrees that it will promptly (and, in any event, within 48 hours) notify the Controlling Shareholder if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and if the Company has any intention to provide confidential information to such Person, and thereafter shall keep the Controlling Shareholder informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such Acquisition Proposal, indication, inquiry or request and of any material changes in the status and terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify the Controlling Shareholder orally and in writing if it determines to initiate actions concerning an Acquisition Proposal as permitted by this Section 6.2. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to the Controlling Shareholder.

(c)     No Change of Recommendation or Alternative Acquisition Agreement. Except as expressly permitted by, and after compliance with, Section 8.3(a), the board of directors of the Company and the Independent Committee shall not:

(i)     withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Controlling Shareholder, the Company Recommendation with respect to the Merger; or

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(ii)     cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Requisite Company Vote is obtained, the board of directors of the Company, based on recommendation of the Independent Committee, may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal not knowingly solicited, entered into or agreed to in breach of this Section 6.2 and made after the date of this Agreement, if the board of directors of the Company (acting through the Independent Committee) determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three business days following the Controlling Shareholder’s receipt of notice from the Company advising that the Company (acting through the Independent Committee) currently intends to take such action and the basis therefor, including all required information under Section 6.2(b). In determining whether to make a Change of Recommendation, the board of directors of the Company, based on recommendation of the Independent Committee, shall take into account any changes to the terms of this Agreement proposed by Controlling Shareholder and any other information provided by the Controlling Shareholder. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and shall require a new notice to the Controlling Shareholder as contemplated by Section 6.2(b) and the Company shall be required to comply again with the requirements of this paragraph.

(d)     Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Law, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Change of Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and the Controlling Shareholder shall have the right to terminate this Agreement as set forth in Section 8.4 (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Company Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

6.3     Preparation of the Proxy Statement and Schedule 13E-3.

(a)     As soon as reasonably practicable following the date of this Agreement, the Company, with the assistance and cooperation of the Controlling Shareholder and Merger Sub, shall prepare and furnish the Proxy Statement in preliminary form to the SEC. Each of the Controlling Shareholder, Merger Sub and the Company shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Controlling Shareholder a reasonable opportunity to review and comment thereon except as required by applicable Law. Each of the Company and the Controlling Shareholder shall promptly advise the other of any comments received from the SEC with respect to the Proxy Statement.

(b)     Concurrently with furnishing the Proxy Statement to the SEC, the Controlling Shareholder, Merger Sub, their Affiliates and the Company shall prepare and file with the SEC, the Schedule 13E-3. Each of the Controlling Shareholder, Merger Sub and the Company shall furnish all information concerning itself and its affiliates that is required to be included in the Schedule 13E-3. The Controlling Shareholder, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to provide the other party and its counsel with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof. Each of the Controlling Shareholder, Merger Sub, their counsel, the Company, and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with the SEC.

(c)     The Company shall cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after having cleared the SEC comments on the Schedule 13E-3.

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(d)     If at any time prior to the Effective Time any information relating to the Company, the Controlling Shareholder, or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, the Controlling Shareholder, or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

6.4     Shareholders Meeting. Unless, subsequent to the date hereof, the board of directors of the Company makes a Change of Recommendation, the Company will take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement to consider and vote upon the approval of this Agreement and the Merger. Subject to Section 6.2 hereof, the board of directors of the Company shall recommend such approval and shall take all lawful actions to solicit such approval of this Agreement.

6.5     Filings; Other Actions; Notification.

(a)     Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company, the Controlling Shareholder, and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, execution and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b)     Information. Subject to the right of the Company to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof) were to occur (provided, however, that the foregoing limitation shall not be applicable to any information required to be described or disclosed in the Schedule 13E-3), the Company, the Controlling Shareholder, and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of the Controlling Shareholder, Merger Sub, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c)     Status. Subject to applicable Laws and as required by any Governmental Entity, the Company, Controlling Shareholder, and Merger Sub each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Controlling Shareholder, Merger Sub or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give reasonably prompt notice to Controlling Shareholder and Merger Sub of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Controlling Shareholder’s and Merger Sub’s respective obligations to effect the Merger. Controlling Shareholder and Merger Sub shall give reasonably prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger.

(d)     Antitrust Matters.

(i)     Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, the Controlling Shareholder, and Merger Sub agrees to promptly provide to each and every Governmental Antitrust Entity non-privileged information

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and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement in accordance with Section 7.1(b), and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.5(d) to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

(ii)     In furtherance and not in limitation of the covenants of the parties contained herein, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the Controlling Shareholder, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits so long as such actions, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its business in any manner, upon the consummation of the Merger and the other transactions contemplated hereby.

6.6     Access and Reports. Subject to applicable Law, upon reasonable advance notice from the Controlling Shareholder, the Company shall (and shall cause its Subsidiaries to) afford the Controlling Shareholder’s officers and other authorized Representatives reasonable access (so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries), during normal business hours throughout the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as reasonably practicable to the Controlling Shareholder and its authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested. Notwithstanding the foregoing, none of the Controlling Shareholder, Merger Sub or their Representatives shall have access to any books, records, documents or other information to the extent that such books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided that at the request of the Controlling Shareholder, the Company shall use its commercially reasonable efforts to obtain waivers from such third parties), (ii) to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, (iii) to the extent the disclosure of such books, records, documents or other information is prohibited by applicable Law, (iv) to the extent disclosure of such books, records, documents or other information, as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates), or (v) to the extent the Company determines in good faith that such books, records, documents or other information involves trade secrets of the Company or its Subsidiaries. All information provided or made available pursuant to this Section 6.6 to the parties or their Representatives shall be subject to the confidentiality agreement set forth in Section 6.15 (the “Confidentiality Agreement”). The Controlling Shareholder shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 6.6 by their Representatives.

6.7     Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Controlling Shareholder and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange (“NYSE”) to enable the delisting by the Surviving Corporation of the Shares and the ADSs from the NYSE and the deregistration of the Shares and the ADSs under the Exchange Act as promptly as practicable after the Effective Time.

6.8     Publicity. The initial press release regarding the execution of this Agreement shall be a joint press release, mutually agreed upon by the Company and the Controlling Shareholder. After the initial press release, except with respect to a Change of Recommendation or any action taken by the Company or its board of directors or the Independent Committee pursuant to, and in accordance with, Section 6.2, so long as this Agreement is in effect, the Company and the Controlling Shareholder each shall consult with the other prior to issuing any press releases

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or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9     Financing

(a)     The Controlling Shareholder shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Debt Financing on the terms and conditions described in the Debt Financing Agreement (or on other terms that would not adversely impact the ability of Controlling Shareholder to timely consummate the transactions contemplated by this Agreement), including using commercially reasonable efforts to satisfy on a timely basis all covenants, terms and conditions applicable to the Controlling Shareholder in the Debt Financing Agreement that are within its control, including the Disclosed Conditions. In the event that all conditions in the Debt Financing Agreement required to be satisfied by the Controlling Shareholder have been satisfied, or upon funding, will be satisfied, in the Controlling Shareholder’s good faith judgment, the Controlling Shareholder shall use its commercially reasonable efforts to cause the Lender to fund the Debt Financing on the Financing Date and otherwise enforce its rights under the Debt Financing Agreement. The Controlling Shareholder shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent obtaining the Debt Financing. The Controlling Shareholder shall give the Company prompt notice of any material breach by any party under the Debt Financing Agreement of which the Controlling Shareholder becomes aware or any communications from any Person to the effect that it may not provide any portion of the financing contemplated by the Debt Financing Agreement. In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Financing Agreement despite the Controlling Shareholder’s commercially reasonable efforts to obtain the Debt Financing, (i) Controlling Shareholder shall promptly notify the Company, and (ii) Controlling Shareholder shall use its commercially reasonable efforts to arrange to obtain any such portion of the Debt Financing from alternative sources, on terms that are no less favorable to the Controlling Shareholder, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto. In connection with its obligations under this Section 6.9, the Controlling Shareholder shall be permitted to amend, modify or replace the Debt Financing Agreement; provided that the Controlling Shareholder shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Financing Agreement that would be reasonably likely to cause any delay in the satisfaction of the conditions set forth in Article VII or would reasonably be expected to prevent or materially impair or delay obtaining the Debt Financing as required by the Controlling Shareholder to meet its obligations under this Agreement. The Controlling Shareholder shall keep the Company reasonably informed of the status of Controlling Shareholder’s efforts to arrange the Debt Financing.

(b)     The Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by the Controlling Shareholder (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of the Controlling Shareholder, (i) making the Company’s executive officers and other relevant employees reasonably available for participation in meetings, due diligence sessions and presentations to assist the Lender providing the Debt Financing, and (ii) delivering such officer’s and other certificates as required by the Debt Financing Agreement and as are, in the good faith determination of the persons executing such certificates, accurate, (iii) entering into such agreements and arrangements as required by the Debt Financing Agreement, including agreements for the post-Closing pledge, guarantee, grant of security interests in, or otherwise grant of liens on, the Company’s or its Subsidiaries’ assets, (iv) using its commercially reasonable efforts to cause its independent registered public accountants to deliver such comfort letters as required by the Debt Financing Agreement, (v) providing the Controlling Shareholder and its Debt Financing sources as promptly as practicable with financial and other pertinent information with respect to the Company and its Subsidiaries as required by the Debt Financing Agreement, (vi) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Debt Financing and the direct borrowing or incurrence of all proceeds of the Debt Financing by the Surviving Corporation immediately following the Effective Time. The Controlling Shareholder shall promptly upon any request by the Company reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries or

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any of their respective representatives in connection with their compliance with Section 6.9 (such reimbursement to be made promptly upon the earlier of Closing and termination of this Agreement) and shall indemnify and hold harmless the Company, its Subsidiaries, and each of their respective representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except with respect to any historical information provided by the Company or any of its Subsidiaries expressly for the purpose of the Debt Financing and except to the extent such losses, damages, claims, costs or expenses arise from the gross negligence or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives; provided, however, that notwithstanding the foregoing, the Company shall bear all costs and expenses incurred by the Company and its Affiliates and their respective Representatives related to its obligations with respect to the preparation, review, audit and delivery of historical financial statements. Nothing contained in this Section 6.9 shall require the Company or its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing or to authorize or approve the Debt Financing prior to the Closing. All material, non-public information regarding the Company and the Subsidiaries provided to Controlling Shareholder or its Representatives pursuant to this Section 6.9 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors as required in connection with the Debt Financing subject to customary confidentiality protections.

6.10     Expenses. Except as otherwise provided in Section 6.9 and Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11     Indemnification; Directors’ and Officers’ Insurance.

(a)     The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. The Controlling Shareholder shall cause the Surviving Corporation to comply with all such indemnification, advancement and exculpation provisions under the memorandum and articles of association of the Company as in effect on the date hereof, Cayman Companies Law, or otherwise, except to the extent prohibited by applicable Law. The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers or employees of the Company, unless such modification is required by Law.

(b)     From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c)     The Surviving Corporation shall, and the Controlling Shareholder shall cause the Surviving Corporation to, maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions

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contemplated hereby) covering each Person covered as of the Effective Time by the Company’s officers’ and directors’ liability insurance policy (each such Person, an “Indemnified Party”) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at the Controlling Shareholder’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and the Controlling Shareholder shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 6.11(c) shall terminate.

(d)     If the Controlling Shareholder, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of the Controlling Shareholder, or the Surviving Corporation, as the case may be, that are set forth under this Section 6.11 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of the Controlling Shareholder or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(e)     The provisions of this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.11.

(f)     The agreements and covenants contained in this Section 6.11 shall not be deemed to be exclusive of any other rights to which any such present or former director or officer of the Company or any of its Subsidiaries is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies.

6.12     Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other transactions contemplated by this Agreement.

6.13     Resignations. To the extent requested by the Controlling Shareholder in writing at least three business days prior to Closing, on the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to the Controlling Shareholder duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by the Controlling Shareholder.

6.14     Participation in Litigation. The Company shall give Controlling Shareholder the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Controlling Shareholder’s prior written consent.

6.15     Confidentiality Agreement. Each of the Controlling Shareholder and Merger Sub acknowledges, on its own behalf and on behalf of each of their respective Affiliates, that each of them and their respective Affiliates will (a) maintain the confidentiality of all non-public information acquired from the Company in connection with this Agreement and the transactions contemplated hereby, not disclosing it to any third parties other than Representatives with a need to know such information in relation to their work on such transactions, and (b) will not use such

Annex A-25

information for any purpose other than in relation to carrying out the Merger and related transactions contemplated hereby. The Company and the Independent Committee shall be entitled to an injunction or injunctions to prevent any breach by the Controlling Shareholder and Merger Sub or their representatives or to enforce the terms and conditions of this paragraph.

6.16     Management. Subject to the provisions of Section 6.2, in no event shall either the Controlling Shareholder or Merger Sub, or any of their respective Affiliates, enter into, or seek to enter into, any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee (other than Mr. Robert Roche) that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with a transaction relating to the Company or any of its Subsidiaries. The Controlling Shareholder and Merger Sub shall cause each of its respective Affiliates to comply with the foregoing covenant.

6.17     Voting at the Shareholders Meeting. Provided there is no Change of Recommendation, the Controlling Shareholder shall vote or cause to be voted (a) all of the Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the Controlling Shareholder as of the date of this Agreement and (b) all of the Shares of which the Controlling Shareholder acquires beneficial ownership after the date of this Agreement in favor of the adoption of this Agreement at the Shareholders Meeting. Provided there is no Change of Recommendation, the Controlling Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions to vote, or make any public announcement that is in any manner inconsistent with this Section 6.17. The covenants of the Controlling Shareholder set forth in this Section 6.17 shall be disclosed in the Proxy Statement.

ARTICLE VII
CONDITIONS

7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)     Shareholder Approvals. This Agreement and the transactions contemplated hereby, including the Merger, shall have been duly adopted by holders of Shares constituting the Requisite Company Vote at the Shareholders Meeting in accordance with applicable Law and the memorandum and articles of association of the Company.

(b)     Regulatory Consents. All governmental and third party consents required to be obtained prior to the Effective Time by the Company, the Controlling Shareholder or any of their respective Subsidiaries shall have been obtained (and shall remain in full force and effect) or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c)     No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Injunction”).

7.2     Conditions to Obligations of the Controlling Shareholder and Merger Sub. The obligations of the Controlling Shareholder and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by the Controlling Shareholder at or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. (i) Subject to the initial clause of Section 5.1, the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) the Controlling Shareholder shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied; provided, however, that notwithstanding anything to the contrary, this Section 7.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, is reasonably likely

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to have a Material Adverse Effect (it being understood and agreed that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect qualifications and other materiality qualifications contained in a particular representation or warranty shall be disregarded).

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Controlling Shareholder shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had or is reasonably likely to have, a Material Adverse Effect.

(d)     Dissenting Shareholders. The holders of no more than 5% of the Shares shall not have validly served a notice of dissent under Section 238(5) of the Cayman Companies Law.

7.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of the Controlling Shareholder and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing certificates signed on behalf of the Controlling Shareholder and Merger Sub by, respectively, a designated director of the Controlling Shareholder and by the Chief Executive Officer of Merger Sub to the effect that such Person has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b)     Performance of Obligations of the Controlling Shareholder and Merger Sub. Each of the Controlling Shareholder and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of the Controlling Shareholder and Merger Sub by, respectively, a designated director of the Controlling Shareholder and by the Chief Executive Officer of Merger Sub to such effect.

(c)     Financing. The Lender shall have deposited the amount of the Debt Financing with the Paying Agent.

ARTICLE VIII
TERMINATION

8.1     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Cayman Plan of Merger, whether before or after the adoption by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and the Controlling Shareholder.

8.2     Termination by the Controlling Shareholder or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Cayman Plan of Merger by either the Controlling Shareholder, or by the Company if:

(a)     the Merger shall not have been consummated and the Effective Time shall not have occurred by March 31, 2021 (the “Termination Date”);

(b)     the approval of the Company’s shareholders required by Section 7.1(a) shall not have been obtained at the Shareholders’ Meeting (after giving effect to all adjournments or postponements thereof); or

(c)     any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, or there shall be any Law that makes the consummation of the Merger or other transactions contemplated hereunder illegal or otherwise prohibited.

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8.3     Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time, whether before or after the Requisite Company Vote, by action of the Company’s board of directors:

(a)     if the Company’s board of directors has effected a Change of Recommendation; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless: (i) the Company shall have complied in all material respects with Section 6.2; and (ii) the Company pays the Termination Fee in immediately available funds required to be paid pursuant to Section 8.5(b);

(b)     if there has been a breach of any representations, warranties, covenants or agreements made by the Controlling Shareholder or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Sections 7.3(a) or 7.3(b) would not be satisfied and (ii) such breach or failure is not cured within 30 business days following receipt of written notice of such breach or failure from the Company; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company; or

(c)     if (i) all of the conditions to obligations of each party set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to the Controlling Shareholder an irrevocable confirmation in writing that all of conditions set forth in Section 7.3 (other than those conditions that by nature are only to be satisfied by actions taken at the Closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.3) and that the Company is ready, is willing and able to consummate the Merger, and (iii) the Controlling Shareholder and Merger Sub fail to complete the Closing within fifteen (15) business days following the date on which the Closing should have occurred pursuant to Section 1.2.

8.4     Termination by the Controlling Shareholder. This Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Cayman Plan of Merger by the Controlling Shareholder:

(a)     (i) if the board of directors of the Company shall have made a Change of Recommendation in a manner adverse to the Controlling Shareholder, or (ii) if the board of directors of the Company approves, endorses or recommends any Acquisition Proposal other than the Merger, or (iii) if the Company or the board of directors of the Company resolves or announces its intention to do any of the foregoing, in the case of any of (i), (ii) or (iii) whether or not permitted by Section 6.2;

(b)     if the Company (i) materially breaches its obligations under Section 6.2, or the Company board of directors or any committee thereof shall resolve to do any of the foregoing or (ii) materially breaches its obligations under Section 6.3(a), 6.3(b) or 6.3(c) and such breach is not cured within 10 days after the Company’s receipt of written notice asserting such breach or failure from Merger Sub; or

(c)     if there has been a breach of any other representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 7.2(a) or 7.2(b) would not be satisfied and (ii) such breach or failure to be true or correct is not cured within 30 business days following receipt of written notice of such breach or failure from the Controlling Shareholder; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Controlling Shareholder or Merger Sub.

8.5     Effect of Termination and Abandonment.

(a)     Except as provided in paragraphs (b) or (c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach by a party of its representations, warranties, covenants or other agreements set forth in this Agreement and (ii) the provisions set forth in Section 8.3(a)(ii), this Section 8.5 and Section 9.1 shall survive the termination of this Agreement.

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(b)     In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) 20 business days prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (B) at least 10 business days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Shareholders Meeting) and thereafter this Agreement is terminated by the Controlling Shareholder or the Company pursuant to Section 8.2(a) or 8.2(b), (ii) this Agreement is terminated (A) by the Controlling Shareholder pursuant to Section 8.4 or (B) by the Company pursuant to Section 8.2 and, on or prior to the date of the Shareholders Meeting any event giving rise to the Controlling Shareholder’s right to terminate under Section 8.4 shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then, in each case, the Company shall promptly, but in no event later than five business days after the date of such termination, pay the Controlling Shareholder an aggregate termination fee of $1.7 million (the “Termination Fee”) payable by wire transfer of same day funds. The right of the Controlling Shareholder to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of the Buyer Parties against the Company Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Termination Fee, none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall also be obligated with respect to Section 8.5(d)). It is understood and agreed that payment of the Termination Fee represents the reasonable estimate of actual damages by the Company, the Controlling Shareholder, and Merger Sub and does not constitute a penalty.

(c)     In the event that this Agreement is terminated pursuant to Section 8.3(b) or Section 8.3(c), then Parent and Merger Sub shall promptly but in no event later than five business days after the date of such termination, pay the Company a termination fee in the amount of $2.25 million (the “Buyer Termination Fee”) payable by wire transfer of same day funds to an account designated in writing by the Company’s Chief Executive Officer. Subject to Section 9.5(d), the Company’s right to receive payment of the Buyer Termination Fee from the Controlling Shareholder shall be the sole and exclusive remedy of the Company Parties against the Buyer Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Buyer Termination Fee, none of the Buyer Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the responsible member or members of Buyer Parties shall also be obligated with respect to Section 8.5(d)). It is understood and agreed that payment of the Buyer Termination Fee represents the reasonable estimate of actual damages by the Company, the Controlling Shareholder and Merger Sub and does not constitute a penalty.

(d)     Each of the parties hereto acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or the responsible member or members of the Buyer Parties, as the case may be, fails to timely pay the Termination Fee or the Buyer Termination Fee, as the case may be, and, in order to obtain such amount due, the Company or the Buyer Parties, as the case may be, commences a suit which results in a judgment against the other party for the payment of the Termination Fee or the Buyer Termination Fee, as the case may be, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such payment was required to be paid until the date such payment was actually received.

8.6     Termination by the Company. Any action by the Company to terminate this Agreement pursuant to this Article VIII shall require approval of the board of directors of the Company following the recommendation of the Independent Committee.

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ARTICLE IX
MISCELLANEOUS AND GENERAL

9.1     Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement pursuant to the terms hereof, except as set forth in the last sentence of Section 6.6 (Access and Reports), Section 6.10 (Expenses), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), Section 6.15 (Confidentiality Agreement), Section 6.16 (Management), Section 8.5 (Effect of Termination and Abandonment), this Section 9.1 (Non-Survival of Representations and Warranties and Agreements), Section 9.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Enforcement), Section 9.6 (Notices), and Section 9.11 (Assignment). This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

9.2     Modification or Amendment. This Agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of this Agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the Independent Committee have approved such amendment in writing, and (b) after any such adoption of this Agreement by the Requisite Company Vote, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3     Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4     Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

9.5     Governing Law and Venue; Waiver of Jury Trial; Specific Enforcement.

(a)     This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands without regard to the conflicts of law principles thereof.

(b)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c)     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Agreement or the transactions contemplated hereby shall be brought in a court of the Cayman Islands, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

(d)     The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Buyer Parties do not perform the provisions of this Agreement under any of Sections 6.9(a), 6.11 or 6.15 (including failing to take such actions as are required to comply thereunder) in accordance with the specified terms or otherwise breaches any of such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable

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relief to prevent breaches of such provisions and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to seek specific performance of the Controlling Shareholder’s obligation to cause the Debt Financing to be funded to fund the Merger only in the event that all conditions in Sections 7.1, 7.2 and 7.3 have been satisfied (or with respect to certificates to be delivered at Closing, are capable of being satisfied upon the Closing) or waived at the time the Closing would have occurred but for the failure of the Debt Financing to be funded.

9.6     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

(a)       If to the Controlling Shareholder or Merger Sub:

FIRST OSTIA PORT LTD

SECOND ACTIUM COIN LTD.

Conyers Trust Company (Cayman) Limited

P. O. Box 2681

Cricket Square

Hutchins Drive

George Town

Grand Cayman KY1-1111, Cayman Islands

Attn. Maree Martin <Maree.Martin@conyers.com>

with a copy to (which copy shall not constitute notice):

Jean M. Roche

c/o OAR Management Inc.

9911 South 78th Ave.

Hickory Hills, IL 60457

(b)       If to the Company:

Acorn International, Inc.

5/F, YueShang Plaza

1 South Wuning Road

Shanghai 200042

Attention: Jake Fisch, Chief Executive Officer

e-mail: jake@acorn-china.com

(c)       If to the Independent Committee:

c/o Acorn International, Inc.

5/F, YueShang Plaza

1 South Wuning Road

Shanghai 200042

Attention: Urs Zimmermann, Director

e-mail: urspaul.zimmermann@yahoo.com

with a copy to (which copy shall not constitute notice):

Hogan Lovells International LLP

Suite 1804-1808, Park Place

1601 Nanjing Road West

Jing An District

Shanghai, 200040

Attention: Don S. Williams

Facsimile: +86.21.6122.3868

e-mail: don.williams@hoganlovells.com

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or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one business day after being sent by courier or express delivery service or by facsimile, or (iii) three business days after being sent by first-class certified mail, return receipt requested, provided that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

9.7     Entire Agreement. This Agreement (including any exhibits hereto), constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

9.8     No Third Party Beneficiaries. Except as expressly set forth in Section 6.9(a) (Financing) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

9.9     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

9.10     Interpretation; Absence of Presumption.

(a)     For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vii) the “$” sign shall each mean the lawful currency of the United States of America.

(b)     The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.11     Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement shall not be assignable by any party hereto except that (a) the Controlling Shareholder may designate, by written notice to the Company, another company all of the outstanding voting securities of which are owned by the Controlling Shareholder to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall de deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation and (b) the Controlling Shareholder may assign this Agreement by written notice to the Company. Any purported assignment in violation of this Agreement will be void ab initio.

9.12     Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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9.13     Remedies. Notwithstanding any other provision of this Agreement (other than Section 8.5), the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.

9.14     Certain Definitions. The following terms, as used herein, have the meanings which meanings shall be applicable equally to the singular and plural of the terms defined:

(a)     “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, scheme of arrangement or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(b)     “Actions” shall have the meaning set forth in Section 5.1(g)

(c)     “ADSs” shall have the meaning set forth in Section 4.1(a).

(d)     “Affiliate” of any Person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(e)     “Agreement” refers to this agreement and plan of merger.

(f)     “Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.2(c)(ii).

(g)     “Applicable Date” shall have the meaning set forth in Section 5.1(e)(i).

(h)     “Bankruptcy and Equity Exception” shall have the meaning set forth in Section 5.1(c)(i).

(i)     “Book-Entry Shares” shall have the meaning set forth in Section 4.1(a).

(j)     “business day” shall mean have the meaning set forth in Section 1.2.

(k)     “Buyer Parties” shall mean, collectively, the Controlling Shareholder and the Merger Sub.

(l)     “Buyer Termination Fee” shall have the meaning set forth in Section 8.5(c).

(m)     “Cayman Companies Law” shall have the meaning set forth in Section 1.1.

(n)     “Cayman Plan of Merger” shall have the meaning set forth in Section 1.3.

(o)     “Change of Recommendation” shall have the meaning set forth in Section 6.2(c).

(p)     “Closing” and “Closing Date” shall have meanings set forth in Section 1.2.

(q)     “Company” shall have the meaning set forth in the Preamble.

(r)     “Company Approvals” shall have the meaning set forth in Section 5.1(d)(i).

(s)     “Company Benefit Plans” shall have the meaning set forth in Section 5.1(h)(i).

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(t)     “Company Disclosure Schedule” shall have the meaning set forth in Section 5.1.

(u)     “Company IP” shall have the meaning set forth in Section 5.1(p)(i).

(v)     “Company Parties” shall mean, collectively, the Company and its Subsidiaries.

(w)     “Company Recommendation” shall have the meaning set forth in Section 5.1(c)(ii).

(x)     “Company Reports” shall have the meaning set forth in Section 5.1(e)(i).

(y)     “Confidentiality Agreement” shall have the meaning set forth in Section 6.6.

(z)     “Constituent Corporations” shall have the meaning set forth in the Preamble.

(aa)     “Continuing Shareholders” shall have the meaning set forth in the Preamble.

(bb)     “Contract” shall have the meaning set forth in Section 5.1(d)(ii).

(cc)     “Controlling Shareholder” shall have the meaning set forth in the Preamble.

(dd)     “Controlling Shareholder Approvals” shall have the meaning set forth in Section 5.2(c)(i).

(ee)     “Controlling Shareholder Information” shall have the meaning set forth in Section 5.2(f).

(ff)     “CSRC” shall have the meaning set forth in Section 5.1(i)(iv).

(gg)     “Debt Financing” shall have the meaning set forth in Section 5.2(d)(ii).

(hh)     “Debt Financing Agreement” shall have the meaning set forth in Section 5.2(d)(ii).

(ii)     “Damages” shall have the meaning set forth in Section 6.11(b).

(jj)     “Depositary” shall have the meaning set forth in Section 4.2(h).

(kk)     “Deposit Agreement” shall have the meaning set forth in Section 4.2(h).

(ll)     “Disclosed Conditions” shall mean conditions precedent related to the funding under the Debt Financing as expressly set forth in the Debt Financing Agreement.

(mm)     “Dissenting Shareholders” shall have the meaning set forth in Section 4.1(a).

(nn)     “Dissenting Shares” shall have the meaning set forth in Section 4.1(a).

(oo)     “DTC” shall have the meaning set forth in Section 4.2(b).

(pp)     “Effective Time” shall have the meaning set forth in Section 1.3.

(qq)     “Employees” shall have the meaning set forth in Section 5.1(o).

(rr)     “Encumbrance” shall have the meaning set forth in Section 5.1(k)(iv).

(ss)     “Environmental Law” shall have the meaning set forth in Section 5.1(m).

(tt)     “ERISA” shall have the meaning set forth in Section 5.1(h)(i).

(uu)     “Exchange Act” shall have the meaning set forth in Section 5.1(d)(i).

(vv)     “Exchange Fund” shall have the meaning set forth in Section 4.2(a).

(ww)     “Excluded Share” and “Excluded Shares” shall have the meaning set forth in Section 4.1(a).

(xx)     “FCPA” shall have the meaning set forth in Section 5.1(i)(iii).

(yy)     “Financial Advisor” shall have the meaning set forth in the Recitals.

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(zz)     “Financing Date” shall have the meaning set forth in Section 5.2(d)(i).

(aaa)     “GAAP” shall have the meaning set forth in Section 5.1(e)(ii).

(bbb)     “Governmental Antitrust Entity” shall have the meaning set forth in Section 5.1(d)(i).

(ccc)     “Governmental Entity” shall have the meaning set forth in Section 5.1(d)(i).

(ddd)     “Hazardous Substance” shall have the meaning set forth in Section 5.1(m).

(eee)     “Indemnified Party” shall have the meaning set forth in Section 6.11(c).

(fff)     “Independent Committee” shall have the meaning set forth in the Recitals.

(ggg)     “Injunction” shall have the meaning set forth in Section 7.1(c).

(hhh)     “Intellectual Property” shall have the meaning set forth in Section 5.1(p)(iv).

(iii)     “Judgment” shall have the meaning set forth in Section 5.1(g).

(jjj)     “Knowledge” shall mean, with respect to the Company, the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, and with respect to any other party hereto, any C-level officer of such party or any employees of such party with equivalent titles.

(kkk)     “Laws” shall have the meaning set forth in Section 5.1(i)(i).

(lll)     “Leased Real Property” shall have the meaning set forth in Section 5.1(k)(ii).

(mmm) “Lender” shall mean East West Bank.

(nnn)     “Liabilities” shall have the meaning set forth in Section 5.1(g).

(ooo)     “Licenses” shall have the meaning set forth in Section 5.1(i)(ii).

(ppp)     “Lien” means, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset.

(qqq)     “Material Adverse Effect” means any change or effect, event, violation, circumstance, occurrence, state of facts or development (any such item, an “Effect”) that is, or would reasonably be expected to be, either individually or in the aggregate with all changes, effects, events, violations, circumstances, occurrences, states of fact or developments, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that no Effect, alone or in combination, related to or arising out of any of the following shall be taken into account in determining whether a Material Adverse Effect may exist: (A) circumstances generally affecting the Company’s industry (which changes or developments, in each case, do not materially disproportionately affect the Company and its Subsidiaries taken as a whole, as compared to other companies participating in the same industry as the Company); (B) changes affecting the United States or PRC economy or political conditions in the United States, PRC, Hong Kong or the Cayman Islands in general or any acts of terrorism, military actions or war (which changes or developments, in each case, do not materially disproportionately affect the Company and its Subsidiaries taken as a whole, as compared to other companies participating in the same industry as the Company), (C) the announcement of this Agreement or pendency of the transactions contemplated by this Agreement or the identity of the Controlling Shareholder as the acquiror of the Company; (D) any change in the Company’s stock price or trading volume (it being understood that any change in the Company underlying or contributing to such change in stock price or trading volume may be taken into account in determining whether there exists a Material Adverse Effect); (E) any changes in applicable Law or GAAP; (F) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded); (G) actions or omissions of the Company or any of its Subsidiaries taken with the consent, authorization, approval, or involvement of the Controlling Shareholder, Merger Sub or Mr. Robert Roche; (H) any breach of this Agreement by the Controlling Shareholder or the Merger Sub; or (I) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus).

(rrr)     “Material Contract” shall have the meaning set forth in Section 5.1(j)(i).

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(sss)     “M&A Rules” shall have the meaning set forth in Section 5.1(i)(iv).

(ttt)     “Memorandum and Articles of Association” shall have the meaning set forth in Section 2.1.

(uuu)     “Merger” shall have the meaning set forth in the Recitals.

(vvv)     “Merger Sub” shall have the meaning set forth in the Preamble.

(www)     “Non-Wholly Owned Subsidiary” shall have the meaning set forth in Section 5.1(b)(i).

(xxx)     “NYSE” shall have the meaning set forth in Section 6.7.

(yyy)     “Opinion” shall have the meaning set forth in the Recitals.

(zzz)     “Owned Real Property” shall have the meaning set forth in Section 5.1(k)(i).

(aaaa)     “Paying Agent” shall have the meaning set forth in Section 4.2(a).

(bbbb)     “Per ADS Merger Consideration” shall have the meaning set forth in Section 4.1(a).

(cccc)     “Per Share Merger Consideration” shall have the meaning set forth in Section 4.1(a).

(dddd)     “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company Reports filed prior to the date of this Agreement; and (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Material Adverse Effect or a material effect on the Company or the ability of Controlling Shareholder to obtain the Debt Financing.

(eeee)     “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(ffff)     “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong S.A.R., the Macao Special Administrative Region and the islands of Taiwan.

(gggg)     “Proxy Statement” shall have the meaning set forth in Section 5.2(f).

(hhhh)     “Representatives” shall have the meaning set forth in Section 5.1(s)(i).

(iiii)     “Requisite Company Vote” shall have the meaning set forth in Section 5.1(c)(i).

(jjjj)     “SAFE” shall have the meaning set forth in Section 5.1(i)(iv).

(kkkk)     “Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.1(e)(i).

(llll)     “SEC” shall have the meaning set forth in Section 5.1.

(mmmm)     “Securities Act” shall have the meaning set forth in Section 5.1(e)(i).

(nnnn)     “Share” and “Shares” shall have the meaning set forth in Section 4.1(a).

Annex A-36

(oooo)     “Share Certificate” shall have the meaning set forth in Section 4.1(a).

(pppp)     “Shareholders Meeting” shall have the meaning set forth in Section 6.4.

(qqqq)     “Subsidiary” shall mean, with respect to any party, any corporation, limited liability company, partnership or similar entity of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(rrrr)     “Superior Proposal” means a bona fide Acquisition Proposal, which was not obtained in material violation of Section 6.2, and which would result in any Person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company (acting through the Independent Committee) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(b)).

(ssss)     “Surviving Corporation” shall have the meaning set forth in Section 1.1.

(tttt)     “Takeover Statute” shall have the meaning set forth in Section 5.1(l).

(uuuu)     “Tax” or “Taxes” means all taxes (whether United States federal, state, local or non-United States national provincial or local) including all income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

(vvvv)     “Tax Return” means all returns, forms, reports and other documentation required to be filed with, or supplied to, any United States federal, state, local or non-United States national provincial or local tax authority with respect to Taxes (and any amendments, supplements and supporting documentation thereto).

(wwww)     “Termination Date” shall have the meaning set forth in Section 8.2(a).

(xxxx)     “Termination Fee” shall have the meaning set forth in Section 8.5(b).

(yyyy)     “Trade Secrets” shall have the meaning set forth in Section 5.1(p).

(zzzz)     “Wholly Owned Subsidiary” shall have the meaning set forth in Section 5.1(b)(i).

[Remainder of Page Intentionally Left Blank]

Annex A-37

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Acorn International, Inc. a Cayman Islands company

By:	/s/ Jacob Alexander Fisch
Name:	Jacob Alexander Fisch
Title:	Chief Executive Officer

Second Actium Coin Ltd. a Cayman Islands company

By:	/s/ Theresa M. Roche
Name:	Theresa M. Roche
Title:	Director

First Ostia Port Ltd. a Cayman Islands company

By:	/s/ Theresa M. Roche
Name:	Theresa M. Roche
Title:	Director

Annex A-38

APPENDIX 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on [•], 2020.

BETWEEN

(1)    Acorn International, Inc., an exempted company incorporated under the laws of the Cayman Islands on 20 December 2005, with its registered office situate at c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (“Acorn”); and

(2)    Second Actium Coin Ltd., an exempted company incorporated under the laws of the Cayman Islands on October 29, 2019, with its registered office situated at c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub” and together with Acorn, the “Constituent Companies”).

WHEREAS

(a)     Acorn and Merger Sub have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated October 12, 2020 made by and among First Ostia Port Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Controlling Shareholder”), Acorn and Merger Sub, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2020 Revision) (the “Companies Law”).

(b)    This Plan of Merger is made in accordance with Section 233 of the Companies Law.

WITNESSETH:

CONSTITUENT COMPANIES

1.      The Constituent Companies to the Merger are Acorn International, Inc. and Second Actium Coin Ltd.

NAME OF THE SURVIVING COMPANY

2.      The name of the Surviving Company shall be Acorn International, Inc.

REGISTERED OFFICE

3.      Acorn International, Inc. has and the Surviving Company shall have its registered office at c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands. Second Actium Coin Ltd. has its registered office at c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.      Immediately prior to the Merger the authorized share capital of Acorn was US$2,500,000 divided into 250,000,000 ordinary shares of US$0.01 par value per share, 51,419,058 of which have been issued.

5.      Immediately prior to the Merger the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share of which 10,000 ordinary shares had been issued fully paid.

6.      The authorized share capital of the Surviving Company shall be US$2,500,000 divided into 250,000,000 ordinary shares of US$0.01 par value per share.

Annex A-39

7.      Each issued and outstanding ordinary share of Acorn shall be converted into and continue as an ordinary share of the Surviving Company in accordance with the provisions of the Agreement.

8.      On the Effective Date (as defined below) the shares of the Surviving Company shall:

(a)     be entitled to one vote per share;

(b)    be entitled to such dividends as the Board of Directors may from time to time declare;

(c)     in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)    generally be entitled to enjoy all of the rights attaching to shares;

in each case as set out in the Articles (as defined below).

EFFECTIVE DATE

9.      The Merger shall take effect 3 business days after the date this Plan of Merger is registered by the Registrar of Companies (the “Effective Date”).

PROPERTY

10.    On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.    The Memorandum of Association and Articles of Association of Merger Sub immediately prior to the Effective Date shall be the Memorandum of Association and Articles of Association of the Surviving Company (save for references to the name).

DIRECTORS BENEFITS

12.    There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.    The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Ritsuko Hattori Roche, Director
Robert Walter Roche, Director
Theresa Marie Roche, Director

Annex A-40

RIGHT OF TERMINATION

14.    The directors of Acorn may terminate this Plan of Merger immediately prior to the Effective Date if the Agreement has been terminated in accordance with the provisions of Article VII thereof.

Each of the undersigned, being all of the Directors of the Constituent Companies, has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the name below.

For and on behalf of ACORN INTERNATIONAL, INC:

Robert W. Roche	Eric Haibing Wu
Director	Director

Jenny Hseau-Jean Wang	Urs P. Zimmerman
Director	Director

Pierre E. Cohade
Director

For and on behalf of Second Actium Coin Ltd.:

Robert Walter Roche	[Date]
Director

Theresa Marie Roche	[Date]
Director

Ritsuko Hattori Roche	[Date]
Director

Annex A-41

ANNEX A

(the “Agreement”)

Annex A-42

ANNEX B

PLAN OF MERGER

THIS PLAN OF MERGER is made on ___________, 2021.

BETWEEN

(1)    Acorn International, Inc., an exempted company incorporated under the laws of the Cayman Islands on 20 December 2005, with its registered office situate at c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (“Acorn”); and

(2)    Second Actium Coin Ltd., an exempted company incorporated under the laws of the Cayman Islands on October 29, 2019, with its registered office situated at c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub” and together with Acorn, the “Constituent Companies”).

WHEREAS

(a)     Acorn and Merger Sub have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated October 12, 2020 made by and among First Ostia Port Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Controlling Shareholder”), Acorn and Merger Sub, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2020 Revision) (the “Companies Law”).

(b)    This Plan of Merger is made in accordance with Section 233 of the Companies Law.

WITNESSETH:

CONSTITUENT COMPANIES

1.      The Constituent Companies to the Merger are Acorn International, Inc. and Second Actium Coin Ltd.

NAME OF THE SURVIVING COMPANY

2.      The name of the Surviving Company shall be Acorn International, Inc.

REGISTERED OFFICE

3.      Acorn International, Inc. has and the Surviving Company shall have its registered office at c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands. Second Actium Coin Ltd. has its registered office at c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.      Immediately prior to the Merger the authorized share capital of Acorn was US$2,500,000 divided into 250,000,000 ordinary shares of US$0.01 par value per share, 51,419,058 of which have been issued.

5.      Immediately prior to the Merger the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share of which 10,000 ordinary shares had been issued fully paid.

6.      The authorized share capital of the Surviving Company shall be US$2,500,000 divided into 250,000,000 ordinary shares of US$0.01 par value per share.

7.      Each issued and outstanding ordinary share of Acorn shall be converted into and continue as an ordinary share of the Surviving Company in accordance with the provisions of the Agreement.

8.      On the Effective Date (as defined below) the shares of the Surviving Company shall:

(a)     be entitled to one vote per share;

(b)    be entitled to such dividends as the Board of Directors may from time to time declare;

Annex B-1

(c)     in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)    generally be entitled to enjoy all of the rights attaching to shares;

in each case as set out in the Articles (as defined below).

EFFECTIVE DATE

9.      The Merger shall take effect 3 business days after the date this Plan of Merger is registered by the Registrar of Companies (the “Effective Date”).

PROPERTY

10.    On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.    The Memorandum of Association and Articles of Association of Merger Sub immediately prior to the Effective Date shall be the Memorandum of Association and Articles of Association of the Surviving Company (save for references to the name).

DIRECTORS BENEFITS

12.    There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.    The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Ritsuko Hattori Roche, Director
Robert Walter Roche, Director
Theresa Marie Roche, Director

RIGHT OF TERMINATION

14.    The directors of Acorn may terminate this Plan of Merger immediately prior to the Effective Date if the Agreement has been terminated in accordance with the provisions of Article VII thereof.

Annex B-2

Each of the undersigned, being all of the Directors of the Constituent Companies, has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the name below.

For and on behalf of ACORN INTERNATIONAL, INC:

Robert W. Roche	Eric Haibing Wu
Director	Director

Jenny Hseau-Jean Wang	Urs P. Zimmerman
Director	Director

Pierre E. Cohade
Director
For and on behalf of Second Actium Coin Ltd.:

Robert Walter Roche	[Date]
Director

Theresa Marie Roche	[Date]
Director

Ritsuko Hattori Roche	[Date]
Director

Annex B-3

ANNEX A

(the “Agreement”)

Annex B-4

Special Committee of the Board of Directors

Acorn International, Inc.

5/F, YueShang Plaza, 1 South Wuning Road

Shanghai, 200042

People’s Republic of China

Ladies and Gentlemen:

Acorn International, Inc., a Cayman Islands exempted company (“Acorn” or the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.01 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing twenty Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs.

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, First Ostia Port Ltd., a Cayman Islands exempted company (the “Controlling Shareholder”), and Second Actium Coin Ltd., a Cayman Islands exempted company all of the outstanding shares of which are owned by the Controlling Shareholder (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated October 8, 2020. Pursuant to the Merger Agreement, among other things, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease, with the Company surviving the merger. In connection with such merger, (i) each Share, including Shares represented by ADSs, issued and outstanding (other than the Excluded Shares) shall be cancelled in exchange for the right to receive US$1.05 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding (other than ADSs representing the Excluded Shares) shall represent the right to receive US$21.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Shares owned by any of the Controlling Shareholder, Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company, or the Controlling Shareholder, and in each case not held on behalf of third parties, and (b) Shares owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Companies Law; and (ii) “Subsidiary” and “Cayman Companies Law” shall have the meanings set forth in the Merger Agreement.

Annex C-1

Special Committee of the Board of Directors

Acorn International, Inc.

October 10, 2020

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.      Reviewed the following documents:

a.      The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (the “SEC”) for the years ended December 31, 2016 through December 31, 2019 and the Company’s unaudited interim financial statements for the six months ended June 30, 2018, June 30, 2019 and June 30, 2020 included in the Company’s Form 6-K filed with the SEC;

b.      Unaudited segment financial information for the Company for the years ended December 31, 2017 through December 31, 2019 and for the six months ended June 30, 2018, June 30, 2019 and June 30, 2020, provided by the management of the Company;

c.      Information regarding the Company’s investments in Shanghai Yimeng Software Technology Co., Ltd. (the “Yimeng Investments”), including, among other information, the unaudited book value recorded by the Company as of June 30, 2020 and recent sale transaction details, provided by the management of the Company;

d.      A detailed financial projection model for the Company for the years ending December 31, 2020 through December 31, 2024, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

e.      Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

f.       A letter dated October 7, 2020 from the management of the Company, which made certain representations as to certain historical financial information for the Company, the Yimeng Investments the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); and

g.      Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated October 8, 2020;

2.      Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.      Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.      Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.      Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.      Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Annex C-2

Special Committee of the Board of Directors

Acorn International, Inc.

October 10, 2020

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.      Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.      Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.      Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

4.      Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company, the Yimeng Investments and the Proposed Transaction;

5.      Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.      Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.      Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.      Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.      Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.

Annex C-3

Special Committee of the Board of Directors

Acorn International, Inc.

October 10, 2020

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated January 9, 2020, and the amendment thereto dated August 21, 2020 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of this Opinion to the Special Committee and a portion of Duff & Phelps’ fee is payable upon the Company’s receipt of its shareholders’ approval of the Proposed Transaction. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. In addition, pursuant to the Engagement Letter, DPS has agreed to provide the Special Committee with certain financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction and may receive a fee for such services. During the two years preceding the date of this Opinion, in matters unrelated to the Proposed Transaction, Duff & Phelps provided services to an affiliate of the Controlling Shareholder and received fees, expense reimbursement, and indemnification for such engagement.

Annex C-4

Special Committee of the Board of Directors

Acorn International, Inc.

October 10, 2020

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

Annex C-5

ANNEX D

CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) — SECTION 238

238.  Rights of dissenters

(1)    A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)    A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)    An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorized by the vote.

(4)    Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)    A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)     his name and address;

(b)    the number and classes of shares in respect of which that person dissents; and

(c)     a demand for payment of the fair value of that person’s shares.

(6)    A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)    Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)    Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)    If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)     the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)    the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)  A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

Annex D-1

(11)  At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)  Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)  The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)  Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)  The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

Annex D-2

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.      Directors and Executive Officers of the Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office at 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 21-5151-8888.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below:

Name	Business Address	Position/Title	Citizenship
Robert W. Roche	*	Chairman of the Board of Directors and Executive Chairman	U.S.
Pierre E. Cohade	*	Lead Director	France
Jenny Hseau-Jean Wang	Lan Anh, Village E1 Luong Dinh Cua St Binh An, District 2 Ho Chi Minh City Vietnam	Independent Director	U.S.
Urs P. Zimmerman	*	Independent Director	Switzerland
Eric Haibing Wu	Room 3006, Plaza 66 Tower 2, 1366 Nanjing West Road, Shanghai, 200040, China	Independent Director	PRC
Jacob A. Fisch	*	Chief Executive Officer and President	U.S.
Martin Oneal Key	*	Chief Financial Officer	U.S.
Jan Jie Lu	*	Vice President — Business Operation	PRC
Bethy Jie Wu	*	Vice President — Human Resources	Canada
Lei Li	*	General Counsel	PRC

____________

*        5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China

Mr. Robert W. Roche has served as a director of the Company since March 31, 2006 and has served as the Executive Chairman of the Company since May 4, 2015 (previously October 18, 2010 to August 26, 2014). He is a co-founder and the executive chairman of the Company, and the chairman of the Company’s board of directors. He also serves as the chairman of Oak Lawn Marketing, a company incorporated in Japan. In addition, Mr. Roche conducts numerous business operations throughout Asia and the United States. In 2010, President Obama named Mr. Roche to the United States Trade Representative’s Advisory Committee for Trade Policy and Negotiations. He is also a member of the Advisory Council for the non-profit 100,000 Strong Foundation. Mr. Roche’s other civic contributions include serving as prior Chairman of the Board of Governors of the American Chamber of Commerce in Shanghai, member of the American Chamber of Commerce Japan Board of Governors, and Board Member at the USA Pavilion, Expo 2010 Shanghai. In addition to funding his own foundation, Mr. Roche’s philanthropic work includes endowing a chair at Nanzan University in Nagoya, Japan, and establishing a Masters of Laws (LLM) in International Business Transactions program at the University of Denver, Sturm College of Law. Mr. Roche received his bachelor’s degree in Economics and Japanese Studies from Illinois State University in 1985 and a J.D. degree from the University of Denver in 1988.

Mr. Pierre E. Cohade has served as a director of the Company since February 1, 2017. Mr. Cohade served as the Chief Executive Officer of Triangle Tyre, China’s largest private tire manufacturer from 2015 to 2016. From 2013 to 2015, Mr. Cohade was a Senior Advisor at ChinaVest, Wells Fargo’s investment banking affiliate in China. During 2012, he served as an independent consultant for various private equity concerns. Prior thereto he served as the President, Asia

Annex E-1

Pacific, of The Goodyear Tire & Rubber Company from 2004 to 2011. From 2003 to 2004, Mr. Cohade served as the Division Executive Vice President of the Global Water and Beverage division of Danone SA. From 1985 to 2003, Mr. Cohade served in roles of increasing responsibility at Eastman Kodak Co., ultimately serving as the Chairman of Kodak’s Europe, Africa, Middle East and Russia Region. Mr. Cohade also serves as a director of Johnson Controls International plc, (a global diversified technology and industrial leader creating intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems), CEAT Ltd. (one of India’s leading tire manufacturers) and Deutsche Bank China. Mr. Cohade is currently the Chairman of IMA in China, a leading peer group forum for CEOs and senior executives located in China, and is an independent advisor to companies on China, strategy and operations.

Ms. Jenny Hseau-Jean Wang has served as an independent director of the Company since August 25, 2017. Ms. Wang has over 30 years of experience in executive management, finance and business strategy for the Asia Pacific operations of several high-profile multinational organizations. From 2012 to 2013, Ms. Wang served as Senior Vice President for TE Connectivity (formerly Tyco Electronics) where she led China operations with a focus on growth through good corporate governance and strategic positioning. From 2005 to 2012, Ms. Wang led the growth of Goodyear Tire and Rubber Company in Asia, most recently in the role of Vice President, Investment and Business Development, Asia Pacific. From 2004 to 2005, she served as CFO and Vice President of Semiconductor Manufacturing International Company (SMIC), one of the world’s largest semiconductor foundries. From 1993 to 2003, she served in various executive and finance positions for Motorola’s Asia operations. Prior to that, she served as a Tax Manager at Arthur Andersen in the U.S. Ms. Wang is currently focused on community service in youth development and family and business financial planning in China. Ms. Wang has a Bachelor’s degree in Business from Taiwan Providence University, a Master of Science in Accounting from the University of Houston and is a Certified Public Accountant in the US. Ms. Wang is fluent in Mandarin and English.

Mr. Urs P. Zimmerman has served as an independent director of the Company since January 15, 2018. Mr. Zimmermann brings a wealth of expertise and knowledge to his role at the Company, gained from spending more than 12 years working in multiple countries in Asia. Since April of 2015 he has served as the Senior Director and Country Head of DKSH China, a leading Swiss Market Expansion Service provider with a strong global brand portfolio focused on Asia. From May 2013 to March 2015 Mr. Zimmerman served as Country Head and Interim Manager in Thailand for IngenioCorp Co. Ltd., a logistics and supply chain solutions provider. Prior to that, Mr. Zimmerman held various executive roles in Europe, Africa and the Asia-Pacific Region with some of the world’s leading logistics and supply chain management and healthcare companies. During his time in Asia, he held several Senior Director positions, including Regional CFO Asia in Hong Kong and had the responsibility for business development in several Asian countries. Born and raised in Switzerland, Mr. Zimmermann speaks German, English, French and is proficient in Spanish and Portuguese. He holds a Federal Certificate in Commerce and Administration in Switzerland. He gained his professional qualification through management courses from the International Institute for Management Development (“IMD”), Lausanne with a focus on business strategy, entrepreneurship, marketing, finance and leadership and holds an executive MBA from the IMD in Lausanne, Switzerland.

Mr. Eric Haibing Wu has served as an independent director of the Company since September 14, 2016. He has over 20 years of experience in finance. He worked for PricewaterhouseCoopers in the United States from May 2000 to February 2006 and later worked as a senior manager in the assurance department of PricewaterhouseCoopers Zhong Tian CPAs Limited Company from February 2006 to October 2007. Since October 2007, he has been serving as the chief financial officer of Plateno Hotels Group (formerly known as 7 Days Group Holdings Limited). Mr. Wu graduated from Shanghai Jiao Tong University with a bachelor’s degree in economics in July 1994 and received a master’s degree in business administration from Michigan State University in May 2000.

Mr. Jacob A. Fisch has served as the Chief Executive officer and President of the Company since October 31, 2017. Mr. Fisch was previously Senior Advisor to the Company from April 2014. Mr. Fisch’s background includes top executive roles with publicly-listed, global supply chain manager and consumer products giant Li & Fung Limited (HKSE: 494) from 2006 to 2010 and then with its controlling shareholder, the Fung Group, from 2010 to 2012. Such roles included Director of Corporate Development for the Fung Group, and Senior Vice President — General Counsel for Li & Fung Limited, where he was part of the core leadership team and global head of Legal responsible for Li & Fung’s then over 80 offices in over 40 countries. Mr. Fisch also co-founded Hong Kong venture firm, Nest, in 2010, and founded Mile Point Capital Partners in 2011. In 2013, Mr. Fisch also co-founded and became the non-executive Chairman of Dragon Law (now renamed Zegal), a technology company, from 2013 to 2017 after which time he became a non-executive director. Prior to these roles and activities, Mr. Fisch was an attorney at leading international law firms

Annex E-2

in New York City, Hong Kong and Shanghai. Mr. Fisch has been a term member at the Council on Foreign Relations in New York City, and a member of the Hong Kong-based Hong Kong Forum, affiliated with the Council on Foreign Relations and formed by former Hong Kong Chief Executive, CH Tung, and is a member of the Executive Forum, a fifty-person forum for the most senior managers of multinational corporations headquartered in Asia. Mr. Fisch is a member of YPO, Manhattan chapter. Mr. Fisch holds a J.D. from Harvard Law School and a B.A. from Columbia University.

Mr. Martin Oneal Key has served as the Chief Financial Officer of the Company since August 20, 2018. Mr. Key also serves as the Chief Financial Officer of Cachet Hotels & Resorts, an international hotel branding and management company, a position that he has held since October 2013. Previously, Mr. Key served as an executive director for ARC China, a Shanghai-based private-equity firm focused on investments in consumer-oriented Chinese companies, from 2008 to 2013. Mr. Key began his career as an investment banker in debt capital markets at J.P. Morgan Securities in New York, where he executed credit-facility, term-loan and corporate-bond transactions, from 2003 to 2006. Mr. Key holds a Bachelor’s degree in Accounting from the University of South Carolina, a Master of Science in Finance from Boston College, and an MBA from the UCLA Anderson School of Management.

Ms. Jan Jie Lu has served as the Vice President — Business Operations of the Company since April 2016, responsible for supporting the day-to-day operations of the business, focusing, in particular, on driving the growth of our brands, media and content divisions. Her background includes experience in operations, business development (deal sourcing and execution), as well as government relations in China. Prior to becoming Vice President — Business Operations in April 2016, Ms. Lu served as our General Manager — Media and Creative from September 2015 to March 2016. Prior to joining Acorn in September 2015, she was Vice President at Cachet Hotel Group, focused on Operations and Business Development from July 2013 to May 2015. Prior to Cachet, Ms. Lu was Junior Partner& General Manager at David Laris Creates (“DLC”) from August 2008 to June 2013, a Food & Beverage consultancy company, focusing on licensing, project management, and the operation of DLC, as well as various restaurants DLC invested in or managed. Ms. Lu graduated with a degree in International Finance in 1999 from Zhongnan University of Economics and Law.

Ms. Bethy Jie Wu has served as the Vice President, Human Resources of the Company since November 17, 2017. She formally joined the organization on August 1, 2017 at her transitional position as Senior Director, Human Resources and was soon appointed to her current job title in November 2017. Ms. Wu has more than twenty years of corporate human resources leadership and talent and organization consulting experience, of which over ten years are in China with multinational companies and another ten years overseas in Canada. Before joining the Company, Ms. Wu was in Canada working for one of the biggest door components distributors in North America as Director of Human Resources & Corporate Culture from 2014 to 2017. Being an active member of the Human Resources Professional Association in Canada since 2013, Ms. Wu holds her professional designations of Certified Human Resources Leader and Certified Human Resources Professional. She is also a certified MBTI (Myers-Briggs Type Indicator) facilitator accredited by Australian Asianic Psychologists Press in 2005. Ms. Wu received her Master Degree in International Relations in Nanjing University in 1990, including one year of research and studies in the Johns Hopkins University — Nanjing University Centre for Chinese & American Studies. She also received her Bachelor Degree in History in Nanjing University in 1987.

Ms. Lei Li has served as the General Counsel of the Company since July 2018. Ms. Li also serves as the General Counsel of Cachet Hotels & Resorts, an international hotel branding and management company, a position that she has held since March 2015. Ms. Li is admitted to practice in both China and New York. She previously worked with Orrick, Herrington & Sutcliffe LLP and AllBright Law Offices, representing U.S.- and Asia-based corporations in a diverse range of commercial transactions, including cross-border direct investments, mergers and acquisitions, private-equity and venture-capital investments. Ms. Li earned her bachelor’s degree in law from Tongji University, and LL.M. degrees from Fudan University and the Columbia University School of Law.

During the last five years, none of the Company or, to the knowledge of Company, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E-3

2.      Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of entering into the Merger Agreement and consummating the Merger. Parent’s principal business address is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its telephone number is +1 (708) 430-9337.

The name, business address, present principal employment and citizenship of each director and executive officer of Parent are set forth below:

Name	Address	Principal Occupation	Citizenship
Ritsuko Hattori-Roche	OAR Management Inc., 9991 S. 78th Avenue, Hickory Hills, IL 60457	Co-Director	Japan
Robert W. Roche	5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China	Co-Director and Treasurer	U.S.
Theresa M. Roche	OAR Management Inc., 9991 S. 78th Avenue, Hickory Hills, IL 60457	Co-Director and President	U.S.
Conyers Trust company (Cayman) Limited	Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands	Secretary	Cayman

During the last five years, none of Parent or, to the knowledge of Parent, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.      Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of entering into the Merger Agreement and consummating the Merger. Merger Sub’s principal business address is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its telephone number is +1 (708) 430-9337.

The name, business address, present principal employment and citizenship of each director and executive officer of Merger Sub are set forth below:

Name	Address	Principal Occupation	Citizenship
Ritsuko Hattori-Roche	OAR Management Inc., 9991 S. 78th Avenue, Hickory Hills, IL 60457	Co-Director	Japan
Robert W. Roche	5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China	Co-Director and Treasurer	U.S.
Theresa M. Roche	OAR Management Inc., 9991 S. 78th Avenue, Hickory Hills, IL 60457	Co-Director and President	U.S.
Conyers Trust company (Cayman) Limited	Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands	Secretary	Cayman

During the last five years, none of Merger Sub or, to the knowledge of Merger Sub any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E-4

4.      Directors and Executive Officers of Catalonia Holdings, LLC

Catalonia Holdings, LLC is a limited liability company incorporated under the laws of the Delaware. Catalonia Holdings, LLC’s principal business address is 1209 Orange Street, Wilmington, DE 19801, and its telephone number is +1 (708) 430-9337.

The name, business address, present principal employment and citizenship of the executive officer of Catalonia Holdings, LLC is set forth below:

Name	Address	Principal Occupation	Citizenship
Theresa M. Roche	OAR Management Inc., 9991 S. 78th Avenue, Hickory Hills, IL 60457	Manager	U.S.

During the last five years, none of Catalonia Holdings, LLC or, to the knowledge of Catalonia Holdings, LLC, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.      Directors and Executive Officers of Bireme Limited

Bireme Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Bireme Limited’s principal business address is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its telephone number is +1 (708) 430-9337.

The name, business address, present principal employment and citizenship of each director and executive officer of Bireme Limited are set forth below:

Name	Address	Principal Occupation	Citizenship
Ritsuko Hattori-Roche	OAR Management Inc., 9991 S. 78th Avenue, Hickory Hills, IL 60457	Co-Director and President	Japan
Robert W. Roche	5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China	Co-Director and Treasurer	U.S.
Theresa M. Roche	OAR Management Inc., 9991 S. 78th Avenue, Hickory Hills, IL 60457	Co-Director	U.S.
Conyers Trust company (Cayman) Limited	Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands	Secretary	Cayman

During the last five years, none of Bireme Limited or, to the knowledge of Bireme Limited, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E-5

FORM OF PROXY CARD

Acorn International, Inc.
5/F, YueShang Plaza,
1 South Wuning Road,
Shanghai 200042,
People’s Republic of China
(NYSE: ATV)

FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT HOGAN LOVELLS INTERNATIONAL LLP, SUITE 1804-1808, PARK PLACE, 1601 NANJING ROAD WEST, JING AN DISTRICT, SHANGHAI 200040, PEOPLE’S REPUBLIC OF CHINA ON JANUARY 22, 2021.

I/WeNote 1 ________________________________of _____________________________________ being the registered holder(s) of ordinary shares, par value US$0.01 per share,Note 2 in the capital of Acorn International, Inc. (the “Company”) HEREBY APPOINT(S) THE CHAIRMAN OF THE MEETING orNote 3 ________________________________of _____________________________________ or failing him ______________________________________ of ___________________________________ to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at Hogan Lovells International LLP, Suite 1804-1808, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, People’s Republic of China on January 22, 2021 at 10:00 a.m. (Shanghai time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of extraordinary general meeting of the shareholders.

Please indicate with a “√” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against	Abstain

Proposal No. 1.

IT IS RESOLVED, as a Special Resolution, THAT:

the execution, delivery and performance of the agreement and plan of merger, dated October 12, 2020 (the “Merger Agreement”), among the Company, First Ostia Port Ltd., a Cayman Islands exempted company (“Parent”), and Second Actium Coin Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”) (the Merger Agreement being substantially in the form attached as Annex A to the accompanying proxy statement (the “Proxy Statement”) and to be produced and made available for inspection at the extraordinary general meeting) and the plan of merger (the “Plan of Merger”) that is required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached hereto as Annex B to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Parent (the “Merger”), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, be authorized and approved

Proposal No. 2.

IT IS RESOLVED, as a Special Resolution, THAT:

each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger

Proposal No. 3.

IT IS RESOLVED, as an Ordinary Resolution, THAT:

the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting

Dated __________________ Signature(s) Note4____________________________

Note 1

Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.

Note 2

Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 3

If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

Note 4

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, your proxy card must be completed, signed and returned to the Company’s offices at 5/F, YueShang Plaza, 1 South Wuning Road, Shanghai 200042, People’s Republic of China, Attention: Lei Li, no later than January 21, 2021 at 9:00 a.m. (Shanghai time). Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

FORM OF DEPOSITARY NOTICE AND FORM OF ADS VOTING INSTRUCTION CARD

Depositary’s Notice of
Extraordinary General Meeting
of Acorn International, Inc.

ADSs:	American Depositary Shares (“ADSs”).
ADS CUSIP No.:	004854204.
ADS Record Date:	December 21, 2020.
Meeting Specifics:

Extraordinary General Meeting to be held on January 22, 2021 at 10:00 a.m. (Shanghai time) at the offices of Hogan Lovells International LLP, Suite 1804-1808, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, People’s Republic of China (the “Meeting”).

Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
ADS Voting Instructions Deadline:	On or before 10:00 a.m. (New York City time) on January 15, 2021.
Deposited Securities:	Ordinary Shares, par value $0.01 per share (the “Shares”) of Acorn International, Inc., a Cayman Islands exempted company (the “Company”).
ADS-to-Share Ratio:	20 Shares to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank Hong Kong.
Deposit Agreement:

Deposit Agreement, dated as of May 2, 2007, by and among the Company, the Depositary, and the holders and beneficial owners of ADSs issued thereunder, as amended by Amendment No.1 to Deposit Agreement, dated as of November 30, 2015.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 a.m. (New York City time) on
January 15, 2021.

Note that if you do not timely return the Voting Instructions to the Depositary, the Deposited Securities represented by your ADSs may nevertheless be voted upon the terms as set forth in the Deposit Agreement.

The Company has announced that the Meeting will be held at the date, time and location identified above. A copy of the Notice of Meeting from the Company which includes the agenda for such Meeting is enclosed. The information with respect to the Meeting and the ADS Voting Instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g., an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website www.acorninternationalgroup.com. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS Voting Instructions as it is not expected that any additional information will be distributed to you via mail or email.

As set forth in the Section 4.10 of the Deposit Agreement, Holders of record of ADSs as of the close of business on the ADS Record Date, will be entitled, subject to applicable provisions of the applicable laws, the provisions of the Deposit Agreement and the memorandum of association and amended and restated articles of association of the Company, to instruct the Depositary as to the exercise of the voting rights pertaining to the Shares represented by such Holders’ ADSs.

Holders of ADSs wishing to give voting instructions to the ADS Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Shares.

Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum of association and amended and restated articles of association of the Company, to vote, or cause the Custodian to vote, the Shares (in person or by proxy) represented by such Holder’s ADSs in accordance with the voting instructions received from the Holder of the ADSs.

Please also note that it will not itself vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with signed Voting Instructions from the relevant Holders of ADSs and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the Depositary will not be voted.

Please further note that if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Shares represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in the voting instructions. Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Shares (whether or not voting instructions have been received in respect of such Shares from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at the Meeting.

Please also note that pursuant to Section 3.5 of the Deposit Agreement, the Company may restrict transfers of ADSs where such transfer may result in ownership of Shares exceeding limits imposed by applicable law or the memorandum of association and amended and restated articles of association of the Company, or in the total number of Shares represented by such ADSs owned by a single Holder or Beneficial Owner to exceed any such limits and may instruct the Depositary to take action including, but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or mandatory sale or disposition on behalf of a Holder or Beneficial Owner with respect to any Holder or Beneficial Owner of ADSs representing Deposited Securities in excess of such limits.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligation of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. — ADR Shareholder Services at (877-248-4237).

Citibank, N.A.,
as Depositary

Extraordinary General Meeting

The Voting Instructions must be signed, completed and received at the indicated address prior to
10:00 a.m. (New York City time) on January 15, 2021 for action to be taken.

2020 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

Acorn International, Inc. (the “Company”)

ADS CUSIP No.:	004854204.
ADS Record Date:	December 21, 2020.
Meeting Specifics:

Extraordinary General Meeting to be held on January 22, 2021 at 10:00 a.m. (Shanghai time) at Hogan Lovells International LLP, Suite 1804-1808, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, People’s Republic of China (the “Meeting”).

Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
Depositary:	Citibank, N.A.
Deposit Agreement:

Deposit Agreement, dated as of May 2, 2007, by and among the Company, the Depositary, and the Holders and Beneficial Owners of ADSs issued thereunder, as amended by Amendment No.1 to Deposit Agreement, dated as of November 30, 2015.

Deposited Securities:	Ordinary shares of the Company (“Shares”).
Custodian:	Citibank, N.A. — Hong Kong.
ADS-to-share Ratio:	20 Shares to 1 ADS.

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the “ADSs”), hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment thereof) the Shares represented by the ADSs in the manner indicated on the reverse side hereof. The information with respect to the Meeting and the ADS Voting Instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g., an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website www.acorninternationalgroup.com. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS Voting Instructions as it is not expected that any additional information will be distributed to you via mail or email.

Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum of association and amended and restated articles of association of the Company, to vote, or cause the Custodian to vote, the Shares (in person or by proxy) represented by such Holder’s ADSs in accordance with the voting instructions received from the Holders of the ADSs.

Please also note that it will not itself vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with signed Voting Instructions from the relevant Holders of ADSs and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the Depositary will not be voted.

Please further note that if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Shares represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in the voting instructions. Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Shares (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at the Meeting.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the voting instructions contained therein.

Resolutions

Proposal No. 1.

IT IS RESOLVED, as a Special Resolution, THAT:

the execution, delivery and performance of the agreement and plan of merger, dated October 12, 2020 (the “Merger Agreement”), among the Company, First Ostia Port Ltd., a Cayman Islands exempted company (“Parent”), and Second Actium Coin Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”) (the Merger Agreement being substantially in the form attached as Annex A to the accompanying proxy statement (the “Proxy Statement”) and to be produced and made available for inspection at the extraordinary general meeting) and the plan of merger (the “Plan of Merger”) that is required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached hereto as Annex B to the Proxy Statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Parent (the “Merger”), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, be authorized and approved

Proposal No. 2.

IT IS RESOLVED, as a Special Resolution, THAT:

each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger

Proposal No. 3.

IT IS RESOLVED, as an Ordinary Resolution, THAT:

the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting

A	Issues	Acorn International, Inc.
Special Resolutions
	For	Against	Abstain
Resolution 1.	☐	☐	☐
Resolution 2.	☐	☐	☐
Ordinary Resolution
	For	Against	Abstain
Resolution 3.	☐	☐	☐
B	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give Voting Instructions “FOR” the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” Voting Instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 — Please keep signature within the line	Signature 2 — Please keep signature within the line	Date (mm/dd/yyyy)
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